                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12


                         StateFed Financial Corporation
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:_______________________________________________
     (2)  Form, Schedule or Registration Statement No.:_________________________
     (3)  Filing Party:_________________________________________________________
     (4)  Date Filed:___________________________________________________________

                         STATEFED FINANCIAL CORPORATION
                             13523 University Avenue
                                Clive, Iowa 50325

                                January 16, 2004

Dear Fellow Stockholders:

     On behalf of the Board of Directors of StateFed Financial Corporation (the "Company"), you are cordially invited to attend a Special Meeting of Stockholders of the Company, to be held at the University Park Holiday Inn, 1800 50th Street, West Des Moines, Iowa 50266, on Thursday, February 26, 2004, at 10:00 a.m., local time. At the Special Meeting, the stockholders of the Company will be asked to consider and vote on approval of an Agreement and Plan of Merger dated November 18, 2003 (the "Agreement"), providing for the acquisition of the Company by Liberty Bank, F.S.B., West Des Moines, Iowa ("Liberty"), in a merger transaction. If the merger is completed, you will receive a cash payment of $13.47 per share for the shares of the Company's common stock that you own ("Merger Consideration"), subject to your appraisal rights under Delaware law, as more fully explained in the enclosed Proxy Statement. The Merger Consideration will be decreased if the Company's consolidated stockholders' equity falls below a prescribed level as of the month-end prior to the closing of the merger, as explained in more detail in the enclosed Proxy Statement. Upon completion of the merger, you will no longer own any stock or have any interest in the Company, and you will not receive any stock of Liberty in the merger. The merger is expected to be completed in the first quarter of 2004.

     THE COMPANY'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT. YOUR BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF KEEFE, BRUYETTE & WOODS, INC. THAT THE MERGER CONSIDERATION IS FAIR TO THE STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW.

     YOUR VOTE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IS EXTREMELY IMPORTANT. UNLESS A SUFFICIENT NUMBER OF STOCKHOLDER VOTES IS RECEIVED, THE AGREEMENT CANNOT BE APPROVED. THE BOARD OF DIRECTORS THEREFORE URGES YOU TO VOTE FOR THE AGREEMENT ON THE ENCLOSED PROXY CARD AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

     The enclosed Proxy Statement provides you with detailed information about the Agreement and the merger. I urge you to read the enclosed materials carefully before voting. Even if you plan to attend the Special Meeting, please complete, sign and return the enclosed proxy card. Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates. We look forward to seeing you at the Special Meeting. On behalf of the Board of Directors of the Company, I wish to thank you for your continued support.

                                        Very truly yours,

                                        /s/ Randall C. Bray
                                        ------------------------------
                                        Randall C. Bray
                                        President and Chairman

--------------------------------------------------------------------------------
    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE
            AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.
--------------------------------------------------------------------------------

                         STATEFED FINANCIAL CORPORATION
                             13523 University Avenue
                                Clive, Iowa 50325

                                ----------------


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 26, 2004


NOTICE IS HEREBY GIVEN that a special meeting of stockholders of StateFed Financial Corporation (the "Company") will be held on Thursday, February 26, 2004, at the University Park Holiday Inn, 1800 50th Street, West Des Moines, Iowa, at 10:00 a.m., local time.

At the special meeting, you will be asked to consider and vote on the following:

     1. The approval of the Agreement and Plan of Merger, dated as of November 18, 2003 (the "Agreement"), by and between the Company and Liberty Bank, F.S.B. ("Liberty"), pursuant to which a to-be-formed interim subsidiary of Liberty will be merged with and into the Company, the stock of the Company will be cancelled and the stockholders of the Company will receive cash in the amount of $13.47 per share for the shares of the Company held by them immediately prior to the merger (the "Merger Consideration").

     2. Any other matters that are properly brought before the special meeting.

Action may be taken on this proposal at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. The board of directors of the Company has selected January 7, 2004, as the record date for the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any postponement or adjournment thereof.

As a stockholder of the Company, you have an appraisal right under applicable provisions of Delaware law to receive payment of the fair value of your shares of Company common stock in a state court proceeding. In order to exercise this appraisal right, you must deliver to the Company a written demand for payment for your shares before the approval of the Agreement is voted on at the special meeting, and you must not vote in favor of the approval of the Agreement. Merely voting against the approval of the Agreement or abstaining from voting is not sufficient to perfect your appraisal right. A copy of the Delaware statutory provisions regarding this appraisal right is included as Appendix C to the accompanying Proxy Statement and a summary of these provisions can be found in the Proxy Statement under "STOCKHOLDER APPRAISAL RIGHT."

Please complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid envelope, whether or not you expect to attend the special meeting, in order to assure that your shares of common stock will be represented. No matter how many or how few shares of common stock you own, your vote is important. Since mail delays occur, IT IS IMPORTANT THAT THE PROXY CARD BE MAILED WELL IN ADVANCE OF THE DATE OF THE SPECIAL MEETING. Any stockholder giving a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares of common stock are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares of common stock will be voted promptly.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the Agreement and the merger.

                                        By Order of the Board of Directors,

                                        /s/ Randall C. Bray
                                        ------------------------------
                                        Randall C. Bray
                                        President and Chairman

Clive, Iowa
January 16, 2004


                                         TABLE OF CONTENTS

SECTION
-------
SUMMARY OF PROXY STATEMENT .....................................................................1
     The Special Meeting and Stockholder Vote ..................................................1
     Parties to the Merger .....................................................................2
     The Merger and the Agreement ..............................................................3
     The Merger Consideration and Stockholder Rights ...........................................5
     Interests of Directors and Executive Officers .............................................6
     Questions About the Merger ................................................................7
SPECIAL MEETING OF STOCKHOLDERS ................................................................8
     Place, Date and Time ......................................................................8
     Purpose of Special Meeting ................................................................8
     Record Date; Voting Rights ................................................................8
     Quorum ....................................................................................8
     Vote Required .............................................................................9
     Shares Held By a Nominee ..................................................................9
     Participants in the Company's Employee Stock Ownership Plan ...............................9
     Voting and Revocation of Proxies ..........................................................9
     Solicitation of Proxies ..................................................................10
PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK ...............................................11
BACKGROUND OF THE MERGER ......................................................................12
REASONS FOR THE MERGER ........................................................................14
RECOMMENDATION OF THE BOARD OF DIRECTORS ......................................................15
THE MERGER AND THE AGREEMENT ..................................................................15
     Overview of the Transaction ..............................................................15
     Merger Consideration .....................................................................15
     Surrender of Stock Certificates ..........................................................16
     Other Terms of the Merger ................................................................17
     Voting Agreements ........................................................................22
     Waiver; Amendment ........................................................................22
     Expenses .................................................................................23
     Employee Benefit Matters .................................................................23
     Interests of The Company's Insiders in the Merger ........................................23
     Regulatory Approvals .....................................................................25
OPINION OF THE COMPANY'S FINANCIAL ADVISOR ....................................................26
     Engagement of KBW ........................................................................26
     Summary of Marketing Efforts .............................................................27
     Analysis of Recent Comparable Acquisition Transactions ...................................28
     Fairness Opinion .........................................................................30
MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS OF THE COMPANY.......................................31
STOCKHOLDER APPRAISAL RIGHT....................................................................32
BUSINESS AND FINANCIAL STATEMENTS OF THE COMPANY...............................................34
BUSINESS AND FINANCIAL STATEMENTS OF LIBERTY...................................................35
STOCKHOLDER PROPOSALS..........................................................................35
OTHER MATTERS..................................................................................35

APPENDIX A-- Agreement and Plan of Merger.....................................................A-1
APPENDIX B-- Fairness Opinion of Keefe, Bruyette & Woods, Inc.................................B-1
APPENDIX C-- Section 262 of the Delaware General Corporation Law -- Appraisal Rights..........C-1
APPENDIX D-- Form 10-KSB of the Company for the Year Ended June 30, 2003......................D-1
APPENDIX E-- Form 10-QSB of the Company for the Quarter Ended September 30, 2003..............E-1

                         STATEFED FINANCIAL CORPORATION
                             13523 UNIVERSITY AVENUE
                                CLIVE, IOWA 50325

                                ----------------

                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 26, 2004

                                ----------------

This proxy statement is being furnished to stockholders of StateFed Financial Corporation (the "Company") in connection with the solicitation of proxies by the board of directors of the Company for use at the special meeting to be held on February 26, 2004. At the special meeting, the Company's stockholders will be asked to consider and vote on the approval of the Agreement and Plan of Merger, dated November 18, 2003 (the "Agreement"), providing for the acquisition of the Company by Liberty Bank, F.S.B., West Des Moines, Iowa ("Liberty") in a merger transaction. If the merger is completed, Company stockholders will receive a cash payment of $13.47 per share for their shares of the Company's common stock ("Merger Consideration"). A stockholder's receipt of the Merger Consideration is subject to the exercise of appraisal rights under Delaware law and a possible reduction based on the Company's capital level at the month-end prior to the date of the merger, both of which are explained in more detail in this proxy statement. A copy of the Agreement is attached to this proxy statement as Appendix A.

                           SUMMARY OF PROXY STATEMENT1

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT AND MAY NOT CONTAIN INFORMATION IMPORTANT TO YOU. TO UNDERSTAND THE AGREEMENT MORE FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE PROPOSED MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE APPENDICES.


================================================================================


THE SPECIAL MEETING AND STOCKHOLDER VOTE

Location and Time of Special Meeting
------------------------------------

A special meeting of the stockholders of the Company will be held at 10:00 a.m., local time, on Thursday, February 26, 2004, at the University Park Holiday Inn, 1800 50th Street, West Des Moines, Iowa 50266.

Matters for Stockholder Action at the Special Meeting
-----------------------------------------------------

At the special meeting, stockholders of the Company will be asked to vote on the approval and adoption of the Agreement by and between the Company and Liberty providing for the acquisition of the Company by Liberty in a merger transaction. See "SPECIAL MEETING OF STOCKHOLDERS - Purpose of Special Meeting."

Stockholders Eligible to Vote
-----------------------------

Holders of shares of the Company's common stock can vote at the special meeting if the holder owned common stock of the Company at the close of business on the designated record date of January 7, 2004.

================================================================================


 THE DATE OF THIS PROXY STATEMENT AND THE DATE ON WHICH IT AND THE ACCOMPANYING
   DOCUMENTS ARE FIRST BEING SENT OR GIVEN TO STOCKHOLDERS IS JANUARY 16, 2004

================================================================================

There were 1,309,432 shares of the Company's common stock outstanding on that date. See "SPECIAL MEETING OF STOCKHOLDERS - Record Date; Voting Rights."

Vote Required to Adopt the Agreement
------------------------------------

The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock as of the January 7, 2004, or 654,717 shares, is required to approve the Agreement. See "SPECIAL MEETING OF STOCKHOLDERS - Vote Required." Abstentions will have the same effect as a vote against the Agreement. Company stockholders, who are some of the directors of the Company, owning 107,079, or approximately 8.18%, of the common stock have already agreed that their shares will be voted in favor of the approval of the Agreement. See the discussion under the caption "THE MERGER AND THE AGREEMENT - Voting Agreements" for more information.

Procedures for Voting
---------------------

Stockholders should read this Proxy Statement and the appendices carefully to consider the proposal. A stockholder can vote by mailing a signed proxy card in the enclosed pre-addressed, postage prepaid envelope as soon as possible so that the holder's shares may be represented and voted at the special meeting. In order to ensure that all shares are represented and voted at the special meeting, stockholders are encouraged to mail a completed proxy card even if they currently plan to attend the special meeting in person. Any signed proxy card returned to the Company that does not indicate how the holder wants to vote will be treated as voting "FOR" approval of the Agreement at the special meeting. Stockholders may also vote in person by attending the special meeting and notifying the inspector of election. A stockholder may revoke a proxy at any time before the special meeting as set forth under the caption "SPECIAL MEETING OF STOCKHOLDERS - Voting and Revocation of Proxies."

STOCKHOLDERS OF THE COMPANY SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXIES OR PRIOR TO RECEIVING A LETTER OF TRANSMITTAL FROM A PAYING AGENT DESIGNATED BY LIBERTY.

Recommendation of the Company's Board
-------------------------------------

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT.

PARTIES TO THE MERGER

The Company
-----------

The Company is the holding company for its wholly owned subsidiary, State Federal Savings and Loan Association of Des Moines, a federally chartered savings association headquartered in Clive, Iowa ("State Federal"). State Federal is a community-oriented financial institution operating from its main office and two additional retail banking facilities in Des Moines, Iowa. The Company's business consists entirely of the operations of State Federal and its subsidiary and providing general support services to these entities. The Company's principal executive offices are located at 13523 University Avenue, Clive, Iowa 50325, and its phone number there is (513) 223-8484.

At September 30, 2003, the Company had consolidated assets of $94.7 million, consolidated deposits of $71.4 million and consolidated stockholders' equity of $13.8 million. For additional information regarding the Company, see "BUSINESS AND FINANCIAL STATEMENTS OF THE COMPANY."

================================================================================

================================================================================

Liberty
-------

Liberty is a federally chartered savings bank headquartered in West Des Moines, Iowa. Liberty is a community-oriented financial institution operating from 13 retail banking facilities. Liberty is wholly owned by Liberty Banshares, Inc., which engages in no independent activities other than providing general support services to Liberty. Liberty's main office is located at 6139 Ashworth Road, West Des Moines, Iowa 50266, and its telephone number there is (515) 222-0731.

At September 30, 2003, Liberty had consolidated assets of $481.5 million, consolidated deposits of $394.6 million and consolidated stockholders' equity of $51.3 million. For additional information about Liberty, see "BUSINESS AND FINANCIAL STATEMENTS OF Liberty."

THE MERGER AND THE AGREEMENT

Structure of the Merger
-----------------------

If the Agreement is approved by Company stockholders at the special meeting, the required regulatory approvals are obtained, and the parties satisfy or waive the other conditions of the Agreement, an interim subsidiary of Liberty will merge with and into the Company. The Company will continue as the surviving corporation and as a wholly owned subsidiary of Liberty. Following the merger, the directors and officers of the interim subsidiary of Liberty immediately prior to the effective time of the merger will become the directors and officers of the surviving corporation. After the merger, the Company will be liquidated, and State Federal will be merged with and into Liberty with Liberty as the surviving institution. If the Agreement is not approved at the special meeting, the required regulatory approvals are not obtained or the other conditions to the merger are not satisfied, the Company and Liberty will continue as separate entities and all holders of the Company's common stock at that time will remain stockholders of the Company. See "THE MERGER AND THE AGREEMENT - Overview of the Transaction."

Regulatory Approvals and Completion of the Merger
-------------------------------------------------

We hope to complete the merger in the first quarter of 2004. The merger cannot occur unless Company stockholders owning at least a majority of the outstanding shares of common stock approve the Agreement and required regulatory filings are made and approvals received, in addition to certain other customary conditions. See "THE MERGER AND THE AGREEMENT - Regulatory Approvals."

Conditions to Completing the Merger
-----------------------------------

The completion of the merger depends on a number of conditions being met, including the Company having stockholders' equity of at least $13,275,000 as of the month-end prior to the closing date of the merger. Conditions to consummation of the merger include, among other things, approval of the Agreement by holders of at least a majority of the outstanding shares of the Company's common stock, receipt of all required regulatory approvals, continued accuracy of representations and warranties made by the Company and Liberty in the Agreement and the satisfaction of closing conditions set forth in the Agreement. The Company cannot be certain if these conditions will be met or waived. See "THE MERGER AND THE AGREEMENT - Other Terms of the Merger -- CONDITIONS OF COMPLETING THE MERGER."

Dividend Limit
--------------

The Company has agreed not to pay any dividends or make any other capital distribution to its stockholders prior to completing the merger, except the Company may declare and pay a dividend of up to $0.10 per share, if the merger is not effected by April 1, 2004, and the Company has performed its obligations under the Agreement timely and has sufficient capital in excess of the $13,275,000 closing

================================================================================

================================================================================

requirement. See "THE MERGER AND THE AGREEMENT - Other Terms of the Merger -- BUSINESS PENDING EFFECTIVE Time."

Agreement Not to Solicit Other Proposals
----------------------------------------

The Company has agreed not to solicit or encourage any acquisition proposal with a third party, negotiate or discuss an acquisition proposal with a third party or enter into any agreement that would require it to abandon or terminate the merger with Liberty. Despite these agreements, the board of directors of the Company, prior to the special meeting, may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written bona fide acquisition proposal. This authority to discuss or negotiate another acquisition proposal may be exercised only if the Company's board of directors, in good faith and after receipt of advice from outside legal counsel and its financial advisor, determines that failure to take this action is reasonably likely to result in a violation of its fiduciary duties to the Company's stockholders and the unsolicited acquisition proposal is a more favorable transaction than the transaction contemplated by the Agreement with Liberty.

Amendments or Waivers
---------------------

The Company and Liberty can agree to amend the Agreement, and each of them can waive its right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, if the Company's stockholder approve the Agreement, Liberty and the Company cannot approve any amendment or waiver that reduces or changes the Merger Consideration without the approval of the Company's stockholders. "THE MERGER AND THE AGREEMENT - Waiver; Amendment."

Termination
-----------

Liberty and the Company can mutually agree to terminate the Agreement at any time prior to the closing of the merger. In addition, either Liberty or the Company may terminate the Agreement if:

     o the other party breaches any representation or warranty made in the Agreement, and the breach has had or is likely to have a material adverse effect on the party seeking to terminate and the breaching party does not cure the breach within 30 days after receiving notice of the breach or the breach cannot be cured, unless the party seeking to terminate is in breach of the Agreement;

     o the other party materially breaches any covenant or agreement in the Agreement and cannot or does not cure the breach within 30 days after receiving notice of the breach;

     o governmental approval necessary to consummate the merger and the subsequent combination of Liberty and State Federal is denied, unless the denial is due to the failure of the party seeking to terminate to perform under the Agreement;

     o    the stockholders of the Company do not approve the merger, or

     o the merger is not consummated on or before July 18, 2004, unless the party seeking termination is in breach of the Agreement.

Liberty also may terminate the Agreement if:

     o the Company's board fails to call and hold the special meeting within the time frame provided in the Agreement, fails to publicly recommend adoption of the Agreement by the stockholders or withdraws, modifies or changes its recommendation or recommends a competing acquisition proposal, or

================================================================================

================================================================================

     o any of the individuals executing a voting agreement does not vote all his or her shares in favor of the Agreement or otherwise materially breaches the Agreement.

The Company also may terminate the Agreement prior to the special meeting if:

     o the Company enters into an acquisition agreement for a superior competing acquisition proposal as described in more detail at "THE MERGER AND THE AGREEMENT - Other Terms of the Merger -- NO SOLICITATION."

See "THE MERGER AND THE AGREEMENT - Other Terms of the Merger -- PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT."

Payments Associated With Terminations
-------------------------------------

The Company is required to pay to Liberty up to $150,000 of Liberty's reasonable expenses and a fee of $500,000 for certain terminations provided for in the Agreement. See "THE MERGER AND THE AGREEMENT - Other Terms of the Merger -- PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT."

THE MERGER CONSIDERATION AND STOCKHOLDER RIGHTS

The Merger Consideration
------------------------

The Merger Consideration payable by Liberty to the Company's stockholders shall be $13.47 per share in cash. Liberty will be required to pay $17,638,049.04 for the 1,309,432 shares issued and outstanding as of the record date. In addition, Liberty will be required to pay up to $69,961.36 as payment for other outstanding stock options, which will not be exercised prior to the closing of the merger. See "THE MERGER AND THE AGREEMENT - Interests of the Company's Insiders in the Merger -- PAYMENT FOR COMPANY OPTIONS." As a result, the maximum aggregate cash consideration to be paid by Liberty would be $17,708,010.40. Liberty has represented to the Company in the Agreement that it will have sufficient funds available immediately prior to the closing of the merger to pay the Merger Consideration. The amount of the Merger Consideration is subject to reduction as described in this proxy statement under "THE MERGER AND THE AGREEMENT - Merger Consideration," if the consolidated stockholders' equity of the Company falls below $13,575,000 as of the month-end prior to the date of the merger. Pursuant to the Agreement, the shares of common stock of the Company outstanding immediately prior to the time at which the merger becomes effective will be converted into the right to receive the Merger Consideration from Liberty, and the stockholders of the Company will no longer have an ownership interest in the Company.

Fairness of Merger Consideration
--------------------------------

Keefe, Bruyette & Woods, Inc. ("KBW"), the Company's financial advisor, has delivered to the Company's board of directors its opinion that, as of November 18, 2003, the date the Agreement was entered into, the Merger Consideration was fair to the holders of the Company's common stock, from a financial point of view. A copy of this opinion is provided as Appendix B to this document. You should read this opinion and the description of it in this proxy statement completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by KBW in providing this opinion. The Company has agreed to pay KBW approximately $176,000 as of the date of closing, plus expenses for its services in connection with the merger. See "OPINION OF THE COMPANY'S FINANCIAL ADVISOR."

================================================================================

================================================================================

Tax Consequences to Company Stockholders
----------------------------------------

For federal income tax purposes, the exchange of shares of the Company's common stock for the cash Merger Consideration generally will cause a stockholder to recognize a gain or loss measured by the difference between the amount of Merger Consideration and the holder's tax basis in the shares of the Company's common stock. If these shares are held as a capital asset, this gain or loss will be a capital gain or loss. Stockholders also may be subject to state and local taxes as a result of the exchange of common stock for cash. See the discussion under the caption "MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS" for more information.

YOUR TAX BASIS IN THE SHARES OF COMPANY COMMON STOCK YOU OWN IS NOT INFORMATION THAT CAN BE PROVIDED BY THE COMPANY. ACCORDINGLY, THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Appraisal Right
---------------

Delaware law provides each stockholder with an appraisal right in the merger. This means that if a stockholder is not satisfied with the amount of Merger Consideration, that person is entitled to dissent from the Agreement and receive payment based on an independently determined valuation. To exercise your appraisal rights, you must deliver a written demand for payment for your shares to the Company before the special meeting and must not vote in favor of the Agreement. Written demands for payment should be addressed to StateFed Financial Corporation at 13523 University Avenue, Clive, Iowa 50325, Attention: Randall C. Bray, President and Chairman. A vote against the Agreement or abstaining from voting will not constitute a demand for payment. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the appraisal rights provisions of Delaware law is provided as Appendix C to this Proxy Statement. See "STOCKHOLDER APPRAISAL RIGHT."

Procedure for Receiving Merger Consideration
--------------------------------------------

After the completion of the merger, Liberty will send the former stockholders of the Company a letter of transmittal to be used for surrendering stock certificates. In order to receive the Merger Consideration in a timely fashion after the consummation of the merger, a stockholder should complete that letter of transmittal and mail it in the pre-addressed, postage prepaid envelope promptly. You will not receive payment for your shares unless and until the letter of transmittal is received by Liberty's paying agent in the proper form. See "THE MERGER AND THE AGREEMENT - Surrender of Stock Certificates."

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

Some of the Company's directors and executive officers may have an interest in the merger that is different from, or in addition to, their interest as stockholders of the Company. These interests exist because of the rights that these directors and executive officers have under the terms of their benefit and compensation plans and also, in the case of the executive officers, under the terms of various agreements with the Company. These agreements provide some executive officers with severance benefits if their employment is terminated under specified circumstances in connection with or following the merger. These interests also arise from provisions of the Agreement relating to director and officer indemnification and insurance, retention bonuses and other employee benefits after the merger and appointments to management positions with Liberty. In addition, stock options held by certain directors and executive officers of the Company will vest early as a result of the merger. See "THE MERGER AND THE AGREEMENT - Interests of the Company's Insiders in the Merger."

================================================================================

================================================================================

Mr. Bray, the President and Chairman of the Company, has been retained, effective as of the closing of the merger, as a consultant to Liberty under a three-year contract, providing for total payments to Mr. Bray of $150,000. He also will be paid $192,500 under his current employment agreement with the Company, as a result of the change in control. See "THE MERGER AND THE AGREEMENT- Interests of the Company's Insiders in the Merger -- TERMINATION OF CURRENT EMPLOYMENT AGREEMENT OF RANDALL C. BRAY and -- NEW CONSULTING AGREEMENT FOR RANDALL C. BRAY."

Ms. Black, the Executive Vice President and Chief Financial Officer of the Company, has been offered a terminable at will position as a financial analyst and officer of Liberty at an annualized salary of $60,000 in 2004 and $52,500 in 2005. See "THE MERGER AND THE AGREEMENT - Interests of the Company's Insiders in the Merger -- EMPLOYMENT AGREEMENT WITH ANDRA K. BLACK."

Mr. Blazek, the Senior Vice President of the Company has a severance agreement with the Company providing for a change in control severance payment for involuntary terminations up to one year after the change in control. Liberty is assuming this contract and continuing to employ Mr. Blazek as Senior Vice President. Liberty will pay Mr. Blazek a $10,000 signing bonus. See "THE MERGER AND THE AGREEMENT - Interests of the Company's Insiders in the Merger -- SEVERANCE AGREEMENT WITH STEVEN J. BLAZEK."

QUESTIONS ABOUT THE MERGER

If you have questions about the merger you should contact:

     Randall C. Bray
     President and Chairman
     StateFed Financial Corporation
     Telephone: (515) 223-8484

================================================================================

THE FOREGOING INFORMATION CONCERNING THE AGREEMENT PROVIDES ONLY A SUMMARY OF SIGNIFICANT FEATURES OF THE MERGER AND THE AGREEMENT. MORE DETAILED INFORMATION ABOUT THE MERGER AND AGREEMENT IS CONTAINED IN THE REMAINDER OF THIS PROXY STATEMENT AND THE APPENDICES. AS YOU DELIBERATE ON HOW TO VOTE ON THE AGREEMENT, YOU SHOULD NOT RELY EXCLUSIVELY ON THIS INTRODUCTORY INFORMATION OR THE SUMMARY AND, INSTEAD, ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT.

                         SPECIAL MEETING OF STOCKHOLDERS

PLACE, DATE AND TIME

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of the Company for use at a special meeting of stockholders to be held at 10:00 a.m., local time, on Thursday, February 26, 2004, and at any adjournments or postponements thereof.

PURPOSE OF SPECIAL MEETING

     At the special meeting, you will be requested to vote upon a proposal to approve the Agreement by and between the Company and Liberty. The Agreement provides for the acquisition of the Company by Liberty through the merger of a to-be-formed interim, wholly owned subsidiary of Liberty with and into the Company. In that merger, the Company's existing common stock will be cancelled, and the Company will become a wholly owned subsidiary of Liberty. Upon consummation of the merger, each outstanding share of the Company's common stock will be converted into the right to receive the Merger Consideration of $13.47 per share in cash (subject to a stockholder's exercise of the appraisal right explained in this proxy statement under "STOCKHOLDER APPRAISAL RIGHT"). The Merger Consideration will be decreased if the Company's consolidated stockholders' equity falls below a prescribed level as of the month-end prior to the closing of the merger, as explained in this proxy statement under "THE MERGER AND THE AGREEMENT - Merger Consideration."

     After the merger, the Company, as the surviving corporation and a wholly owned subsidiary of Liberty, will be liquidated and cease to exist. Liberty will acquire the Company's assets, including its shares of stock in State Federal, and assume its liabilities. After that transaction, State Federal will be merged with and into Liberty, with Liberty as the surviving corporation, and the separate existence of State Federal shall cease.

RECORD DATE; VOTING RIGHTS

     The board of directors has fixed the close of business on January 7, 2004 as the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the special meeting. On January 7, 2004, there were 1,309,432 shares of the Company's common stock outstanding. Each holder of the Company's common stock is entitled to one vote per share held of record on January 7, 2004.

QUORUM

     The presence at the special meeting, in person or by proxy, of at least one-third of the outstanding shares of the Company's common stock will constitute a quorum. If a stockholder abstains from voting but returns a valid proxy or attends the special meeting, that stockholder's shares will be counted for purposes of determining the existence of a quorum. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the Agreement, and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

VOTE REQUIRED

     The Company's certificate of incorporation requires the affirmative vote of the holders of a majority of its outstanding shares of common stock to approve the Agreement. Abstentions and broker non-votes will have the same effect as votes against the Agreement. As of January 7, 2004, directors and executive officers of the Company owned 142,375 shares of the Company's common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 10.87% of the shares outstanding on January 7, 2004. All but two of the Company's directors owning 107,079 or approximately 8.18% of the common stock of the Company entered into agreements with Liberty to vote their shares in favor of approval of the Agreement. In addition, Krause Gentle Corporation, the owner of approximately 9.70% of the Company's common stock, is controlled by the chairman of Liberty and will be voting its shares in favor of adoption of the Agreement.

SHARES HELD BY A NOMINEE

     If a stockholder is a beneficial owner of shares of the Company's common stock held by a broker, bank or other nominee (I.E., in "street name"), the stockholder will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker indicating that the stockholder was the beneficial owner of the Company's common stock on January 7, 2004, is valid proof of ownership. If the stockholder wants to vote shares of the Company's common stock held in street name in person at the special meeting, the stockholder will have to get a written proxy in the stockholder's name from the broker, bank or other nominee who holds the stockholder's shares.

PARTICIPANTS IN THE COMPANY'S EMPLOYEE STOCK OWNERSHIP PLAN

     Persons who participate in the Company's employee stock ownership plan will receive a voting instruction form that reflects all shares he or she may vote under the plan. Under the terms of the employee stock ownership plan, all shares held in the employee stock ownership plan are voted by the plan trustee, but each participant in the employee stock ownership plan may direct the trustee how to vote the shares of the Company's common stock allocated to his or her employee stock ownership plan account. Where properly executed voting instructions are returned to the plan trustee with no specific instruction on how to vote at the meeting, the plan trustee will vote the shares FOR approval of the Agreement. As for allocated shares for which the trustee does not receive timely voting instructions, the trustee will not vote the shares. Unallocated shares of the Company's common stock held by the employee stock ownership plan trust will be voted by the plan trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your voting instructions to the plan trustee is February 19, 2004.

VOTING AND REVOCATION OF PROXIES

     Shares of the Company's common stock represented by a properly signed proxy and received at or prior to the special meeting, unless subsequently revoked, will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of the Company's common stock represented by the proxy will be voted "FOR" approval of the Agreement.

     If shares of the Company's common stock are held in street name, a stockholder will receive instructions from the broker, bank or their nominee holding the shares, which the stockholder must follow in order to have his, hers or its shares voted. A broker or bank may allow a stockholder to deliver voting instructions via telephone or the Internet. Please see the instruction form that accompanies this document.

     Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before the special meeting by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company prior to or at the special meeting or by voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting in person will not in and of itself constitute a revocation of a proxy.

     If any other matter is properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn or postpone the special meeting to another time and/or place, the persons named in the proxy card will have the discretion to vote on such matter in accordance with their best judgment. The Company is not aware of any matters to be presented at the special meeting, other than the approval of the Agreement.

SOLICITATION OF PROXIES

     The Company will pay the cost of this proxy solicitation. In addition to solicitation by mail, the directors, officers, employees and agents of the Company may solicit proxies from the Company's stockholders, either personally or by telephone or other form of communication. None of these persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners. The Company will reimburse such nominees, fiduciaries and other custodians for the reasonable out-of-pocket expenses incurred by them in connection with this process. The Company also has retained Regan & Associates, Inc., as its proxy solicitor to assist in the process of obtaining a favorable vote on the agreement. The proxy solicitor will be paid $4,500, however if a favorable stockholder vote is not obtained, it will receive no fee. In addition, the Company will bear its own expenses in connection with the solicitation of proxies for the special meeting.

                 PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK

     Stockholders of record as of the close of business on January 7, 2004, will be entitled to vote at the special meeting. As of that date, there were 1,309,432 shares of the Company's common stock issued and outstanding. The following table sets forth as of January 7, 2004, information regarding ownership of the Company's common stock by: (i) those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of the Company's common stock, (ii) each director and the executive officers of the Company who own shares of the Company's common stock, and (iii) all directors and executive officers of the Company as a group:

                                                     SHARES BENEFICIALLY OWNED
                                                   -----------------------------
              BENEFICIAL OWNER                       NUMBER(1)      PERCENTAGE
-------------------------------------------------  -------------  --------------

Krause Gentle Corporation(2).....................     127,000          9.70%
c/o James B. Langeness
Duncan, Green, Brown, Langeness & Eckley
380 Capital Square, 400 Locust Street
Des Monies, Iowa  50309

StateFed Financial Corporation
   Employee Stock Ownership Plan(3)(4)...........     103,112          7.87%

Douglas M. Kratz(5)..............................     126,600          9.67%
Middle Road, Suite 101
Bettendorf, Iowa   52722

Andra K. Black(3)(6)(7)..........................      34,855          2.66%
   Executive Vice President

Randall C. Bray(3)(7)(8).........................       7,707          0.59%
   President, Chairman and Director

Kevin J. Kruse(3)(7)(9)..........................      15,504          1.18%

Eugene M. McCormick(3)(7)(10)....................      40,266          3.08%

Sidney M. Ramey(3)(7)(11)........................      13,044          1.00%

William T. Nassif(3)(12).........................      10,477          0.80%

Harry A. Winegar(3)..............................      28,266          2.16%

All directors and executive officers as a
   group (7 persons).............................     150,119         11.40%
------------------------

(1) Amounts include shares held directly, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include 15,474, 3,447 and 4,297 shares subject to options granted to Directors Black, Nassif and Bray under the Company's stock option plan, which options are exercisable within 60 days of January 7, 2004. This table also includes 15,089 and 910 shares allocated to the accounts of Ms. Black and Mr. Bray, respectively, pursuant to the Company's employee stock ownership plan.
(2) Information provided by Krause Gentle Corporation to the Company in December 2003. William Krause, the president of Krause Gentle Corporation, is also the chairman of the board of Liberty.

(3) Address for named person or entity is c/o StateFed Financial Corporation, 13523 University Avenue, Clive, Iowa 50325.
(4) The amount reported represents shares held by the employee stock ownership plan, of which 97,931 shares of common stock were allocated to accounts of participants. First Bankers Trust Company, N.A., the trustee of the employee stock ownership plan, may be deemed to beneficially own all the shares held by the employee stock ownership plan. Pursuant to the terms of the employee stock ownership plan, participants in the employee stock ownership plan have the right to direct the voting of shares allocated to participant accounts. Unallocated shares held by the employee stock ownership plan are voted by the plan trustee in the manner that the plan trustee is directed to vote by the majority of the employee stock ownership plan participants who directed the plan trustee as to the manner of voting the shares allocated to their plan accounts. If an employee stock ownership plan participant fails to give timely voting instructions to the plan trustee with respect to the voting of the shares allocated to the participant's account, the plan trustee is entitled to vote such shares in its discretion.
(5) Information as reported by Douglas M. Kratz in a Schedule 13-D dated November 19, 2002 and filed with the Securities and Exchange Commission.
(6) Includes 19,766 shares held directly and 15,089 shares allocated to Ms. Black's account pursuant to the employee stock ownership plan.
(7) Executed a voting agreement with the Company to vote in favor of adoption of the Agreement.
(8) Includes 2,500 shares held directly, 910 shares allocated pursuant to the Company's stock option plan, and 4,297 shares subject to options granted to Mr. Bray under that stock option plan.
(9) Includes 13,816 shares held jointly with his spouse and 1,688 shares held by Mr. Kruse's spouse.
(10) Includes 39,266 shares held directly and 1,000 shares held by Mr. McCormick's spouse.
(11) Includes 9,004 shares held directly, 1,260 shares held by Mr. Ramey's spouse, and 2,780 shares held jointly with his spouse
(12) Includes 7,000 shares held directly and 3,447 shares subject to options granted to Mr. Nassif under the Company's stock option plan.


                            BACKGROUND OF THE MERGER

     Since its inception as a public company in January 1994, the Company has been operating with a substantial amount of excess capital. The Company was organized by State Federal for the purpose of acquiring all of the outstanding capital stock of State Federal in connection with State Federal's conversion from the mutual to stock form of organization. In connection with that conversion, the Company issued its common stock to the public. Upon completion of these transactions, the Company reported a tangible equity to assets ratio of approximately 23%. This substantial amount of excess capital was not unlike the level of capital reported by most other thrifts that completed mutual to stock conversions. The Company has been unable to effectively deploy all of this excess capital, which has resulted in a lower return on equity over the years for the Company as compared to that reported by its higher leveraged competitors.

     One of the primary objectives of the board of directors and management of the Company is, and has been, to enhance stockholder value. Over the years they have considered various strategies to accomplish this goal. These strategies have included internal retail growth through its primary lending and deposit products, regular quarterly cash dividends, a two-for-one stock split in 1997 and regular stock repurchase programs. In addition, in May 2001, the Company announced a dutch auction tender to repurchase 230,770 shares for between $11.50 and $13.00 per share, and it repurchased these shares for $11.50 per share on June 11, 2001. The board of directors and management of the Company have considered other strategies to deploy its excess capital and enhance stockholder value, including expanding its franchise into other cities or acquiring another financial institution. These expansion strategies were not pursued due to concerns over increasing non-interest operating expenses and the lack of viable acquisition candidates with a similar business focus or geographic fit. As a result of the efforts taken by the Company since 1994, its tangible equity to assets ratio was reduced to 14.6% as of September 30, 2003.

     In October 2002, a businessman from Bettendorf, Iowa, submitted an unsolicited, non-binding indication of interest to acquire 51% of the Company's shares for $12.50 in cash per share. After receiving the proposal, the Company informed the bidder that the Company was not interested in pursuing this proposal, because the proposed price was inadequate and the transaction would not best serve the interests of the stockholders.

     In November 2002, the Company engaged KBW to evaluate alternative strategies under a stockholder enhancement program. Over several months, KBW reviewed the Company's current operations, business plan, alternative opportunities to enhance stockholder value, the related risks and rewards of these options, and the current merger and acquisition market. This review included consideration of conducting another dutch auction tender and deregistration of the Company's common stock. After consultation with KBW, the Company's board and management identified various factors that could potentially limit their ability to continue to further enhance stockholder value without an outside strategic alliance. These factors included: (a) the strategic challenge of leveraging the Company's excess capital combined with the relatively low growth profile for its operations; (b) the execution risk that accompanies a strategy of remaining an independent community banking institution in an increasingly competitive banking environment; (c) the future valuation assigned by the capital markets to a traditional thrift franchise; (d) the low average trading volume and liquidity of the Company's common stock; (e) anticipated expenditures required to implement new technology to remain competitive; (f) the increased competition for deposits, and (g) the expenditures required to re-position the Company in higher growth markets through a DE NOVO branching strategy or a relocation of existing branches and the time required to recover the expenditures. After considering these various alternatives, the board decided to consider potential outside strategic alliances with another institution.

     During March and April 2003, the Company met with several potential acquirers to determine the level of interest in the Company and the possible terms of an acquisition. The Company engaged KBW in May 2003 to provide an analysis and review with respect to the specific acquisition opportunities that had presented themselves and to solicit additional indications of interest. During May and June 2003, KBW contacted several additional financial institutions regarding a strategic partnership with the Company. In all, thirteen companies or individuals were contacted or approached regarding a possible strategic alliance with the Company. Eight of these persons signed confidentiality agreements. Two companies submitted a written indication of interest, and one company provided a verbal indication of interest which subsequently was withdrawn. These three indications of interest were for the acquisition of the Company's common stock for cash in a price range of $13.00 to $14.15 per share.

     The Company's board of directors began to review and evaluate the two remaining indications of interest with the assistance of KBW. During this review, the Company began to recognize some problems in the performance of its loan portfolio, which would require it to establish additional loan loss reserves in the financial statements for its June 30, 2003 fiscal year-end. The Company had to report this development to the two potential acquirers, who reduced the proposed per share purchase price in their indications of interest to a price range of $13.77 to $13.85. In August 2003, the Company selected to enter into negotiations on the more beneficial proposal, which had been submitted by a bank holding company. That bank holding company performed an additional review of the Company, and terms of a formal agreement submitted by that bidder were discussed with the Company. During this review and the negotiation of the formal agreement, the bidder decided to withdraw its proposal. In September 2003, the Company contacted Liberty, who was the only remaining bidder, to affirm its previous price indication and determine if it wanted to pursue a definitive agreement.

     The Company immediately entered into negotiations with Liberty, and Liberty completed its review of the Company. While the terms of the definitive agreement were negotiated, KBW conducted its analysis and review of the Merger Consideration At a special meeting on October 30, 2003, KBW presented its preliminary fairness opinion and provided an analysis of the transaction to the board of directors of the Company. Counsel for the Company presented the proposed merger agreement for the board's consideration. Soon thereafter, upon completion of its review of the financial condition and operations of the Company, Liberty lowered their proposed purchase price by approximately 2% to $13.47 per share. On November 17, 2003, the Company's counsel reviewed the changes with the

Company's board, and KBW reaffirmed that the transaction was fair from a financial point of view. The definitive agreement was signed on November 18, 2003, and KBW issued its fairness opinion on that same date.

                             REASONS FOR THE MERGER

     The Company's board has determined that the terms of the Agreement are advisable and in the best interests of the Company and its stockholders. In approving the Agreement, the board consulted with legal counsel as to its legal duties and the terms of the Agreement, and with KBW with respect to the financial aspects and fairness of the merger from a financial point of view. In arriving at its decision, the board also considered a number of factors, including:

     o the factors for affiliating with a strategic partner discussed with KBW over the last several quarters and summarized above;

     o the financial condition, results of operations, capital levels, asset quality and prospects for the Company;

     o the shared community banking philosophy of both organizations and the familiarity of the Company's markets by Liberty;

     o the board's consideration of the written fairness opinion of KBW that the consideration to be received by the Company's stockholders pursuant to the Agreement was fair to them from a financial point of view;

     o the enhanced ability to offer more competitive services and maintain a stronger competitive presence in its market area as a result of the partnership;

     o the impact of the strategic partnership on the depositors, employees, customers and communities served by the Company, and

     o the likelihood of receiving the required regulatory approvals in a timely manner.

     The foregoing discussion of the information and factors considered by the Company's board is not intended to be exhaustive, but constitutes the material factors considered by the board. In reaching its determination to approve and recommend the Agreement, the board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Agreement were the product of arm's length negotiations between representatives of the Company and Liberty.

                      RECOMMENDATION OF BOARD OF DIRECTORS

     After careful and thorough consideration of the Agreement, the board of directors of the Company unanimously approved the Agreement as being in the best interests of the Company and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT.


                          THE MERGER AND THE AGREEMENT

     THE FOLLOWING DISCUSSION OF THE MERGER AND THE AGREEMENT IS QUALIFIED BY REFERENCE TO THE COPY OF THE AGREEMENT ATTACHED HERETO AS APPENDIX A. THIS SUMMARY DISCUSSES MATERIAL PROVISIONS OF THE AGREEMENT. STOCKHOLDERS ARE URGED TO READ THE AGREEMENT CAREFULLY. THE AGREEMENT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

OVERVIEW OF THE TRANSACTION

     The boards of directors of the Company and Liberty have each unanimously approved the Agreement, which provides for the acquisition of the Company and State Federal by Liberty. Liberty will be the surviving corporation in the acquisition, and all the assets and liabilities of the Company and its subsidiaries will become the assets and liabilities of Liberty. Subject to the satisfaction or waiver of the conditions to the closing of the merger or the selection of an alternative structure provided for in the Agreement, this acquisition will be effected as follows:

     o In the merger, a to-be-formed, wholly owned subsidiary of Liberty will merge with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of Liberty;

     o All existing shares of the Company's common stock and any options for those shares outstanding just prior to the closing will be cancelled and converted into the right to receive the Merger Consideration, subject to the exercise of stockholder appraisal rights (see "- Merger Consideration" below and "STOCKHOLDER APPRAISAL RIGHT");

     o Promptly after the merger, the Company will be liquidated, and all its assets and liabilities will be transferred to or assumed by Liberty, and

     o Promptly after the liquidation of the Company, State Federal will be merged with and into Liberty, with Liberty as the surviving entity.

MERGER CONSIDERATION

     Upon consummation of the merger, each share of common stock of the Company will be converted into the right to receive the Merger Consideration of $13.47 in cash, subject to each stockholder's appraisal right, as more fully explained in this proxy statement under "STOCKHOLDER APPRAISAL RIGHT." The Merger Consideration will be decreased if the Company's stockholders' equity falls below $13,575,000 as of the month-end prior to the closing date of the merger. If the Company's stockholders' equity is below $13,575,000 at that time, the total cash consideration to be paid by Liberty will be reduced by the difference between that benchmark level and the actual stockholders' equity and that reduction will be allocated pro rata to the outstanding shares of the Company's common stock. If, however, the Company's stockholders' equity is less than $13,275,000 at that time, both Liberty and the Company will have the right to terminate the Agreement. See "- Other Terms of the Merger --

CONDITIONS TO COMPLETING THE MERGER." As a result, the Merger Consideration could be less than $13.47. At September 30, 2003, the stockholders' equity of the Company was $13,848,730, which is $273,730 above the benchmark. The Company's stockholders' equity is subject to adjustment, however, to take into account the third party costs related to the merger. The Company currently believes that it will meet this equity benchmark requirement at the closing of the merger. Upon completion of the merger, the current holders of the Company's stock will no longer own any Company stock or have any interest in the Company, and will not receive, as a result of the merger, any stock of Liberty or any of its affiliates.

     Assuming the Merger Consideration is $13.47 per share, Liberty will be required to pay $17,638,049.04 for the 1,309,432 shares issued and outstanding as of January 7, 2004. In addition, Liberty will be required to pay up to $69,961.36 as payment for other outstanding stock options, which will not be exercised prior to the closing of the merger. As a result, the maximum aggregate cash consideration to be paid by Liberty would be $17,708,010.40. See "- Interests of the Company's Insiders in the Merger -- PAYMENT FOR COMPANY OPTIONS." Liberty has represented to the Company in the Agreement that it will have sufficient funds available to pay the Merger Consideration immediately prior to the closing of the merger.

SURRENDER OF STOCK CERTIFICATES

     Upon consummation of the merger, all of the then issued and outstanding shares of the Company's common stock automatically will be cancelled and converted into the Merger Consideration, and the stock certificates for those shares will only serve as evidence of that right (subject to a stockholder's exercise of the appraisal right afforded under Delaware law). At that time, the stock transfer books of the Company will be closed, and no more transfers of the Company's shares will be made.

     In order to receive the Merger Consideration, a stockholder must surrender the stock certificates for all Company shares owned by the stockholder to Liberty as instructed in materials to be provided by Liberty after the merger. Liberty will designate a paying agent to mail a letter of transmittal for use in surrendering these stock certificates within five business days of the merger. STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXIES OR PRIOR TO RECEIVING THE LETTER OF TRANSMITTAL AND, INSTEAD, SHOULD WAIT TO RECEIVE THE MATERIALS FROM THE PAYING AGENT.

     Holders of the Company's common stock who surrender their stock certificates to the paying agent, together with a properly completed letter of transmittal, promptly will receive the Merger Consideration for those shares, without interest, after giving effect to any tax withholding required by law. If the payment is to be made for the benefit of a person other than the registered holder of the surrendered certificate, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the persons requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder or provide evidence reasonably satisfactory to the paying agent that such taxes have been paid or are not applicable. The letter of transmittal will provide instructions for providing evidence of ownership of Company shares, if the certificate evidencing those shares has been lost, stolen or destroyed. The receipt of the Merger Consideration for Company shares will be a taxable event for the stockholder. See "MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS."

     A COMPANY STOCKHOLDER WILL NOT BE PAID ANY PORTION OF THE MERGER CONSIDERATION TO WHICH THE STOCKHOLDER IS ENTITLED UNLESS THE STOCKHOLDER HAS SUBMITTED ALL STOCK CERTIFICATES EVIDENCING THE STOCKHOLDER'S SHARES (OR THE REQUIRED DOCUMENTATION FOR LOST, STOLEN OR MISPLACED CERTIFICATES). NO INTEREST WILL BE PAID AT ANY TIME ON ANY PORTION OF THE MERGER CONSIDERATION.

     Stockholders may exercise an appraisal right afforded by Delaware law, which would include a demand for the fair value of the Company shares held by the stockholder. See "STOCKHOLDER APPRAISAL RIGHT" for more information. A stockholder exercising this appraisal right will not receive the Merger Consideration.

OTHER TERMS OF THE MERGER

     CONDITIONS TO COMPLETING THE MERGER. The obligations of the Company and Liberty to effect the merger are subject to the satisfaction or waiver of certain conditions. Following is a list of the material conditions (which does not include those already satisfied):

     o The receipt of all regulatory approvals required to consummate the merger between the Company and Liberty's interim subsidiary and the subsequent consolidation of Liberty and State Federal. See "- Regulatory Approvals."

     o The adoption of the Agreement by a majority vote of the holders of the outstanding shares of the Company's common stock.

     o The consummation of the merger not violating any law or injunction, order or decree of any court or governmental body.

     The obligations of Liberty and its interim subsidiary to effect the merger are subject to the satisfaction or waiver of the following additional conditions (which does not include those already satisfied):

     o The representations and warranties of the Company contained in the Agreement being true and correct in all respects at the closing of the merger or, if not true and correct, the underlying circumstances would not have a material adverse effect on the Company as defined in the Agreement.

     o The Company performing or complying, in all material respects, with its agreements and covenants in the Agreement.

     o No event or circumstances shall have occurred which has a material adverse effect (as defined in the Agreement) on the Company or its subsidiaries.

     o Liberty receiving all necessary written releases and resignations from the directors of the Company and State Federal.

     o The continued effectiveness of the non-solicitation agreements between Liberty and the directors of the Company. See "-- NO SOLICITATION," below.

     o The timely delivery by the Company of a report of its stockholders' equity as of the month-end prior to the closing of the merger, which equity is not less than $13,275,000.

     o The receipt of certificates from officers of the Company as provided for in the Agreement.

     o The receipt of an environmental report for the real property of State Federal evidencing less than $100,000 in environmental clean-up costs. (If these expenses exceed $100,000, Liberty has 10 business days from the receipt of the report to terminate the Agreement or this condition is deemed waived.)

     o The satisfaction by the Company of all requirements respecting obligations owed to the participants in its employee stock ownership plan and the termination of that plan. See "- Interests of the Company's Insiders in the Merger -- PAYMENT FOR COMPANY OPTIONS."

     o The continued effectiveness of the consulting agreement and agreement not to compete between Liberty, Greyhawk Partners and Randall C. Bray. See "- Interests of the Company's Insiders in the Merger -- NEW CONSULTING AGREEMENT FOR RANDALL C. BRAY."

     The obligations of the Company to effect the merger are subject to the satisfaction or waiver of the following additional conditions prior to the consummation of the merger (which does not include those already satisfied):

     o The representations and warranties of Liberty contained in the Agreement being true and correct in all respects or, if not true and correct, the underlying circumstances would not have a material adverse effect on Liberty as defined in the Agreement.

     o Liberty and its interim subsidiary performing or complying with, in all material respects, their agreements and covenants in the Agreement.

     o The receipt of certificates from officers of Liberty as provided for in the Agreement.

     o The stockholders' equity of the Company being at least $13,275,000 as of the month-end prior to the closing of the merger, subject to the Company paying a designated reimbursement fee to Liberty. See "-- PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT," below.

     REPRESENTATIONS AND WARRANTIES. Liberty and the Company have made customary representations and warranties to each other in the Agreement. For the contents of these representations and warranties, please refer to the copy of the Agreement attached hereto as Appendix A. These representations and warranties as to each party must be true throughout the completion of the merger, unless the change would not have a material adverse effect on the other party. See "-- CONDITIONS TO COMPLETING THE MERGER," above. Changes in these representation and warranties could result in a termination of the Agreement. See "-- PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT," below.

     BUSINESS PENDING EFFECTIVE TIME. The Agreement imposes limitations on the conduct of the Company's business pending completion of the merger. Generally, the Company must conduct its businesses only in the ordinary and usual course, consistent with past practice. The Company is also restricted from paying dividends to its stockholders. From November 18, 2003 through the closing of the merger, the Company may not declare, pay, or set aside for payment any dividend or other stockholder distribution. If the merger is not effected prior to April 1, 2004 and the Company is not in breach of the Agreement and has used its best efforts to timely meet its obligations under the Agreement, it may declare and pay a one-time cash dividend of ten cents ($0.10) per share.

     The Company is required to use its best efforts to operate and preserve the business, assets, liabilities and organization of State Federal pending the merger. In particular, the Company and State

Federal may not change its capital stock or structure and, except with the prior consent of Liberty, they may not undertake the following actions:

     o incur additional borrowings, other than short-term Federal Home Loan Bank borrowings;

     o    hire additional personnel;

     o acquire or dispose of material assets other than in the ordinary course of business;

     o extend or renew a loan or advance additional sums to a borrower for a loan included in the classified, special mention or watch list assets of State Federal;

     o make any loan contrary to State Federal's loan policies as in effect on November 18, 2003;

     o make or commit to make any first residential mortgage loan that does not meet the qualifications for resale on the secondary market or any new loans or advances in excess of $10,000 for an unsecured loan, $50,000 for a secured commercial loan and $200,000 for a first mortgage loan qualifying for resale in the secondary market, and

     o    subject to limited exception, sell or purchase investment securities.

     NO SOLICITATION. The Company has agreed not to solicit, initiate, or encourage inquiries or proposals with respect to, furnish any information relating to, or otherwise facilitate any "Competing Proposal." As used in the Agreement, "Competing Proposal" is defined as any proposal to engage in any merger or consolidation involving the Company or State Federal, any purchase of at least 15% of the assets of, or securities representing at least 15% of the voting power of the Company, or any similar transaction involving the Company or State Federal (but specifically excluding the proposed merger involving Liberty). However, prior to the special meeting, the board of directors of the Company may furnish information or participate in negotiations or discussions if it determines, after having consulted with and considered the advice of outside counsel and its financial advisor, that an alternative acquisition proposal is a "Superior Competing Proposal" and that the failure to do the same could reasonably be expected to constitute a breach of the fiduciary duties of the directors under applicable law. A "Superior Competing Proposal" is defined in the Agreement as any proposal to engage in or publicly announce any merger or consolidation involving the Company or State Federal, any purchase of substantially all the assets of, or securities representing more than 50% of the voting power of the Company or any similar transactions involving the Company or State Federal (but specifically excluding the proposed merger involving Liberty), for which adequate funding or financing is readily available and which the board of directors of the Company, in good faith and relying on the opinion of its financial advisor, considers more favorable to the Company's stockholders than the merger proposal in the Agreement. The existence of a Competing Proposal or Superior Competing Proposal could result in a termination of the Agreement, cancellation of the plans for the merger and the Company's payment of fees and expenses to Liberty. See "-- TERMINATION OF THE AGREEMENT" and "-- PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT." The Company is required to promptly inform Liberty orally and in writing of any request for information or of any related negotiations or discussions. The Company must also instruct its affiliates and representatives to refrain from engaging in these prohibited solicitation or negotiating activities. In no event may the Company provide any information to a third party that it has not been provided to Liberty, except for information not requested by Liberty or information that was not available at the time Liberty requested information.

     OTHER COVENANTS AND AGREEMENTS. In addition to the covenants, undertakings and agreements referred to in other parts of this proxy statement, Liberty and the Company have agreed as follows:

     o Unless prohibited by law, the Company shall provide Liberty and its representatives access to its records and property, and Liberty agrees to maintain the confidentiality of all non-public information concerning the Company and State Federal to which it is provided access.

     o Prior to closing the merger, the Company shall terminate its employee stock ownership plan and its 401(k) profit sharing plan and retirement trust.

     o Liberty, at the effectiveness of the merger, will substitute itself for the Company or State Federal in all of their employee benefit plans and programs not otherwise terminated in accordance with the Agreement. See "- Employee Benefit Matters."

     o Liberty shall provide each continuing full-time employee of the Company and State Federal the opportunity to participate in Liberty's severance plan and other employer benefit and welfare plans with credit given for past service with the Company or State Federal.

     o The Company shall amend its employee stock ownership plan to allow for certain distributions or payments to participants. See "- Interests of the Company's Insiders in the Merger."

     TERMINATION OF THE AGREEMENT. The Agreement may be terminated at any time prior to consummation of the merger, either before or after approval of the Agreement by the Company's stockholders:

     o by mutual consent of Liberty and the Company as determined by a vote of their boards.

     o by Liberty, if the Company has breached in any respect any representation or warranty contained in the Agreement, unless the breach has been cured within 30 days of written notice of the breach, or it would not have a material adverse effect on Liberty.

     o by the Company, if Liberty has breached in any respect any representation or warranty contained in the Agreement, unless the breach has been cured within 30 days of written notice of the breach, or it would not have a material adverse effect on the Company.

     o by Liberty or the Company, if the other party has breached in any material respect any of the covenants or undertakings contained in the Agreement, unless the breach has been cured within 30 days of written notice of the breach.

     o by either Liberty or the Company, if any application for prior regulatory approval necessary to consummate the merger or the subsequent combination of Liberty and State Federal is denied.

     o by either Liberty or the Company, if the stockholders of the Company do not approve the Agreement.

     o by Liberty, if the board of directors of the Company fails to hold the special meeting, fails to recommend adoption of the Agreement, withdraws, modifies or amends its favorable recommendation for adoption of the Agreement or authorizes, recommends or publicly announces its intention to authorize, recommend or to engage in any Competing Proposal.

     o by the Company, prior to the special meeting, for the purpose of permitting the Company to enter into an agreement with a third party with respect to a Superior Competing Proposal, subject to a right granted to Liberty to make a competing offer to the Superior Competing Proposal.

     o by either Liberty or the Company, if the effective time of the merger has not occurred by the close of business on July 18, 2004.

     o by Liberty, if any individual violates his or her agreement with the Company, including not voting his or her shares in favor of the Agreement.

     PAYMENTS ASSOCIATED WITH CERTAIN TERMINATIONS OF THE AGREEMENT. The obligation of Liberty and the Company to effect the merger is conditioned on the Company having stockholders' equity of at least $13,275,000 at the month-end prior to the date of the merger. If Liberty waives this condition, then this condition is in effect with respect to the Company only if:

     o within two business days of receipt of Liberty's waiver, the Company pays $100,000 to Liberty as partial reimbursement of expenses incurred in connection with the Agreement and merger, and

     o within one business day of receipt of a statement from Liberty of its actual expenses the Company pays up to an additional $50,000 as reimbursement of expenses.

     A fee of $500,000, plus the reimbursement of up to $150,000 of reasonable expenses, must be paid to Liberty by the Company, in the event the Agreement is terminated by:

     o Liberty or the Company, as a result of the failure to obtain stockholder approval of the Agreement at the special meeting, if a Competing Proposal was publicly announced or known to the Company at the time of the special meeting and results in a definitive agreement within one year of the termination;

     o Liberty, as a result of (i) the failure of the Company to hold the special meeting; (ii) the board of directors of the Company not recommending adoption of the Agreement, (iii) the board of directors of the Company withdrawing, modifying or amending its favorable recommendation that stockholders vote to adopt the Agreement; (iv) the board of directors of the Company authorizing, recommending or publicly announcing its intention to authorize, recommend or to engage in any Competing Proposal; (v) any individual breaches his or her voting agreement, including not voting in favor of the Agreement, or
          (vi) a breach of the Agreement by the Company accompanied by the announcement of a Competing Proposal prior to that termination for which a definitive agreement is entered into within one year, or

     o the Company, at any time prior to the special meeting, in order to enter into a Superior Competing Proposal (i) that is received and considered by the board of directors of the Company in accordance with the Agreement, and (ii) against which Liberty has not submitted a more favorable offer.

VOTING AGREEMENTS

     The members of the Company's board of directors and their immediate family members own 142,375 or 10.87% of the shares of the Company's common stock as of January 7, 2004 (excluding options held by Messrs. Bray and Nassif, which they have agreed not to exercise prior to the merger). As provided for in the Agreement, all the directors except for Messrs. Nassif and Winegar, have entered into separate voting agreements with the Company, each dated as of November 18, 2003. Pursuant to the voting agreements, they have agreed that 107,079 shares or 8.18% of the Company's common stock will be voted in favor of the Agreement, provided, however, that nothing in the voting agreements will prevent those stockholders (or any representative of any such stockholder) from discharging his or her fiduciary duties as a member of the Company's board of directors. They have provided proxies to the Company to facilitate that vote and have agreed not to exercise their appraisal right under Delaware law. Liberty requested that these voting agreements be executed for no more than 10% of the shares of the Company's outstanding common stock in order to avoid a change in control issue under Office of Thrift Supervision regulations. As a result, Messrs. Nassif and Winegar were not asked to execute voting agreements; however, each of them supports the merger and expects to vote for adoption of the Agreement.

     In addition to their agreement to vote in favor of adoption of the Agreement, the individuals have agreed to vote against any proposal regarding the Company or its subsidiaries, which is submitted to the stockholders that, if approved, would: (a) result in a breach of the Agreement; (b) authorize an extraordinary corporate transaction other than the merger; (c) approve a sale or lease of a material amount of assets; (d) allow a reorganization, recapitalization, dissolution or liquidation; (e) change a majority of the board; (f) amend the certificate of incorporation or bylaws; (g) materially change the corporate structure, or (h) have any other adverse impact on the merger.

     MANAGEMENT OF THE COMPANY. The directors of the Company and State Federal will not become directors of Liberty or its holding company and are required to submit resignations as directors prior to the closing of the merger. One of the executive officers of the Company, Steven J. Blazek (Senior Vice President), will become an executive officer of Liberty with a $10,000 signing bonus and a continuation of his current severance agreement with the Company. See "Interests of the Company's Insiders in the Merger -- SEVERANCE AGREEMENT WITH STEVEN J. BLAZEK." The other two executive officers of the Company, Randall C. Bray (President and Chairman) and Andra K. Black (Chief Financial Officer) will not become executive officers of Liberty or its holding company. Mr. Bray will serve as a consultant to Liberty. See "Interests of the Company's Insiders in the Merger -- NEW CONSULTING AGREEMENT FOR RANDALL C. BRAY." Ms. Black will serve as a financial analyst and officer at Liberty. See "Interests of the Company's Insiders in the Merger -- EMPLOYMENT AGREEMENT WITH ANDRA K. BLACK." The directors and executive officer have some special additional interests in the merger. See "Interests of the Company's Insiders in the Merger."

WAIVER; AMENDMENT

     Liberty and the Company can agree to amend the Agreement and each of them can waive their right to require the other party to adhere to the terms and conditions of the Agreement, including, where law allows, conditions to the closing of the merger. After the Company's stockholders have approved the Agreement, however, the amount or form of the Merger Consideration may not be changed (except for adjustment to the Merger Consideration if the Company's stockholder's equity is below $13,575,000 as of the month-end prior to the merger), and no waiver or amendment which would otherwise materially and adversely affect the Company's stockholders may be effected without the approval of the Company's stockholders to the extent required by applicable Delaware law.

EXPENSES

     The Agreement provides that each party will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Agreement, including fees and expenses of its accountants and counsel.

EMPLOYEE BENEFIT MATTERS

     The Agreement calls for Liberty to assume most of the Company's employee benefit plans after the merger, except for the employee stock ownership plan and 401(k) profit sharing plan, which are to be terminated. Liberty will have the right after the merger to subsequently amend or terminate plans it assumes, but it may not negatively impact the vested benefits of participants. The Agreement requires Liberty or one of its subsidiaries to provide to each continuing full-time employee of the Company and its subsidiaries the opportunity to participate in each Liberty employee and welfare benefit plan (other than those which are similar to plans of the Company which remain in effect for continuing employees) which is generally available to full-time employees of Liberty on a uniform and non-discriminatory basis. Employees of the Company and its subsidiaries will be given credit for past service in determining eligibility for participation and vesting of benefits and, only with respect to severance and vacation plans, accrual of benefits.

INTERESTS OF THE COMPANY'S INSIDERS IN THE MERGER

     Some members of the Company's management and board of directors may have interests in the merger that are in addition to or different from the interests of the Company's stockholders. The Company's board of directors was aware of these interests and considered them when it approved the Agreement and recommended it for stockholder approval. The following summary describes these varying or additional agreements or benefits being afforded the Company's directors and officers in the Agreement. To the extent the Company's officers and directors are stockholders of the Company, they will receive the same Merger Consideration and related rights in that capacity as do all the stockholders. These additional or different benefits are being provided to them in their capacity as management officials and not as stockholders.

     TERMINATION OF CURRENT EMPLOYMENT AGREEMENT OF RANDALL C. BRAY. Randall C. Bray, President and Chairman of the Company and State Federal currently has an employment agreement with the Company dated November 21, 2002, pursuant to which Mr. Bray is to receive a payment and certain continued employee benefits after a termination of Mr. Bray, including in connection with a change in control of State Federal or the Company. This payment is generally to be equal to three year's salary, plus his most recent bonus. Pursuant to the Agreement, the employment of Mr. Bray will be involuntarily terminated by the Company, which shall pay him a severance payment at the closing of the merger of $192,500, as provided for in his employment agreement.

     NEW CONSULTING AGREEMENT FOR RANDALL C. BRAY. A condition precedent to Liberty completing the merger is the continuation of a Consulting Agreement and Agreement Not to Compete executed by Liberty and Mr. Bray, through his company, Greyhawk Partners on the same day as the Agreement. Liberty requested this Agreement to obtain Mr. Bray's services in connection with facilitating the acquisition of the Company and continued relationships with the customers of State Federal. Liberty wished to assure itself of the continued services of Mr. Bray in an advisory capacity for three years after the merger. Pursuant to the consulting agreement, Mr. Bray will provide customer relation services related to the retention of former customers of State Federal and assist Liberty in handling assets acquired and liabilities assumed in the acquisition. Mr. Bray will receive $50,000 a year in addition to certain expense reimbursements. In addition, Mr. Bray agrees not to compete with Liberty in the former market of State Federal during the term of the consulting agreement.

     EMPLOYMENT AGREEMENT WITH ANDRA K. BLACK. The current employment agreement between State Federal and Andra K. Black will expire prior to the merger. She will not receive any payment under that employment agreement as a result of the merger. Ms. Black has been offered and has accepted terminable at will employment at Liberty. She will receive an annualized salary of $60,000 in 2004, beginning the date after the closing of the merger, and $52,500 in 2005. She also will receive customary employee benefits.

     SEVERANCE AGREEMENT WITH STEVEN J. BLAZEK. In March 2002, State Federal entered into a severance agreement with Steven J. Blazek, the Senior Vice President of State Federal. That agreement provides for a special severance payment to be paid to Mr. Blazek if he is terminated without cause, including in connection with a change in control. That severance payment would be equal to Mr. Blazek's annual base salary through the date of his termination plus three years of his base salary and health benefits for 18 months following his termination. Liberty has agreed to assume and honor this employment agreement by becoming the substituted party for State Federal. In connection with Liberty's employment of Mr. Blazek as Senior Vice President, Mr. Blazek will be paid a signing bonus of $10,000 at the closing of the merger. However, if he is involuntarily terminated (which might include a geographic transfer or reduction in his salary or benefits) within one year of the merger, he may be entitled to the payment provided for under the severance agreement.

     PAYMENT FOR COMPANY OPTIONS. The Company has issued stock options to directors, officers and employees of the Company and State Federal. Not all of these options were vested and exercisable as of January 7, 2004. As of that date, there were 18,488 of these stock options outstanding, all of which were held by directors and executive officers of State Federal. The weighted average exercise price of the options held by those directors and executive officers on January 7, 2004 was $9.69. The closing price of the Company's common stock on January 7, 2004 was $13.14. Therefore, if the directors and executive officers had exercised all their options on January 7, 2004, they would have been able to purchase 18,488 shares of the Company's common stock at an aggregate price of $63,783.60 below the current market value.

     At the closing of the merger, all outstanding options to purchase shares of the Company's common stock, whether or not exercisable and vested at that date, shall be cancelled, and each option holder will receive an amount equal to the excess of the Merger Consideration paid at the closing of the merger over the exercise price per share of each option (less required withholding taxes). The gross amount paid for these options may not exceed $69,961.36 in the aggregate, which is $6,177.76 more than would be obtained based on the closing price of the Company's common stock as of January 7, 2004, and the amounts paid to the option holders will be reduced pro rata, if necessary, to meet this limit. In order to receive this payment, each option holder has executed a stock option cancellation agreement, which prohibits the exercise of any options for the Company's shares prior to the closing.

     The following table reflects for each director and executive officer who owns options for the Company's common stock, the number of vested options held on January 7, 2004, how many of those options will vest as a result of the merger and the payment each will receive for those options at Closing (assuming Merger Consideration of $13.47 per share).

                             Number of Vested   Number of Options
                                Options as         Vesting as a                                         Option
                                  of the              Result         Total Number   Option Exercise    Payment
            Name               Record Date        of the Merger       of Options         Price        at Closing
---------------------------  ----------------   -----------------    ------------   ---------------  ------------
Randall C. Bray                   4,298               6,446             10,744          $10.00         37,281.68
William T. Nassif                 3,447               4,297              7,744           $9.25         32,679.68

     TERMINATION OF COMPANY EMPLOYEE STOCK OWNERSHIP PLAN. Pursuant to the Agreement, the Company and State Federal shall satisfy and discharge all their obligations to their employee stock ownership plan, including any existing loans from the employee stock ownership plan and all required employer contributions accruing prior to the closing. They also have agreed to terminate the employee stock ownership plan prior to the closing of the merger. Subject to the closing of the merger and receipt of an Internal Revenue Service tax qualification determination, the employee stock ownership plan shall distribute all of its assets to entitled participants, including Mr. Bray and Ms. Black, in the form of a cash benefit payment in proportion to the employee stock ownership plan account balances, in accordance with applicable law and the governing documents of the employee stock ownership plan.

     OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION. Liberty has agreed for a period of six years after the merger to indemnify and hold harmless to the fullest extent permitted by law any person who was at any time an officer, director or employee of the Company, State Federal or their subsidiaries against losses, expenses and other liabilities with respect to claims and proceedings arising out of any matters occurring at or prior to the effective time of the merger. This indemnification extends to liability arising out of the transactions contemplated by the Agreement. Liberty has agreed to advance costs to these persons as they are incurred in defense of any such claim or proceeding. Liberty also has agreed, for a period of three years after the merger, to maintain officers' and directors' liability insurance covering the persons currently covered by the Company's officers' and directors' liability insurance policy with respect to matters occurring prior to the merger. The terms of the insurance are to be at least as favorable as the Company's current policy; however, Liberty is not required to expend in the aggregate during the coverage period more than an amount equal to 150% of the annual premium most recently paid by the Company. If Liberty is unable to maintain or obtain the insurance required, Liberty must use its reasonable best efforts to obtain as much comparable insurance as is available for the amount specified, which may be in the form of tail coverage, or may request the Company to obtain tail coverage at its expense prior to the merger.

REGULATORY APPROVALS

     Consummation of the merger is subject to the prior approval of the Office of Thrift Supervision, including an approval of: (i) the creation of an interim subsidiary by Liberty; (ii) the merger of the Company and Liberty's interim subsidiary, and (iii) the subsequent merger of Liberty and State Federal. The Federal Deposit Insurance Corporation must receive notice of and may object to the creation of the interim subsidiary to facilitate the merger. Liberty or its holding company has filed all the required applications and notices with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation and such applications and notices have been accepted for review by the applicable regulatory agencies.

     In reviewing these applications, the Office of Thrift Supervision must consider a number of factors, including the financial and managerial resources and future prospects of the Company and Liberty, separately and on a combined basis. It also must consider the impact of the merger on the convenience and needs of the communities served by the Company. The Office of Thrift Supervision may not approve the merger if it will result in a monopoly or have a prohibited anti-competitive effect. The Federal Deposit Insurance Corporation has 30 days from receipt of the notice filed by Liberty to object to the creation of the interim subsidiary to facilitate the merger. For a period of 15 to 30 days after receipt of Office of Thrift Supervision approval, the United States Department of Justice may object to the merger under the federal antitrust laws. While the Company believes that the likelihood of a Department of Justice objection is remote in this case, there can be no assurances that the Department of Justice will not seek to block the merger nor any assurances as to the outcome of such a challenge.

     The merger cannot proceed without the requisite regulatory approvals. See "- Other Terms of the Merger -- CONDITIONS TO COMPLETING THE MERGER." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approval to not satisfy the condition in the Agreement for no non-customary, unduly burdensome condition on the Office of Thrift Supervision approval. The Company is not aware of any other regulatory approvals that would be required for consummation of the merger.

     Any approval of the applications by the Office of Thrift Supervision merely implies the satisfaction of regulatory criteria for approval. It does not include a review of the merger from the standpoint of the adequacy of the Merger Consideration. Furthermore, regulatory approvals do not constitute an endorsement of or a recommendation in favor of the merger.

                   OPINION OF THE COMPANY'S FINANCIAL ADVISOR

ENGAGEMENT OF KBW

     KBW has acted as financial advisor to the Company in connection with the merger. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, thrifts and their holding companies. The Company selected KBW based on its experience, expertise and familiarity with the Company and its business, including KBW's expertise in transactions similar to the merger and its prior consultative working relationship with the Company. KBW has provided investment banking services to the Company in the past and received compensation for such services. During the last two years, and specifically in the six months ending in May 2003, KBW received $10,000 from the Company under an engagement to create a stockholder enhancement program.

     In May 2003, the Company executed an update of its November 2002 engagement letter with KBW. Under that new engagement letter, KBW will receive a fee of approximately 1.0% of the aggregate Merger Consideration to be paid to Company stockholders, or $176,000, for services rendered in connection with advising the Company regarding the merger and providing a fairness option respecting the Merger Consideration. As of the date of this proxy statement, the Company has paid KBW $50,000 of that fee, with the remainder of the fee to be paid at the closing of the merger. The Company also has agreed to reimburse KBW for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify KBW and KBW's affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liability under the federal securities laws.

     As the Company's financial advisor, KBW assisted the Company in finding and evaluating potential acquirers, in analyzing Liberty's proposal and negotiating certain terms of the merger included in the Agreement. In connection with KBW's engagement, the Company asked KBW to evaluate the fairness of the Merger Consideration to the Company's stockholders from a financial point of view. On November 18, 2003, KBW delivered its written fairness opinion to the Company's board of directors that, as of November 18, 2003, and based upon and subject to various matters set forth in that opinion, the Merger Consideration was fair to the Company's stockholders from a financial point of view. With KBW's consent, a copy of the complete KBW fairness opinion is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. You should read KBW's opinion completely, along with the summary of the opinion below, to understand the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in providing its opinion.

     THE FULL TEXT OF THE KBW OPINION, WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KBW AND SHOULD BE READ IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE KBW OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE OPINION.

     In arriving at its opinion, KBW:

     o    Reviewed the Agreement;

     o Reviewed the Company's annual reports to stockholders, proxy statements and Form 10-KSB annual reports for the prior three fiscal years ending June 30, 2003, 2002 and 2001, the Form 10-QSB quarterly report for the quarter ended September 30, 2003, and other internal financial analyses considered relevant;

     o Discussed with the Company's senior management and board of directors the current and prospective outlook for the Company;

     o Reviewed financial and stock market data of other savings institutions, particularly those in the Midwestern region of the United States with a comparable asset range to that of the Company;

     o Reviewed the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies, and

     o    Performed other analyses and reviews KBW deemed appropriate.

SUMMARY OF MARKETING EFFORTS

     In rendering its opinion, KBW considered the results from contacting several interested financial institutions about a potential strategic alliance with the Company. During this process, the following steps were taken by KBW to solicit potential interest in a strategic alliance with the Company:

     o Thirteen financial institutions were contacted regarding a potential strategic partnership with the Company;

     o Eight financial institutions executed confidentiality agreements and received a confidential investor memorandum, and

     o Three financial institutions conveyed a non-binding indication of interest in the Company, though only two submitted written proposals.

Though no assurance can be given that all potential strategic partners were identified and contacted during this process, KBW believes the marketing efforts support the Merger Consideration being fair from a financial point of view, as of the date of its fairness opinion.

     The following is a summary of the material financial analyses KBW employed and summarized for the Company's board of directors in connection with its evaluation of the merger and KBW fairness opinion.

ANALYSIS OF RECENT COMPARABLE ACQUISITION TRANSACTIONS

     In connection with rendering its fairness opinion, KBW considered and analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to book value, tangible book value, last twelve-months earnings and premium to core deposits. This analysis included the median and average of the aforementioned ratios for representative pending and completed acquisitions since January 1, 2001, in which the seller was a thrift institution.

     To compare this potential sale of the Company to sales of thrift institutions or their holding companies with a similar asset size and transaction value, KBW focused on representative pending and completed thrift acquisitions since January 1, 2001, in which the seller had: (a) an asset size of less than $250 million; (b) a last twelve-months return on average equity of less than 7.0% for profitability purposes, and (c) tangible equity to assets of between 10% and 20%. As a result, the sales of the following thrift institutions were used to analyze comparable transactions:

     Big Foot Financial                        NS&L Bancorp, Inc.
     CBES Bancorp, Inc.                        Perry County Financial Corp.
     CGB&L Financial Group                     PFSB Bancorp, Inc.
     Delphos Citizens Bancorp, Inc.            PS Financial, Inc.
     First Federal Financial Bancorp, Inc.     Security Financial Bancorp, Inc.
     Montgomery Financial Corp.

     All of the above transactions were closed prior to November 2003. There were no comparable pending transactions announced that had not closed. The transaction analysis resulted in a range of values for the Company based upon comparable thrift merger and acquisition transactions. KBW derived the average and median pricing metrics of the aforementioned comparable group and summarized the results of comparative thrift merger and acquisition transactions and compared the range of values to the consideration to be received by the Company's stockholders. The comparable thrift merger and acquisition statistics are as follows:


                                                                PRICE TO         PRICE TO LAST
                                             PRICE TO           TANGIBLE           12 MONTHS        CORE DEPOSIT
                                            BOOK RATIO         BOOK RATIO          EARNINGS            PREMIUM
                                          --------------     --------------      ------------       -------------
Low Value...........................            82.9%              82.9%             16.0x              (6.5)%
Median Value........................           120.2              122.2              27.8                7.0
High Value..........................           239.9              239.9              54.7               20.8
$13.47 Liberty Offer................           127.3              127.3                *                 6.4
----------------
* Not meaningful; earnings for the last twelve months were negligible.

     KBW viewed the aforementioned comparable group as the most appropriate in deriving a comparable transaction value based on the Company's size, capital base and earnings. KBW considered the information derived from this comparable group to be statistically significant for the purposes of comparison, based on the above criteria producing 11 transactions with reported pricing metrics in the comparable group. KBW viewed the four resulting metrics (price to book value, price to tangible book value, price to last twelve months earnings and core deposit premium) from the three comparable groups on a median basis, as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

     The value of the consideration on an aggregate basis to be paid in the merger, as of the date of KBW's opinion, is within the range of comparable thrift transactions in all cases and, on that date, is above the high value on a price to last twelve-months earnings basis. KBW believes that this analysis supports the fairness, from a financial point of view, to the Company and its stockholders of the consideration to be paid in the merger.

     DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. KBW performed analyses that estimated the future stream of after-tax dividend flows of the Company through June 30, 2008 under various circumstances, assuming the Company's projected dividend stream and that the Company performed in accordance with the earnings projections reviewed with management. A range of terminal values was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future dividends per share (i.e., cash flows per share) that the Company would generate through Year 5 of their current business plan (as provided to KBW) and (2) the present value of the terminal value on a per share basis, which is a representation of the ongoing value of an entity at a specified time in the future of the Company's common stock.

     In calculating a terminal value of the Company's common stock, KBW applied multiples of 16.0x, 18.0x and 20.0x to year five forecasted earnings per share. The terminal multiple range is based on the terminal earnings multiple of pending and completed transactions similar to this transaction based on deal value, asset size and return on average assets. In performing this analysis, KBW used the budget provided by the Company. The combined cash flows and terminal value were then discounted back to present values using different discount rates ranging from 10.3% to 12.3%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Company's common stock taking into consideration such factors as current long term interest rates, market capitalization size, earnings and liquidity of the shares. The results of KBW's analysis are set forth in the following table:

               Discount Rate                 Terminal Multiple
             -----------------    -----------------------------------------
                                     16.0x           18.0x         20.0x
                                  -----------     -----------   -----------
                   12.3%             $11.26         $12.27        $13.28
                   11.3%             $11.25         $12.82        $13.88
                   10.3%             $13.37         $13.40        $14.52

     Based on the foregoing criteria and assumptions, KBW determined that the stand-alone present value of the Company's common stock ranged from $11.26 to $14.52 per share. Given that the value of the Merger Consideration as of the date of the opinion, is above the $12.82 midpoint of that present value range derived from the discounted cash flow analysis, KBW believes that this analysis supports the fairness, from a financial point of view, to the Company and its stockholders of the Merger Consideration.

     The discounted cash flow analyses of the Company do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

FAIRNESS OPINION

     Based on the above analyses, KBW concluded that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company and issued the fairness opinion included in Appendix B. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independent of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

     In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by the Company and Liberty. In its review, with the consent of the Company's board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of the Company or Liberty.

     The KBW fairness opinion is limited to the fairness as of its date, from a financial point of view, of the Merger Consideration to be paid to the Company's stockholders in the merger. The fairness opinion does not address the underlying business decision to effect the merger or any alternatives to the merger and does not constitute a recommendation to any Company stockholder on how to vote on the Agreement or at the special meeting.

     In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and the Company. The analyses performed by KBW are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

            MATERIAL TAX CONSEQUENCES TO STOCKHOLDERS OF THE COMPANY

     The following is a discussion of the material federal income tax consequences of the merger to stockholders of the Company. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that a stockholder's shares of the Company's common stock are generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to the Company stockholders subject to special rules.

     The receipt of the Merger Consideration for shares of the Company's common stock in connection with the merger will be a taxable transaction for federal income tax purposes to stockholders receiving such consideration. It may be a taxable transaction for state, local and foreign tax purposes as well. Each stockholder receiving the Merger Consideration will recognize a gain or loss measured by the difference between the tax basis for the shares of the Company's common stock owned by each stockholder at the time of the merger and the amount of cash received as the Merger Consideration for those shares. Payments should be included in the calculation of income in the year received. The resulting gain or loss will be a capital gain or loss, if the Company's common stock is a capital asset.

     The cash paid as Merger Consideration to the Company's stockholders in exchange for the Company's common stock pursuant to the merger generally will be subject to "backup withholding" for federal income tax purposes, unless certain requirements are met. Under federal law, the third-party paying agent must withhold 30% of the cash payments to holders of Company common stock to whom backup withholding applies (assuming the payments are made in 2003 or 2004), and the federal income tax liability of these persons will be reduced by the amount that is withheld. To avoid backup withholding, a holder of Company common stock must provide the third-party paying agent with the holder's taxpayer identification number and complete a Form W-9 Request for Taxpayer Identification Number and Certification in which the holder certifies that he, she or it has not been notified by the Internal Revenue Service that he, she or it is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her social security number. The Form W-9 will be provided with the letter of transmittal to be forwarded by Liberty, which will request that the Company's stockholders surrender their shares. To avoid backup withholding, a stockholder must complete that Form W-9 and mail it, along with the letter of transmittal, as instructed therein.

     Neither Liberty nor the Company has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to the Company's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to the Company's stockholders with respect to any of the tax effects of the merger to stockholders.

THE ABOVE SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. IN ADDITION TO THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE, CONSUMMATION OF THE MERGER MAY HAVE SIGNIFICANT STATE AND LOCAL INCOME TAX CONSEQUENCES THAT ARE NOT DISCUSSED IN THIS PROXY STATEMENT. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THE EFFECT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES ON THE MATTERS DISCUSSED IN THIS PROXY STATEMENT.

                           STOCKHOLDER APPRAISAL RIGHT

     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ENTITLES ANY STOCKHOLDER OF THE COMPANY WHO OBJECTS TO THE MERGER AND WHO FOLLOWS THE PRESCRIBED PROCEDURES TO RECEIVE CASH EQUAL TO THE "FAIR VALUE" OF SUCH STOCKHOLDER'S SHARES OF THE COMPANY'S COMMON STOCK IN LIEU OF RECEIVING THE MERGER CONSIDERATION. SET FORTH BELOW IS A SUMMARY OF THE PROCEDURES RELATING TO THE EXERCISE OF SUCH APPRAISAL RIGHTS. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WHICH IS REPRODUCED IN FULL AND ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. THE DELIVERY OF THIS PROXY STATEMENT WITH APPENDIX C CONSTITUTES THE COMPANY'S NOTICE OF THESE APPRAISAL RIGHTS REQUIRED TO BE PROVIDED IN SECTION 262.

     Any stockholder of the Company is entitled to dissent from the merger and exercise an appraisal right under Section 262 of the Delaware General Corporation Law, pursuant to which a stockholder may demand that the fair value of that stockholder's shares be judicially determined and paid for in cash by Liberty. A copy of Section 262 of the Delaware General Corporation Law is attached as Appendix C hereto. Any stockholder contemplating the exercise of appraisal rights is urged to carefully review the provisions of Section 262, particularly with respect to the procedural steps required to exercise such rights. Appraisal rights may be lost if the procedural requirements of Section 262 are not followed exactly. If appraisal rights are lost, a Company stockholder will receive the Merger Consideration to be received pursuant to the Agreement.

     The following is a brief summary of the statutory procedures to be followed by any Company stockholder in order to perfect these appraisal rights under Delaware law. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

     To dissent from the merger and demand an appraisal, a Company stockholder must satisfy the following conditions:

     o deliver a written demand for appraisal to the Company before the vote on the adoption of the Agreement;

     o not vote in favor of the Agreement (the return of a signed proxy that does not specify a vote against the Agreement or a direction to abstain, will constitute a waiver of the stockholder's right of appraisal), and

     o continuously hold the shares of the Company's common stock from the date of the making of the demand through the time the merger is completed.

     If a Company stockholder fails to comply with any of these conditions, and the merger becomes effective, that stockholder will be entitled to receive only the Merger Consideration provided for in the Agreement. Failure by a Company stockholder to vote on the Agreement will not constitute a waiver of this appraisal right. Voting against the Agreement will not satisfy the requirement of a written demand for an appraisal.

     All written demands for appraisal should be addressed to: StateFed Financial Corporation, 13523 University Avenue, Clive, Iowa 50325, Attention:
Randall C. Bray, President and Chairman, before the vote concerning the Agreement at the special meeting. These written demands should be executed by, or on behalf of, the holder of record. The written demand should reasonably inform the Company of the identity of the dissenting stockholder and of that stockholder's intent to demand an appraisal of his, her or its shares of the Company's common stock. If any shares of the Company's common stock are owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If any shares of the Company's common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares of the Company's common stock as a nominee for others may exercise rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of the Company's common stock in the name of such record owner.

     Within 10 days after the merger, Liberty (or the Company if it is not yet liquidated) must give written notice that the merger has become effective to each former holder of the Company's common stock who filed a written demand for appraisal and did not vote in favor of the Agreement. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of that notice, demand in writing from the Liberty (or the Company if it is not yet liquidated) the appraisal of the stockholder's shares of the Company's common stock. Within 120 days after the completion of the merger, either Liberty (or the Company if it is not yet liquidated) or any Company stockholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of the Company's common stock held by all stockholders entitled to appraisal of their shares. It is currently expected that Liberty (or the Company if it is not yet liquidated) will not file such a petition. Because Liberty (or the Company if it is not yet liquidated) has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder's previous written demand for appraisal.

     If a petition for appraisal is duly filed by a Company stockholder and a copy is delivered to Liberty (or the Company if it is not yet liquidated), Liberty (or the Company if it is not yet liquidated) will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such stockholders, the Court of Chancery is empowered to conduct a hearing to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights.

     The Court of Chancery will then appraise the shares of the Company's common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Liberty (or the Company if it is not yet liquidated) of such value, with interest thereon, simple or compound, if the Court so determines, to the stockholders entitled to receive the amount.

     Stockholders of Company who are considering seeking an appraisal should bear in mind that the fair value of their shares of the Company's common stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Agreement if they do not seek appraisal of their shares.

     Costs of the appraisal proceeding may be assessed against the stockholder by the court as the court deems equitable in the circumstances.

     Any Company stockholder who has duly demanded an appraisal of his, her or its shares in compliance with Section 262 will not be entitled to vote those shares of Company common stock after the effective time of the merger, subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of the Company's common stock (except dividends or other distributions payable to holders of record or shares of our common stock as of a record date, which is prior to the effective time of the merger). If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the shares of our common stock of the holder will be deemed to have been converted, at the effective time of the merger, into the right to receive the Merger Consideration. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and an acceptance of the merger except that any attempt to withdraw made more than 60 days after the effective time of the merger will require our written approval. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery.

FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS, HER OR ITS APPRAISAL RIGHT. CONSEQUENTLY, ANY COMPANY STOCKHOLDER WHO DESIRES TO EXERCISE THESE APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE THIS RIGHT.

     Pursuant to the Agreement, the Company is required to notify Liberty promptly of any demands submitted under Section 262. Liberty has a right to participate in all negotiations and proceedings respecting any such demands. The Company may not make or offer any payments to settle any demands under Section 262 outside of court without Liberty's written consent.

                BUSINESS AND FINANCIAL STATEMENTS OF THE COMPANY

     The Company was organized as a Delaware corporation in 1993 to be the holding company for State Federal in connection with its 1994 conversion from the mutual to stock form of ownership. The Company owns all of the outstanding shares of stock of State Federal. The Company is subject to regulation by the Office of Thrift Supervision. Since its formation, the Company's principal activity has been to direct and continue the business of State Federal. At September 30, 2003, the Company had $94.7 million in assets and $13.8 million in stockholders' equity (or 14.6% of total assets on that date).

     State Federal is a federally chartered savings association headquartered in Clive, Iowa. It is regulated by the Office of Thrift Supervision, and its deposits are insured by the FDIC. The principal business of State Federal is to attract retail deposits from the general public and invest these funds in residential and commercial mortgages and certain other types of loans to persons in communities it serves. State Federal operates from three offices in Clive and Des Moines, Iowa. State Federal's wholly owned subsidiary, State Service Corporation, sells noninsured investment products, such as mutual fund shares, to customers of State Federal and others.

     A copy of the Company's Form 10-KSB for the year ended June 30, 2003 is attached as Appendix D and is incorporated herein by reference. The Form 10-KSB includes the Company's consolidated statements of financial condition at June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years ended June 30, 2003, 2002 and 2001. The independent auditor's report on the Company's June 30, 2003 consolidated financial statements is included in the Form 10-KSB.

     A copy of the Company's Form 10-QSB for the quarter ended September 30, 2003 is attached as Appendix E and is incorporated herein by reference. The Form 10-QSB includes the Company's unaudited consolidated statements of financial condition at September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the quarters then ended.

     You may obtain a copy of the Form 10-KSB and 10-QSB attached hereto and the other annual, quarterly and current reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission from the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington DC (call 1-(800) SEC-0330 for more information) or on the Securities and Exchange Commission's website at www.sec.gov under "Filings and Forms (EDGAR)."

                  BUSINESS AND FINANCIAL STATEMENTS OF LIBERTY

     Liberty is a federally chartered savings bank. Liberty's primary regulator is the Office of Thrift Supervision. It is a community bank with deposits that are insured by the FDIC. It operates from 14 banking facilities in Arnolds Park, Cedar Rapids, Council Bluffs, Des Moines, Dubuque, Granger, Grundy Center, Iowa City, Iowa Falls, Klemme, Urbandale and West Des Moines, Iowa, and one in East Dubuque, Illinois. Liberty is owned by Liberty Banshares, Inc., which is not a publicly traded company and is not registered with the Securities and Exchange Commission.

     In its Thrift Financial Report for September 30, 2003, which was filed with the Office of Thrift Supervision, Liberty reported total assets of $481.5 million and exceeded its minimum regulatory requirements. Liberty has represented to the Company in the Agreement that it will have sufficient funds to pay the Merger Consideration when the merger is closed. Liberty's entire Thrift Financial Report is available on the FDIC's website at www2.fdic.gov/Call_TFR_Rpts. All information contained in this proxy statement with respect to Liberty has been supplied by Liberty for inclusion in this proxy statement and has not been independently verified by the Company.

                              STOCKHOLDER PROPOSALS

     The Company will hold an annual meeting next year, only if the merger is not completed. In order to be eligible for inclusion in the Company's proxy materials for that annual meeting, a stockholder proposal to take action at such meeting must be received by the Company at 13523 University Avenue, Clive, Iowa 50325, no later than May 29, 2004. Any proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Otherwise, any stockholder proposal to take action at such meeting must be received by the Company at 13523 University Avenue, Clive, Iowa 50325 by August 22, 2004; provided, however, that in the event that the date of the annual meeting is held before September 23, 2004, or after November 23, 2004, the stockholder proposal must be received not later than the close of business on the later of the 40th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All stockholder proposals must also comply with the Company's by-laws and Delaware law.

                                  OTHER MATTERS

     Other than as described in this proxy statement, no business is scheduled to be transacted at the special meeting.

                                                                      Appendix A







--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER


                                 by and between:

                              LIBERTY BANK, F.S.B.,
                          a Federal Stock Savings Bank

                                       and

                         STATEFED FINANCIAL CORPORATION,
                             a Delaware corporation


                               -------------------

                          Dated as of November 18, 2003

                               -------------------

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I THE MERGER..........................................................2

     Section 1.1     The Merger...............................................2

     Section 1.2     Effective Time...........................................2

     Section 1.3     Conversion of Shares.....................................2

     Section 1.4     Certain Effects of the Merger............................3

     Section 1.5     Certificate of Incorporation and Bylaws..................3

     Section 1.6     Directors and Officers...................................3

     Section 1.7     Closing of the Company's Transfer Books..................3

     Section 1.8     Payment for Shares.......................................3

     Section 1.9     Dissenting Shares........................................4

ARTICLE II MEETING OF COMPANY SHAREHOLDERS; CLOSING...........................5

     Section 2.1     Shareholders' Meeting....................................5

     Section 2.2     Proxy Statement..........................................6

     Section 2.3     Closing..................................................6

     Section 2.4     Adjustment of Merger Consideration.......................7

     Section 2.5     Alternative Structure....................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7

     Section 3.1     Organization and Qualification...........................7

     Section 3.2     Company Capitalization...................................8

     Section 3.3     Subsidiaries' Capitalization; Other Securities...........8

     Section 3.4     Authority Relative to the Agreement......................9

     Section 3.5     No Violation.............................................9

     Section 3.6     Consents and Approvals...................................10

     Section 3.7     Regulatory Reports.......................................10

     Section 3.8     Securities Issuances.....................................10

     Section 3.9     Financial Statements.....................................11

     Section 3.10    Absence of Certain Changes...............................12

     Section 3.11    Company Indebtedness.....................................13

     Section 3.12    Litigation...............................................14

     Section 3.13    Tax Matters..............................................14

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE


     Section 3.14    Employee Benefit Plans...................................15

     Section 3.15    Employment Matters.......................................17

     Section 3.16    Leases, Contracts and Agreements.........................18

     Section 3.17    Transactions with Insiders...............................18

     Section 3.18    Compliance with Laws.....................................19

     Section 3.19    Insurance................................................19

     Section 3.20    Loans    ................................................19

     Section 3.21    Fiduciary Responsibilities...............................20

     Section 3.22    Patents, Trademarks and Copyrights.......................20

     Section 3.23    Environmental Compliance.................................21

     Section 3.24    No Indemnity Claims......................................21

     Section 3.25    Title to Properties; Encumbrances........................21

     Section 3.26    Shareholder List.........................................22

     Section 3.27    Dissenting Shareholders..................................22

     Section 3.28    Takeover Laws............................................22

     Section 3.29    Employee Stock Options...................................22

     Section 3.30    No Administrative Action.................................22

     Section 3.31    Regulatory Examinations..................................23

     Section 3.32    Community Reinvestment Act Compliance....................23

     Section 3.33    Minute Books.............................................23

     Section 3.34    FDIC Deposit Insurance...................................23

     Section 3.35    No Brokered Deposits or Derivative Securities............23

     Section 3.36    Disclosure Controls and Procedures.......................23

     Section 3.37    Proxy Statement Information..............................24

     Section 3.38    Brokers, Finders and Merger Fees.........................24

     Section 3.39    Representations Not Misleading...........................24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER........................24

      Section 4.1    Organization and Authority...............................24

      Section 4.2    Authority Relative to Agreement..........................25

      Section 4.3    No Violation.............................................25

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      Section 4.4    Consents and Approvals...................................25

      Section 4.5    Financial Statements.....................................26

      Section 4.6    Absence of Certain Changes...............................26

      Section 4.7    Litigation...............................................26

      Section 4.8    Compliance with Laws.....................................26

      Section 4.9    No Administrative Action.................................27

      Section 4.10   Community Reinvestment Act Compliance....................27

      Section 4.11   Financing................................................27

      Section 4.12   Representations Not Misleading...........................27

ARTICLE V COVENANTS OF THE COMPANY............................................27

      Section 5.1    Affirmative Covenants of the Company.....................27

      Section 5.2    Negative Covenants of the Company........................29

      Section 5.3    Covenants of the Buyer...................................32

ARTICLE VI ADDITIONAL AGREEMENTS..............................................33

      Section 6.1    Access To, and Information Concerning, Properties and
                     Records..................................................33

      Section 6.2    Filing of Regulatory Approvals...........................33

      Section 6.3    Miscellaneous Agreements and Consents....................34

      Section 6.4    Operation of the Bank in the Ordinary Course of
                     Business.................................................34

      Section 6.5    No Solicitation by the Company...........................35

      Section 6.6    Public Announcement......................................36

      Section 6.7    Employee Benefit Plans...................................36

      Section 6.8    Liquidation of the Company and Merger of the Bank........38

      Section 6.9    Stock Options............................................38

      Section 6.10   Notification of Related Party Transactions...............39

      Section 6.11   Withholding..............................................39

      Section 6.12   Officers' and Directors' Insurance; Indemnification......39

      Section 6.13   Termination of Employee Stock Ownership Plan.............40

      Section 6.14   Update Disclosure........................................41

      Section 6.15   S Corporation Matters....................................41

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE

      Section 6.16   Voting Agreements........................................42

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER..........................42

      Section 7.1    Conditions to Each Party's Obligation to Effect the
                     Merger...................................................42

      Section 7.2    Conditions to the Obligations of the Buyer and
                     Transitory Subsidiary to Effect the Merger...............42

      Section 7.3    Conditions to the Obligations of the Company to Effect
                     the Merger...............................................44

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER...................................45

      Section 8.1    Termination..............................................45

      Section 8.2    Effect of Termination; Breakup Fee.......................47

      Section 8.3    Amendment................................................48

      Section 8.4    Extension; Waiver........................................48

ARTICLE IX MISCELLANEOUS......................................................49

      Section 9.1    Expenses.................................................49

      Section 9.2    Brokers and Finders......................................49

      Section 9.3    Entire Agreement; Assignment.............................49

      Section 9.4    Further Assurances.......................................49

      Section 9.5    Enforcement of the Agreement.............................50

      Section 9.6    Severability.............................................50

      Section 9.7    Notices..................................................50

      Section 9.8    Governing Law............................................51

      Section 9.9    Descriptive Headings.....................................51

      Section 9.10   Parties in Interest......................................51

      Section 9.11   Counterparts.............................................51

      Section 9.12   Incorporation by References..............................51

      Section 9.13   Certain Definitions......................................51

      Section 9.14   Nonsurvival of Representations, Warranties and
                     Agreements...............................................53

      Section 9.15   Conforming Entries and Loan Loss Reserve.................53

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of November 18, 2003, by and between Liberty Bank, F.S.B., a federal stock savings bank (the "BUYER"), and StateFed Financial Corporation, a Delaware corporation (the "COMPANY").

     WHEREAS, the Buyer desires to affiliate with the Company and its wholly owned subsidiary, State Federal Savings and Loan Association of Des Moines, a federal stock savings bank (the "BANK"), and the Company and the Bank desire to affiliate with the Buyer in the manner provided in this Agreement;

     WHEREAS, the Buyer and the Company believe that the Merger (as defined herein) of the Company with a to-be-formed subsidiary (the "TRANSITORY SUBSIDIARY") of the Buyer to be incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in this Agreement, and all exhibits, schedules and supplements hereto, is desirable and in the best interests of their respective institutions and shareholders;

     WHEREAS, the Company's Board of Directors, at one or more meetings duly called and held, has unanimously (i) determined, among other things, that the Merger is in the best interests of the Company's shareholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved, subject to its fiduciary duties, to recommend to its shareholders to vote in favor of the adoption of this Agreement at a meeting of its shareholders to be held as soon as reasonably practicable; and

     WHEREAS, the board of directors of the Buyer has approved this Agreement and, upon its formation, the Buyer shall cause the board of directors of Transitory Subsidiary to approve this Agreement, declare its advisability, and cause Transitory Subsidiary to become a party to this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

     SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE ACT"), Transitory Subsidiary shall be merged with and into the Company (the "MERGER") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Transitory Subsidiary shall cease. The Buyer shall not be deemed a party to the Merger or a constituent corporation for the purposes of the Delaware Act. Immediately after the Merger, Buyer shall cause the Company to be liquidated with all of its assets being transferred to, and all of its liabilities and obligations being assumed by, the Buyer and immediately after that, the Buyer shall cause the Bank to be merged with and into the Buyer (the "BANK MERGER").

     SECTION 1.2 EFFECTIVE TIME. The Merger shall become effective on the date the Certificate of Merger, in the form required by and executed in accordance with the relevant provisions of the Delaware Act, is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the "EFFECTIVE TIME"). The parties shall use their best efforts to cause the Effective Time to occur on the same date as the closing of the transactions contemplated by Section 2.3 of this Agreement (the "CLOSING"). The Certificate of Merger shall provide that the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended by fully restating its Certificate of Incorporation in the form of the Certificate of Incorporation of Transitory Subsidiary as in effect immediately prior to the Effective Time.

     SECTION 1.3 CONVERSION OF SHARESError! Bookmark not defined.. At the Effective Time:

     (a) All shares of the Company's common stock, $0.01 par value per share ("COMPANY COMMON STOCK" or "SHARES"), issued and outstanding immediately prior to the Effective Time (the "COMMON SHARES OUTSTANDING"), other than Dissenting Shares (as defined in Section 1.9) and Shares described in Section 1.3(b), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and represent the right to receive cash in an amount equal to Thirteen Dollars and Forty Seven Cents ($13.47) per Share, subject to adjustment pursuant to Section 2.4 (the "MERGER CONSIDERATION"). The Merger Consideration shall be paid to the holders of record thereof, without interest thereon, upon surrender of the certificates representing such Shares as provided in Section 1.7.

     (b) Each of the Shares held by the Company as treasury stock or held of record by Buyer immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

     (c) Each share of capital stock of Transitory Subsidiary issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     SECTION 1.4 CERTAIN EFFECTS OF THE MERGER. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Buyer, all as provided under the Delaware Act.

     SECTION 1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and the Bylaws of Transitory Subsidiary, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     SECTION 1.6 DIRECTORS AND OFFICERS. The directors and officers of Transitory Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     SECTION 1.7  CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective
Time: (a) all Shares outstanding immediately prior to the Effective Time shall cease to exist as provided in Section 1.3 and all holders of certificates representing Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such Shares (a "CERTIFICATE") is presented to the Paying Agent (as defined in Section 1.8) or to the Surviving Corporation or the Buyer, such Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     SECTION 1.8  PAYMENT FOR SHARES.

     (a) As soon as practicable following receipt of the Required Vote (as defined in Section 3.4 below), (i) the Buyer shall select a reputable bank or trust company to act as paying agent under this Agreement (the "Paying Agent"), and (ii) the Buyer shall deposit with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 1.3 to all holders of Shares outstanding immediately prior to the Effective Time (other than Dissenting Shares).

     (b) Within five (5) business days after the Effective Time, the Buyer shall cause the Paying Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of Shares (other than Dissenting Shares) a form of letter of transmittal in customary form and containing such provisions as are mutually agreed to by the Buyer and the Company (including a provision confirming that, subject to Section 1.8(d), delivery of Certificates shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of Certificates in exchange for payment therefor (a "TRANSMITTAL LETTER"). The Buyer shall deliver irrevocable written instructions to the Paying Agent in form and substance reasonably satisfactory to the Company to make the payments referred to in
Section 1.3 and shall otherwise ensure that, upon surrender to the Paying Agent of a Certificate, together with a properly executed Transmittal Letter, the holder of such Certificate (or, under the circumstances described in Section 1.8(e), the transferee of the Shares represented by such Certificate) shall promptly receive in exchange therefor the amount of cash to which such person is entitled pursuant to this Agreement.

     (c) On or after the date which is one hundred eighty (180) days after the Effective Time, the Buyer shall be entitled to cause the Paying Agent to deliver to the Buyer any funds made available to the Paying Agent which have not been disbursed to holders of Certificates, and thereafter the Buyer shall be liable with respect to the cash amounts payable upon surrender of their Certificates. Neither the Buyer nor the Paying Agent shall be liable to any holder of a Certificate for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (and, if required by the Buyer, either the signing of an agreement to indemnify the Buyer against any claim that may be made against it with respect to such Certificate or the posting by such person of a bond, in such reasonable amount as the Buyer may direct), the Buyer shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Certificate the cash amount payable in respect thereof pursuant to this Agreement.

     (e) In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

     (f) The Buyer shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Shares.

     SECTION 1.9 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the adoption of this Agreement and who shall have delivered a written demand for appraisal of such Shares within the time and in the manner provided in Section 262 of the Delaware Act and who, as of the Effective Time, shall not have withdrawn such demand or lost such right to appraisal and payment therefor under the Delaware Act (the "DISSENTING SHARES") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 1.3(a) of this Agreement. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Act. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to Section 262 of the Delaware Act shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Act; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder's entitlement to appraisal rights as provided in Section 262 of the Delaware Act or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such Shares or lost such holder's right to appraisal and payment for such holder's Shares under Section 262 of the Delaware Act, such holder shall forfeit the right of appraisal of such Shares and each such Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 1.3(a). The Company shall give Buyer notice as promptly as practicable of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE II
                    MEETING OF COMPANY SHAREHOLDERS; CLOSING

     SECTION 2.1 SHAREHOLDERS' MEETING. The Company covenants and agrees with the Buyer that, acting through its Board of Directors, the Company shall, in accordance with applicable law:

     (a) As soon as reasonably practicable after the date of this Agreement and in any event within 45 days after the Proxy Statement has been cleared by the SEC, duly call, give notice of, convene and hold a special meeting of its shareholders (the "SHAREHOLDERS' MEETING") for the sole purpose of adopting this Agreement.

     (b) Require no greater than the Required Vote (as defined in Section 3.4) in order to approve and adopt this Agreement.

     (c) Subject to compliance with the Board's fiduciary duties and the receipt from Keefe, Bruyette & Woods, Inc. of a letter prior to the mailing of the Proxy Statement (as defined in Section 2.2 below) to the effect that the Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the shareholders of the Company vote in favor of the adoption of this Agreement.

     (d) Subject to compliance with the Board's fiduciary duties, use its best efforts to obtain the adoption of this Agreement by the Required Vote.

     SECTION 2.2  PROXY STATEMENT.

     (a) The Company shall prepare at its expense a proxy statement and other proxy solicitation materials of the Company (the "PROXY STATEMENT") in compliance with Section 14A of the Securities Exchange Act of 1934, as amended (the "1934 ACT") and regulations thereunder, soliciting the vote of the Company's shareholders in favor of the adoption of this Agreement.

     (b) As promptly as practicable and in any event within 30 days after the date of this Agreement, each of the Buyer and the Company shall use its best efforts to prepare and cause to be filed with the SEC the Proxy Statement. The Company will not file the Proxy Statement with the SEC, and will not amend or supplement the Proxy Statement, without consulting the Buyer and its counsel. The Company shall cause the Proxy Statement to comply with the requirements of the 1934 Act and the rules and regulations thereunder, and to respond promptly to any comments of the SEC or its staff. The Buyer shall use its best efforts to assist the Company in causing the Proxy Statement to comply with the requirements of the 1934 Act and the rules and regulations thereunder, and in responding promptly to any comments of the SEC or its staff. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable following the date the Proxy Statement is cleared by the SEC. Each of the Company and the Buyer shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 2.2. If any event occurs, or if either the Buyer or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then such party shall promptly inform the other thereof and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company. Each of the Company and the Buyer hereby represent and covenant that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders or at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other such party specifically for inclusion or incorporation by reference in the Proxy Statement.

     SECTION 2.3 CLOSING. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") will take place at the office of the Buyer at 10:00 a.m. at the office of Liberty Banshares, Inc. at 6400 Westown Parkway, West Des Moines, Iowa on a date selected by the Buyer which is not greater than the tenth business day after the later to occur of (i) receipt by Buyer of all required regulatory approvals and expiration of all waiting periods imposed by law or regulation to consummate the Merger and (ii) adoption of this Agreement by the shareholders of the Company, unless another place or time is agreed upon in writing by the parties (the "CLOSING DATE" or "DATE OF CLOSING"). At the Closing, the parties will deliver to each other the various certificates, instruments and documents referred to in Article VII below and elsewhere in this Agreement.

     SECTION 2.4 ADJUSTMENT OF MERGER CONSIDERATION. The Merger Consideration shall be subject to adjustment as specified in this Section 2.4:

     (a) CALCULATION OF CONSOLIDATED STOCKHOLDERS' EQUITY. As promptly as practicable following the last day of the calendar month preceding the month in which the Closing is expected to occur (the "PRECEDING MONTH") and in any event within five (5) business days after the last day of the Preceding Month, the Company shall deliver to Buyer (i) a balance sheet that fairly presents the financial position of the Company as of the last day of the Preceding Month in conformity with GAAP and (ii) the Company's calculation of its Consolidated Stockholders' Equity (as defined in Section 9.13) as of the last day of the Preceding Month. Such balance sheet and accompanying calculation shall be referred to herein as the "Calculation of Stockholders' Equity."

     (b) MERGER CONSIDERATION ADJUSTMENT. In the event that the Consolidated Stockholders' Equity reflected on the Calculation of Stockholders' Equity is less than Thirteen Million Five Hundred Seventy Five Thousand Dollars ($13,575,000) the Merger Consideration shall be adjusted downward in an amount (rounded to the nearest cent) equal to (i) the difference between Thirteen Million Five Hundred Seventy Five Thousand Dollars ($13,575,000) and the Consolidated Stockholders' Equity divided by (ii) the number of Common Shares Outstanding.

     SECTION 2.5 ALTERNATIVE STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, the Buyer may elect with the prior written consent of the Company (such consent not to be unreasonably withheld), subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (a) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (b) the consideration to be paid to holders of Company Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification, and (c) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Buyer to enter into this Agreement, the Company represents and warrants to Buyer that, except as expressly disclosed in the disclosure statement prepared by the Company and delivered by the Company to Buyer prior to the execution and delivery of this Agreement by the Company (the "DISCLOSURE STATEMENT"):

     SECTION 3.1 ORGANIZATION AND QUALIFICATION. The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the

State of Delaware and is registered with the Office of Thrift Supervision (the "OTS") as a unitary thrift holding company. The Bank is a federal stock savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. State Service Corporation (the "SERVICE CORPORATION") is an Iowa corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Bank and the Service Corporation are sometimes referred to collectively in this Agreement as the "SUBSIDIARIES" and separately as a "SUBSIDIARY". Each of the Company and the Subsidiaries has all requisite corporate power and authority to carry on its respective business as now being conducted and to own, lease and operate its respective properties and assets as now owned, leased or operated. The nature of the business of the Company and the Service Corporation and their respective activities, as currently conducted, do not require them to be qualified to do business in any jurisdiction other than the State of Iowa and they are so qualified. True and correct copies of the Certificate of Incorporation and Bylaws of the Company, the Articles of Incorporation and Bylaws of the Service Corporation and the Federal Stock Charter and Bylaws of the Bank, with all amendments thereto through the date of this Agreement, are attached as Schedule
3.1. (References in this Agreement to any "SCHEDULE" are to the Schedules to the Disclosure Statement.)

     SECTION 3.2 COMPANY CAPITALIZATION. The authorized capital stock of the Company consists solely of (a) 2,000,000 shares of Company Common Stock, $0.01 par value per share of which 1,293,958 shares are issued and outstanding and 487,014 shares are held as treasury shares, and (b) 500,000 shares of Preferred Stock, $0.01 par value per share, none of which are outstanding. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements, plans or commitments of any kind issued or granted by, or binding upon, the Company or its Subsidiaries to purchase or otherwise acquire any security of or equity interest in the Company or its Subsidiaries. Except for the Voting Agreements (as defined herein) or as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements, plans or commitments obligating the Company or its Subsidiaries to issue any shares of the Company or its Subsidiaries, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to any shares of their capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are free of preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares except pursuant to the Delaware Act and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

     SECTION 3.3 SUBSIDIARIES' CAPITALIZATION; OTHER SECURITIES. The authorized capital stock of the Bank consists solely of 859,625 shares of common stock, $0.01 par value per share of which 859,625 shares are issued and outstanding, all of which are owned by the Company, free and clear of all liens, claims, security interests, charges, encumbrances and rights of third parties. The authorized capital stock of the Service Corporation consists solely of one share of common stock, $0.01 par value per share of which one share is issued and outstanding and owned by the Bank, free and clear of all liens, claims, security interests, charges, encumbrances and rights of third parties. All of the issued and outstanding shares of the capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are free of preemptive rights. Neither the Bank nor the Service Corporation has any treasury shares. Except for the shares of the Bank owned by the Company and the shares of the Service Corporation owned by the Bank, neither the Company nor its Subsidiaries own of record or beneficially, directly or indirectly, any equity securities or similar interests in any corporation, bank, business trust, association, partnership, joint venture, limited liability company or other entity, other than those identified as to issuer, number and class of shares as set forth on Schedule 3.3.

     SECTION 3.4 AUTHORITY RELATIVE TO THE AGREEMENT. The Company has all requisite corporate power and authority, and, except for the adoption of this Agreement by the Company's shareholders, no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, which have been duly and validly authorized by its Board of Directors. The approval by the vote of the holders of a majority of the Company Common Stock entitled to vote at the Shareholders' Meeting (the "REQUIRED VOTE") is the only approval by the Company's shareholders of the adoption of this Agreement required under applicable law or the Company's Certificate of Incorporation or Bylaws. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) constitutes a valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder and regulatory approvals as specified herein.

     SECTION 3.5 NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the Certificate of Incorporation or Bylaws of the Company or the Federal Stock Charter or Bylaws of the Bank. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) subject to the receipt of the shareholder and regulatory approvals as specified herein, violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or its Subsidiaries or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company or its Subsidiaries pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company or its Subsidiaries is a party or by which any of their assets or properties are subject or bound, except for such breaches, termination rights, defaults, acceleration or cancellation right, security interest, lien, charge or encumbrance that would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in Section 9.13). Except as set forth on

Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened, against the Company or its Subsidiaries at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in a material liability to Buyer or Transitory Subsidiary or which would prevent or materially delay such consummation. Except as set forth in Schedule 3.5 or as contemplated hereby, the Contracts (as defined herein) will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company or the Bank of the transactions contemplated hereby, assuming the receipt of required shareholder and regulatory approvals.

     SECTION 3.6 CONSENTS AND APPROVALS. The Company's Board of Directors, at one or more meetings duly called and held, has unanimously (i) determined, among other things, that the Merger is in the best interest of the Company's shareholders, (ii) approved this Agreement and declared its advisability, and
(iii) resolved, subject to its fiduciary duties, to recommend to its shareholders to vote in favor of the adoption of this Agreement. The Company has been advised that all of its directors intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger. Except as described in Schedule 3.6, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby or the resulting change of control of its Subsidiaries, except (a) the filing of the Certificate of Merger under the Delaware Act, (b) the approval immediately after the Effective Time by the Board of Directors of the Surviving Corporation and the Buyer, its sole shareholder, of the liquidation and dissolution of the Surviving Corporation, (c) the filing of a certificate of dissolution in connection with the liquidation of the Surviving Corporation, (d) the approval by the Board of Directors of the Bank and the Company, its sole shareholder, of the Bank Merger, (e) the filing of tax clearance certificates in connection with each of the Merger and the liquidation of the Company, and (f) such shareholder and regulatory approvals as are specified herein.

     SECTION 3.7 REGULATORY REPORTS. Except as set forth on Schedule 3.7, the Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the OTS or any other regulatory authority having jurisdiction over any such persons.

     SECTION 3.8 SECURITIES ISSUANCES. All issuances of securities by the Company have been registered under the Securities Act of 1933, as amended, the Securities Act of the State of Iowa, and all other applicable laws or were exempt from any such registration requirements. The Company and its Subsidiaries have made all filings required to be made in compliance with the 1934 Act and such filings were prepared in accordance and complied in all material respects with the requirements of the 1934 Act and the rule and regulations of the Securities and Exchange Commission (the "SEC") thereunder applicable to such filings. None of the information contained in any filing by the Company or any Subsidiary was, as of the date of such filing (or, with respect to amended filings, the date of filing of such amendment) false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.9 FINANCIAL STATEMENTS. Schedule 3.9 contains true, correct and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2003, 2002, and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years ended June 30, 2003, 2002, and 2001, in each case accompanied by the audit report thereon of the independent public accountants, plus the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2003 and 2002 and the related unaudited consolidated statements of income, shareholders' equity and changes in cash flows for the three-month periods ended September 30, 2003 and 2002. Promptly following their availability, but in no event more than 45 days after the end of each fiscal quarter, the Company will provide the Buyer with true, accurate and complete copies of the Company's unaudited financial statements as of the end of each such period. The financial statements (including the related notes, where applicable) referred to in this Section which have been provided as Schedule 3.9 fairly present, and the financial statements to be provided pursuant to this Section will fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and changes in consolidated financial position of the Company and its Subsidiaries for the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior periods ("GAAP") (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and, in the case of unaudited interim financial statements, to the fact that they do not contain all of the footnote disclosures required by GAAP), except as otherwise noted therein, and the accounting records underlying the consolidated financial statements do and will accurately and fairly reflect in all material respects the transactions of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries have any liabilities or obligations of a type which are required to be included in or reflected on the financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (a) as and to the extent disclosed or reflected in the 2003 audited financial statements or in the notes thereto, (b) incurred in the ordinary course of business after the date of the 2003 audited financial statements or (c) expenses incurred relating to marketing of the Company and the transactions contemplated by this Agreement. The Company will provide the Buyer with the Thrift Financial Reports of the Bank for all periods ending after June 30, 2003. Other than those reflected in the footnotes to the Company's 2003 audited financial statements in accordance with GAAP, the Company and its Subsidiaries (i) have no off balance sheet liabilities other than those arising in the ordinary course of business since the date thereof which are of the type that if material would be noted in the footnotes to consolidated financial statements prepared in accordance with GAAP and (ii) have no potential liabilities associated with financial derivative products. The Company's financial statements contain or will contain, in the opinion of management of the Company, an adequate allowance for loan and lease losses.

     SECTION 3.10 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on Schedule 3.10 or as specifically contemplated by this Agreement, since June 30, 2003 neither the Company nor any of its Subsidiaries has:

     (a) made any amendment to its Certificate or Articles of Incorporation, Charter or Bylaws or changed the character of its business in any material manner;

     (b)   suffered any Material Adverse Effect (as defined in Section 9.13);

     (c) except for this Agreement, entered into any agreement, commitment or transaction except in the ordinary course of business;

     (d) except in the ordinary course of business, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in connection with the transactions contemplated by this Agreement;

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business;

     (f) except in the ordinary course of business, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except as set forth on Schedule 3.10(h) and except for regular salary increases granted in the ordinary course of business within the Company's or its Subsidiaries' 2004 budgets and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company or its Subsidiaries, for the directors, employees or former employees of the Company or its Subsidiaries;

     (i) except as specifically contemplated by this Agreement, directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities, except for dividends paid to the Company by its Subsidiaries and the dividend of Ten Cents ($0.10) per Share paid on October 3, 2003 to shareholders of record of the Company on September 30, 2003;

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company or its Subsidiaries to any liability from the business, operations or liabilities of such person) other than Federal Home Loan Bank stock and readily marketable securities set forth on Schedule 3.3;

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced with any change in any accounting methods, principles or practices except to comply with GAAP;

     (m) experienced any change in relations with customers or clients of the Company or its Subsidiaries which could have a Material Adverse Effect on the Company or its Subsidiaries;

     (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with safe and sound banking practices;

     (o) sold or agreed to sell any of its banking facilities other than its former headquarters located in downtown Des Moines, Iowa; or

     (p) except for this Agreement and the transactions contemplated hereby, agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

     SECTION 3.11 COMPANY INDEBTEDNESS. The Company has delivered to the Buyer as set forth on Schedule 3.11, true and complete copies of all loan documents ("COMPANY LOAN DOCUMENTS") related to indebtedness of the Company and its Subsidiaries for borrowed funds and capital leases, other than deposits, Federal Home Loan Bank advances and federal funds purchased ("COMPANY INDEBTEDNESS"), and made available to the Buyer all material correspondence concerning the status of Company Indebtedness.

     SECTION 3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no action, suit, claim, investigation, review or other proceeding pending by or against the Company or its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity involving a monetary claim in excess of $25,000 individually or in the aggregate in excess of $100,000 or involving a claim for equitable relief (i.e., specific performance or injunctive relief) other than mechanics liens arising in the ordinary course of business in respect of the loan assets of the Company or any of its Subsidiaries or foreclosure actions initiated by the Bank ("PROCEEDING"). The Company will notify the Buyer immediately in writing of any Proceeding against the Company or its Subsidiaries.

     SECTION 3.13 TAX MATTERS. Except as described in Schedule 3.13, the Company and its Subsidiaries have duly filed all tax returns that they were required to file (the "FILED RETURNS"), prior to the date of this Agreement. All such Filed Returns were correct and complete in all material respects. The Company and its Subsidiaries have paid, or have established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid by the Filed Returns. Except as described in Schedule 3.13, none of the Company or its Subsidiaries currently is the beneficiary of any extension of time within which to file any tax return. With respect to the periods for which returns have not yet been filed, the Company and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company and its Subsidiaries have no direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. There are no liens for any taxes on any assets of the Company or its Subsidiaries except for liens for taxes not yet due or for taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. Except as set forth on
Schedule 3.13, the Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or the Bank or similar arrangement with its other Subsidiaries. Except as set forth on Schedule 3.13, neither the Company nor its Subsidiaries have filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund) or anticipate receipt of any tax refund. Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company or its Subsidiaries, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax assessment or deficiency against the Company or its Subsidiaries for any period. The Company and its Subsidiaries have withheld and paid over all taxes to the proper governmental authorities required to be so withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company and its Subsidiaries are neither obligated to make any payments nor are they parties to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Internal Revenue Code, as amended (the "CODE"). None of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

     SECTION 3.14 EMPLOYEE BENEFIT PLANS. With respect to all employee benefit plans and programs in which employees of the Company or its Subsidiaries participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or its Subsidiaries or any entity which is a member of a controlled group or affiliated service group with the Company or any of its Subsidiaries under ERISA Section 4001 or Section 414 of the Code (such Subsidiaries and entities collectively, "ERISA AFFILIATES") or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "WELFARE BENEFIT PLANS") and sets forth (i) the amount of any liability of the Company or ERISA Affiliates for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or an ERISA Affiliate or to which the Company or ERISA Affiliates contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "PENSION BENEFIT PLANS");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trust, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or ERISA Affiliates (referred to as ("OTHER PROGRAMS");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, in all material respects, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in all material respects in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) Neither the Company, any Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has ever engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in
Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company nor any ERISA Affiliate is, or has been within the past ten years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company or any ERISA Affiliate during the past ten years maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company nor any ERISA Affiliate (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the IRS with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, are attached hereto as Schedule 3.14(h);

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans except as expressly stated therein, (whether expressed, implied, oral or written) except as required by
Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or, to the knowledge of Company and its Subsidiaries threatened, with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid;

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company or any ERISA Affiliate (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program; and

     (m) The ESOP (as defined below) has, or will have prior to the Closing, repaid all amounts due to the Company.

     SECTION 3.15 EMPLOYMENT MATTERS. Except as disclosed on Schedule 3.15, neither the Company nor any Subsidiary is a party to any oral or written employment or similar contracts or agreements with any of its employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company or any Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to the knowledge of the Company, neither the Company nor its Subsidiaries are engaged in any unfair labor practice.

     SECTION 3.16 LEASES, CONTRACTS AND AGREEMENTS. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which the Company or any Subsidiary cannot terminate without penalty upon 60 days' notice and which obligate or may obligate the Company or any Subsidiary for an annual amount in excess of $25,000 per lease, sublease, license, contract or agreement (the "CONTRACTS"). Schedule
3.16 includes a true and correct copy of the purchase agreement for the sale of the Company's former headquarters located in downtown Des Moines. The Company has made available to the Buyer true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by or deposits by or with the Company or its Subsidiaries. Except as set forth in Schedule 3.16, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of the Company or its Subsidiaries. To the knowledge of the Company, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company and its Subsidiaries under the Contracts are current, there are no existing defaults by the Company or its Subsidiaries under the Contracts and no termination, condition or other event has occurred on the part of or with respect to the Company which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests.

     SECTION 3.17 TRANSACTIONS WITH INSIDERS. Except as described in Schedule 3.17, there are no transactions in which any of the executive officers, directors or employees of the Bank or the Company or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officers or directors (collectively, "INSIDERS"), directly or indirectly, either individually or through any corporation, limited liability company, partnership, association or other entity, has borrowed from, loans to, supplied or provided goods to, purchased assets from, sold assets to, or done business in any manner with, the Company or the Bank. All transactions with Insiders are in compliance with applicable laws, rules and regulations. Except as described in Schedule 3.17, no Insider has any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by the Company or the Bank or in any liability, obligation or indebtedness of the Company or the Bank, except for deposits of the Bank. Neither the Company nor the Bank owns and is the beneficiary of insurance on the life of any Insider.

     SECTION 3.18 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.18, neither the Company nor any of its Subsidiaries is in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court, or (ii) in any material respect, any applicable statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital ratios and loan limitations of the OTS or the FDIC, except for any such violation or default which is not likely to have, individually or in the aggregate, a Material Adverse Effect and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company or any of its Subsidiaries assuming all required regulatory approvals are obtained. The Company and its Subsidiaries have all permits, licenses, and franchises from governmental agencies ("PERMITS") required to conduct their businesses as they are now being conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the Company is not aware of any reason relating to it or the Subsidiaries why all required regulatory approvals or consents shall not be obtained relating to the transactions contemplated by this Agreement.

     SECTION 3.19 INSURANCE. The Company and its Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims in excess of $25,000 in the aggregate under such bonds within the last 5 years and neither the Company nor its Subsidiaries is aware of any facts which would form the basis of a claim under such bonds. Neither the Company nor its Subsidiaries has any reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms. The Company has made available to the Buyer true and accurate copies of the policies and declaration pages evidencing such insurance coverage.

     SECTION 3.20 LOANS.

     (a)   Except as set forth on Schedule 3.20:

     (i) all loans, loan agreements, loan participations, letters of credit, leases and loan commitments made or entered into by the Company or the Bank are in compliance in all material respects with applicable laws and regulations, and all guarantees of any government or governmental entity of such extensions of credit are valid and enforceable;

     (ii) the Company's or the Bank's loan files contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the loans;

     (iii) all loan documents of the Company and the Bank are correct in amount, genuine as to signature of every party thereto, including but not limited to lessees, makers and endorsers and were given for valid consideration and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally or by limitations on the availability of equitable remedies;

     (iv) none of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated in the loan documents or as a result of bankruptcy or other debtor relief laws of general application;

     (v) none of the loans are subject to any offset, claims of offset or claims of other material liability on the part of the Company or the Bank;

     (vi) all security interests granted in favor of the lender of the loan as reflected in the loan documents have been properly perfected; and

     (vii) the collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan documents.

     (b) Except as reflected on the books and records of the Company or the Bank, neither the Company nor the Bank has notice or knowledge of, and have not consented to, the sale, loss, destruction or other disposition of any such collateral, except where the proceeds thereof have been applied to the indebtedness to the Company or the Bank.

     SECTION 3.21 FIDUCIARY RESPONSIBILITIES. The Company and its Subsidiaries have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

     SECTION 3.22 PATENTS, TRADEMARKS AND COPYRIGHTS. Except as set forth in
Schedule 3.22, neither the Company nor its Subsidiaries require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company or its Subsidiaries.

The Company and its Subsidiaries own or are licensed or otherwise have the right to use the items listed in Schedule 3.22.

     SECTION 3.23 ENVIRONMENTAL COMPLIANCE. To the knowledge of the Company or the Bank, there have been no acts or omissions occurring on or with respect to real estate currently or previously owned, leased or otherwise used by the Company or the Bank, including without limitation, other real estate owned, properties under foreclosure or properties held by the Bank in any fiduciary capacity (collectively, the "BANK PROPERTY") which constitute or result, or which are reasonably likely to have constituted or resulted, in the creation of any federal, state or common law nuisance (whether or not the nuisance condition is, or was, foreseen or unforeseen) or which do not, or have not, complied with federal, state or local environmental laws including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental, Response, Compensation and Liability Act, as amended, and their state and local law counterparts, all rules and regulations promulgated thereunder and all other legal requirements associated with the ownership and use of the Bank Property (collectively, "ENVIRONMENTAL LAWS") and as a result of which acts or omissions the Company or the Bank is subject to or reasonably likely to incur a material liability. To the knowledge of the Company or the Bank, neither the Company nor the Bank is subject to or reasonably likely to incur a material liability as a result of its ownership, lease, operation or use of any Bank Property (i) that is contaminated by or contains any hazardous waste, toxic substance or related materials, including without limitation, asbestos, PCBs, pesticides, herbicides, petroleum products, substances defined as "hazardous substances" or "toxic substances" in the Environmental Laws, and any other substance or waste that is hazardous to human health or the environment (collectively, "TOXIC SUBSTANCES"), or (ii) on which any Toxic Substance has been stored, disposed of, placed or used in the construction thereof. No claim, action, suit or proceeding is pending or threatened against the Company or the Bank relating to the Bank Property before any court or other governmental authority or arbitration tribunal relating to Toxic Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting the Company or the Bank with respect thereto, nor have Sellers, the Company or the Bank been notified of any investigation or claim relating thereto. Schedule 3.23 includes a copy of all environmental property assessments previously conducted or possessed by the Company or the Bank with respect to the Bank Property currently owned or leased by the Bank.

     SECTION 3.24 NO INDEMNITY CLAIMS. Neither the Company nor its Subsidiaries is subject to, or to the knowledge of the Company threatened with, any indemnification claim for the benefit of any present or former director, officer or employee or any other person, or the heirs, personal representatives, successors or assigns thereof.

     SECTION 3.25 TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth on
Schedule 3.25, in notes to the balance sheet included as part of the 2003 audited financial statements, or for such encumbrances arising by operation of law, the Company and each of its Subsidiaries has unencumbered, good, legal, and marketable title to all its owned properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the balance sheet included as part of the 2003 audited financial statements except for those properties and assets disposed of for fair market value in the ordinary course of business since June 30, 2003. Except as set forth on Schedule 3.25, the Company has a title policy in full force and effect from a title insurance company which, to the best of Company's knowledge, is solvent, insuring good and marketable title to all real property owned by the Company and its Subsidiaries in favor of the Company or its Subsidiaries, whichever is applicable. The Company has made available to the Buyer all of the files and information in the possession of the Company or its Subsidiaries concerning such properties, including any title exceptions which might affect marketable title or value of such property. The Company and its Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted. Except as set forth on Schedule 3.25, the Company and the Bank each own all furniture, equipment, art and other property (excluding leased real estate) which is material to the operation of their respective businesses and presently located on their respective premises.

     SECTION 3.26 SHAREHOLDER LIST. The Company has provided to the Buyer prior to the date of this Agreement a list of the record holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of October 31, 2003 containing the names, addresses and number of Shares or such other securities held of record, which, to the knowledge of the Company, is accurate in all respects as of such date.

     SECTION 3.27 DISSENTING SHAREHOLDERS. As of the date hereof, the Company and the Bank, and their respective directors, have no knowledge of any plan or intention on the part of any Company shareholders to make written demand for payment of the fair value of such Shares in the manner provided in Section 262 of the Delaware Act.

     SECTION 3.28 TAKEOVER LAWS. This Agreement and the Merger contemplated hereby are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other anti-takeover laws and regulations of any state applicable to the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries has a "poison pill" or shareholder rights plan.

     SECTION 3.29 EMPLOYEE STOCK OPTIONS. Except as set forth on Schedule 3.29, there are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary.
Schedule 3.29 identifies each grantee of an option to purchase Shares, the number of outstanding options held by each, their vesting status, expiration dates and exercise price.

     SECTION 3.30 NO ADMINISTRATIVE ACTION. Neither the Company nor the Bank is subject to any cease and desist order, written agreement, memorandum of understanding or any other administrative action by or with any regulatory authority, or any board resolution in lieu of the foregoing, nor is any such action threatened or pending, nor has the Company or the Bank made any commitment to any regulatory body.

     SECTION 3.31 REGULATORY EXAMINATIONS. The Bank was last examined by the OTS as of June 30, 2002. In addition to loans classified by the Bank's regulatory examiners as "other loans specially mentioned," "substandard," "doubtful", or "loss," the Bank has no other loans which are included on its watch list, except those which have been disclosed to Buyer in a confidential letter.

     SECTION 3.32 COMMUNITY REINVESTMENT ACT COMPLIANCE. The Bank is rated "satisfactory" or better by OTS in its most recent Community Reinvestment Act examination.

     SECTION 3.33 MINUTE BOOKS. The minute book and stock record book of each of the Company and its Subsidiaries is complete and correct and records all material transactions required to be recorded under any federal, state or governmental agency law or regulation.

     SECTION 3.34 FDIC DEPOSIT INSURANCE. The deposit accounts of the Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation to the maximum extent provided by law, and there has not occurred any act or default on the part of the Bank which could materially and adversely affect its status as an insured bank.

     SECTION 3.35 NO BROKERED DEPOSITS OR DERIVATIVE SECURITIES. Except as set forth on Schedule 3.35, the Bank has no current deposits for which it has paid a fee. The Bank owns no derivative securities.

     SECTION 3.36 DISCLOSURE CONTROLS AND PROCEDURES. Since September 30, 2002, the Company and its Subsidiaries have had in place "disclosure controls and procedures" as defined in Rules 13a-15(c) and 15d-15(c) of the 1934 Act) designed and maintained to ensure that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports. None of the Company's or its Subsidiaries' records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

     SECTION 3.37 PROXY STATEMENT INFORMATION. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement will not contain any untrue statement or a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading. The Proxy Statement will comply in all material respects with provisions of the 1934 Act and the rules and regulations thereunder.

     SECTION 3.38 BROKERS, FINDERS AND MERGER FEES. Except for Keefe, Bruyette & Woods, Inc., neither the Company nor its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company or its Subsidiaries in connection this Agreement or the transactions contemplated hereby. Schedule 3.38 discloses a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by the Company and its Subsidiaries to all attorneys, accountants, advisors and investment bankers in connection with the Merger or this Agreement ("MERGER FEES").

     SECTION 3.39 REPRESENTATIONS NOT MISLEADING. No representation or warranty by the Company in this Agreement, or in any Exhibit or Schedule furnished to the Buyer or to Transitory Subsidiary by the Company or its Subsidiaries under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                  OF THE BUYER

     As an inducement to the Company to enter into this Agreement, Buyer represents and warrants to the Company that, except as expressly disclosed in the disclosure statement prepared by the Buyer and delivered by the Buyer to the Company prior to the execution and delivery of this Agreement by the Buyer (the "BUYER DISCLOSURE STATEMENT") :

     SECTION 4.1  ORGANIZATION AND AUTHORITY.

     (a) Buyer is a federal stock saving bank, duly organized, validly existing and in good standing under the laws of the United States. Buyer has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.

     (b) Buyer is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification.

     SECTION 4.2 AUTHORITY RELATIVE TO AGREEMENT. The Buyer has all requisite corporate power and authority and no further corporate or shareholder proceedings on the part of the Buyer are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by the Board of Directors of Buyer. This Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legally binding and enforceable obligation of the Buyer, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder and regulatory approvals as specified herein.

     SECTION 4.3 NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with, or result in any violation or breach of or default under the Federal Stock Charter or Bylaws of Buyer.

     SECTION 4.4  CONSENTS AND APPROVALS.

     (a) Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) subject to the receipt of the regulatory approvals specified herein, violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Buyer or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Buyer pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Buyer is a party or by which any of its assets or properties are subject or bound, except for such breaches, termination rights, defaults, acceleration or cancellation right, security interest, lien, charge or encumbrance that would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in Section 9.13). Except as set forth on Schedule 4.4, there are no proceedings pending or, to the knowledge of the Buyer, threatened, against the Buyer at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person or which would prevent or materially delay such consummation.

     (b) Except as described in Schedule 4.4, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby, except (a) the filing of the Certificate of Merger under the Delaware Act, (b) the approval immediately after the Effective Time by the Board of Directors of the Surviving

Corporation and the Buyer, its sole shareholder, of the liquidation and dissolution of the Surviving Corporation, (c) the filing of a certificate of dissolution in connection with the liquidation of the Surviving Corporation, (d) the approval by the Board of Directors of the Buyer and Liberty Banshares, Inc., its sole shareholder, of the Bank Merger, (e) the filing of tax clearance certificates in connection with each of the Merger and the liquidation of the Company, (f) such regulatory approvals as are specified herein and (g) the filing of Articles of Combination with the OTS relating to the Bank Merger.

     SECTION 4.5 FINANCIAL STATEMENTS. Schedule 4.5 contains a true, correct and complete copy of the unaudited consolidated financial statements of Liberty Banshares, Inc. and its subsidiaries as of September 30, 2003. The financial statements (including the related notes, where applicable) referred to in this Section which have been provided as Schedule 4.5 fairly present the financial position of Liberty Banshares, Inc. and its subsidiaries as of the dates thereof and the results of operations of Liberty Banshares, Inc. for the period then ended, in conformity with GAAP (subject to normal year-end adjustments and to the fact that they do not contain all of the footnote disclosures required by
GAAP), except as otherwise noted therein, and the accounting records underlying such consolidated financial statements accurately and fairly reflect in all material respects the transactions of Liberty Banshares, Inc. and its subsidiaries. The Buyer does not have any liabilities or obligations of a type which are required to be included in or reflected on the financial statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except (a) as and to the extent disclosed or reflected in the September 30, 2003 unaudited financial statements or in the notes thereto, (b) incurred in the ordinary course of business after the date of the September 30, 2003 unaudited financial statements or (c) expenses incurred relating to the transactions contemplated by this Agreement.

     SECTION 4.6 ABSENCE OF CERTAIN CHANGES. Since September 30, 2003, the Buyer has not suffered any Material Adverse Effect (as defined in Section 9.13).

     SECTION 4.7 LITIGATION. There is no action, suit, claim, investigation, review or other proceeding pending by or against the Buyer or, to the knowledge of the Buyer, threatened against the Buyer or involving any of its properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity the outcome of which would reasonably be likely to have a Material Adverse Effect (as defined in Section 9.13) on the Buyer ("BUYER PROCEEDING"). The Buyer will notify the Company immediately in writing of any Buyer Proceeding.

     SECTION 4.8 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.8, the Buyer is not in default in respect to or in violation of (i) any judgment, order, writ, injunction or decree of any court, or (ii) in any material respect, any applicable statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local, including (for purposes of illustration and not limitation) capital ratios and loan limitations of the OTS or the

FDIC, except for any such violation or default which is not likely to have, individually or in the aggregate, a Material Adverse Effect and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Buyer assuming all required regulatory approvals are obtained. The Buyer has all Permits required to conduct its business as it is now being conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, the Buyer is not aware of any reason relating to it why all required regulatory approvals or consents shall not be obtained relating to the transactions contemplated by this Agreement.

     SECTION 4.9 NO ADMINISTRATIVE ACTION. The Buyer is not subject to any cease and desist order, written agreement, memorandum of understanding or any other administrative action by or with any regulatory authority, or any board resolution in lieu of the foregoing, nor is any such action threatened or pending, nor has the Buyer made any commitment to any regulatory body.

     SECTION 4.10 COMMUNITY REINVESTMENT ACT COMPLIANCE. The Buyer is rated "satisfactory" or better by OTS in its most recent Community Reinvestment Act examination.

     SECTION 4.11 FINANCING. The Buyer has, or will have immediately prior to the Closing, sufficient funds to pay the Merger Consideration.

     SECTION 4.12 REPRESENTATIONS NOT MISLEADING. No representation or warranty by the Buyer in this Agreement nor exhibit or schedule furnished to the Company by it under and pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                    ARTICLE V
                            COVENANTS OF THE COMPANY

     SECTION 5.1 AFFIRMATIVE COVENANTS OF THE COMPANY. For so long as this Agreement is in effect, the Company shall, and shall cause its Subsidiaries (the Company and it Subsidiaries being sometimes collectively referred to herein as the "ACQUIRED COMPANIES"), from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement, to:

     (a) operate and conduct the businesses of the Acquired Companies in the ordinary course of business and consistent with safe and sound banking practices;

     (b) preserve intact the Acquired Companies' corporate existence and use reasonable best efforts to preserve intact the Acquired Companies' business organization, assets, licenses, permits, authorizations, and business opportunities;

     (c) comply with all material contractual obligations applicable to the Acquired Companies' operations;

     (d) maintain all the Acquired Companies' properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all types of property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with the Buyer and Transitory Subsidiary in satisfying the conditions in this Agreement, (ii) assist the Buyer and Transitory Subsidiary in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for the Buyer, Transitory Subsidiary or the Company to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Acquired Companies not previously provided to the Buyer required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file with the SEC and the OTS all financial statements and other reports required to be so filed by any of the Acquired Companies and to the extent permitted by applicable law, promptly thereafter deliver to the Buyer copies of all financial statements and other reports required to be so filed;

     (g) use reasonable best efforts to comply in all material respects with all applicable laws and regulations;

     (h) promptly notify the Buyer upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to the Buyer of any material written communications concerning the Company Loan Documents;

     (i) between the date of this Agreement and Closing, promptly give written notice to the Buyer upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (j) deliver to the Buyer a list (Schedule 5.1(j)), dated as of the Closing, showing (i) the name of each bank or institution where the Acquired Companies have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (k) deliver to the Buyer a list (Schedule 5.1(k)), dated as of the Effective Time, showing all liabilities and obligations of the Acquired Companies, except those arising in the ordinary course of their respective businesses, incurred since the latest financial statement delivered to Buyer, certified by an officer of Company;

     (l) shall continue to have contingency plans for cash availability and liquidity sources;

     (m) promptly notify the Buyer of any material change or material inaccuracies in any data previously given or made available to the Buyer or Transitory Subsidiary pursuant to this Agreement;

     (n) to the extent permitted by GAAP, the Company and its Subsidiaries shall expense in financial statement presentation prior to the Effective Time all fees, costs and expenses of the Company and its Subsidiaries that have been and are to be incurred by them as a result of the transactions contemplated under this Agreement, so that no such fees, costs and expenses of the Company and its Subsidiaries will become a financial statement expense of the Buyer after the Effective Time;

     (o) provide reasonable access, to the extent that the Company or its Subsidiaries have the right to provide access, during normal business hours to any or all Bank Property (as defined in Section 3.23) so as to enable the Buyer to physically inspect any structure or components of any structure on such Bank Property, including without limitation, surface and subsurface testing and analyses and environmental audits or assessments that may include soil, groundwater or Toxic Substances sampling ("ENVIRONMENTAL INVESTIGATIONS"); and

     (p) make adjustments to the Bank's allowance for loan and lease losses in accordance with GAAP and regulatory requirements.

     SECTION 5.2 NEGATIVE COVENANTS OF THE COMPANY. Except with the prior written consent of the Buyer (which consent with respect to subsections (l) and (m) shall not be unreasonably withheld or delayed) or as otherwise specifically permitted by this Agreement, the Company will not and will not permit the Bank, or any other Subsidiary of the Company, from the date of this Agreement to the Effective Time, to:

     (a) make any amendment to its Certificate or Articles of Incorporation, Federal Thrift Charter or Bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP and after notice to the Buyer;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock except for the exercise of stock options outstanding on the date hereof to purchase Shares and the acceptance of Shares for the payment of the exercise of such stock options;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with safe and sound banking practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent) on any property of the Company or its Subsidiaries, except in the ordinary course of business and consistent with safe and sound banking practices;

     (f) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with safe and sound banking practices;

     (g) sell any real estate owned as of the date of this Agreement or acquired thereafter, except for (i) real estate which qualifies as "other real estate owned" under banking principles applicable to it, and then only in the ordinary course of business and consistent with safe and sound banking practices and applicable banking laws and regulations and (ii) the sale of the former headquarters facility pursuant to that certain purchase agreement included in
Schedule 3.16;

     (h) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (i) except as set forth on Schedule 3.10 and except for regular salary increases granted in the ordinary course of business and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any employee benefit plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (j) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock; provided (i) if the Closing has not occurred by April 1, 2004 and (ii) the Company is not then in default or breach of any of its covenants, obligations or representations and warranties under this Agreement and the Company has continually used its best efforts to timely satisfy its obligations hereunder, then the Company shall be permitted to declare and pay a one-time cash dividend in the amount of ten cents ($0.10) per Share;

     (k) except through settlement of indebtedness, foreclosure or the exercise of creditors' remedies, in each case in connection with a debt previously contracted in good faith, acquire the capital stock or other equity securities or interest of any person;

     (l) make any capital expenditure or a series of expenditures of a similar nature in excess of $10,000 in the aggregate;

     (m) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business and consistent with safe and sound banking practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (n) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with safe and sound banking practices;

     (o) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company or any of its Subsidiaries;

     (p) issue any certificates of deposit except in the ordinary course of business and consistent with safe and sound banking practices;

     (q) make any investments except in the ordinary course of business and consistent with safe and sound banking practices;

     (r) modify, amend, waive or extend either the Company Loan Documents or any rights under such agreements;

     (s) except as described in Section 3.10(o), sell, lease, sublease or contract to sell, lease or sublease any part of the Company's or its Subsidiaries' premises;

     (t)   change any fiscal year or the length thereof;

     (u)   incur any additional Company Indebtedness;

     (v) except as otherwise permitted by this Agreement, voluntarily take any action that is intended to or expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions set forth in this Agreement not being satisfied or in violation of any provisions of this Agreement; or

     (w) except to the extent permitted by this Agreement, enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company and its directors and its Subsidiaries under this Agreement or any related written agreement.

Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company or its Subsidiaries in a manner not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

     SECTION 5.3 COVENANTS OF THE BUYER. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Buyer shall:

     (a) conduct its business in the regular, ordinary and usual course, consistent with past practices;

     (b) take no action that is reasonably likely to have an adverse affect or delay the ability of the Buyer to perform its covenants or obligations in a timely basis under this Agreement;

     (c) take no action that is reasonably likely to have an adverse affect upon or delay the ability of the Buyer to obtain any necessary approvals, consents, or waivers of any regulatory authority or third party;

     (d) form Transitory Subsidiary as soon as practicable after receiving regulatory approval to do so and cause Transitory Subsidiary to become a party to this Agreement;

     (e) between the date of this Agreement and Closing, promptly give written notice to the Company upon obtaining knowledge of any event or fact that would cause any of the representation or warranties of the Buyer contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (f) promptly notify the Company of any material change or material inaccuracies in any data previously given or made available to the Company pursuant to this Agreement;

     (g) take no voluntary action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect prior to the Effective Time or in any of the conditions set forth in this Agreement not being satisfied or in violation of any provisions of this Agreement; and

     (h) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Buyer under this Agreement or any related agreement.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     SECTION 6.1 ACCESS TO, AND INFORMATION CONCERNING, PROPERTIES AND RECORDS. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give the Buyer, its legal counsel, accountants and other representatives full access, during normal business hours and upon reasonable advance notice, throughout the period prior to the Closing, to all of the Company's and its Subsidiaries' properties, books, contracts, commitments and records, permit the Buyer to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may reasonably require and furnish to the Buyer during such period all such information concerning the Company and its Subsidiaries and their affairs as the Buyer may reasonably request. All information disclosed by the Company and its Subsidiaries to the Buyer which is nonpublic shall be held confidential by the Buyer and its representatives. In the event that the Buyer is required by applicable law or valid court process to disclose such information, the Buyer shall provide the Company with prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with this Section 6.1. If in the absence of a protective order or other remedy or the receipt of a waiver, the Buyer is nonetheless, in the written opinion of counsel, legally compelled to disclose any such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Buyer may, without liability hereunder, disclose to such tribunal only that portion of the nonpublic information which such counsel advises the Buyer it is legally required to disclose. In the event this Agreement is terminated pursuant to the provisions of Article VIII, the Buyer agrees to destroy or return to the Company all copies of such nonpublic information and shall not thereafter use any such information to any purpose whatsoever.

     SECTION 6.2 FILING OF REGULATORY APPROVALS. The Buyer shall promptly prepare and file and the Company shall cooperate in the preparation and filing of all notices and applications to the OTS, the FDIC and any other regulatory or governmental authorities which are necessary or which the Buyer deems appropriate to complete the transactions contemplated herein, including establishing the Transitory Subsidiary, the Merger, the liquidation of the Company into the Buyer and the merger of the Bank into the Buyer. The Buyer shall furnish copies of such notices and applications as so filed to the Company. The Buyer shall use its reasonable best efforts to make all filings with the OTS, the FDIC and any other banking regulatory authority within 20 days after the date hereof.

     SECTION 6.3 MISCELLANEOUS AGREEMENTS AND CONSENTS. Subject to the terms and conditions of this Agreement, the parties agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. The parties shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

     SECTION 6.4 OPERATION OF THE BANK IN THE ORDINARY COURSE OF BUSINESS. Between the date hereof and the time of Closing, the business of the Company and the Bank shall be operated and conducted only in the ordinary course, including but not limited to compliance with the Bank's internal lending policy and procedures, including standards of credit worthiness, security requirements and lending limits; the Bank shall continue to accrue interest on loans and charge off loans in accordance with its past practice and in accordance with GAAP and regulatory requirements; the Bank shall continue to operate and price deposit offerings in a reasonable manner as it has done over time in the ordinary course of business; and the Company shall use its best efforts to operate and preserve the business, assets, liabilities and organization of the Bank. Without limiting the generality of the foregoing, except as specifically authorized or required in this Agreement, the Company and the Bank shall not request or accept any change in capital stock or structure and shall not, without the written consent of Buyer (which consent shall not be unreasonably withheld or delayed): incur additional borrowings from the Federal Home Loan Bank other than short term borrowings with a term not to exceed one year; hire additional personnel; acquire or dispose of material assets other than in the ordinary course of business; extend or renew loans or advance additional sums to a borrower whose loans, in whole or in part, have been classified or listed as special mention by any regulatory authority or are on the Bank's watch list; make loans other than in accordance with the Bank's current loan policies; make or commit to make any new loan or new letter of credit or any new or additional advance under any existing line of credit (other than any advance which it is obligated to make pursuant to contracts to lend money in effect on the date of this Agreement),
(i) in principal amounts in excess of Ten Thousand Dollars ($10,000) for an unsecured loan, Fifty Thousand Dollars ($50,000) for a secured commercial loan and Two Hundred Thousand Dollars ($200,000) for a first-mortgage, secondary market qualified loan secured by owner-occupied residential real estate or (ii) with respect to any residential mortgage loan which does not meet the qualifications for resale on the secondary market; sell investment securities prior to maturity; or purchase investment securities, except that Buyer's consent shall not be required for the purchase of U.S. Government or U.S. Agency securities having a maturity at the time of purchase of one year or less. The Company's requests for Buyer's consent pursuant to the preceding sentence shall be made in writing or via facsimile to Russell G. Olson or James Davids as Buyer's authorized representatives (or to such other authorized representatives as Buyer may designate in writing to the Bank from time to time). If Buyer's authorized representatives shall fail to respond to any such request by the end of the third business day following receipt thereof, such request shall be deemed approved by Buyer. From and after the date of this Agreement to the date of Closing or termination of this Agreement, the Company shall cause the Bank to allow representatives of Buyer to attend all board meetings and all loan committee meetings of the Bank, but without voting rights and as observers only, and provide the Buyer reasonable prior notice thereof; provided such representatives shall be excluded from portions of any meeting which discuss the transactions contemplated by this Agreement, a Competing Proposal or Superior Proposal, or regulatory issues, or if, in the reasonable opinion of counsel to the Company, attendance at such portion of the meeting would adversely affect the attorney-client privilege between the Company and its counsel.

     SECTION 6.5  NO SOLICITATION BY THE COMPANY.

     (a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any of its or any Company Subsidiary directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Company Subsidiary to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Competing Proposal (as defined in Section 9.13), (ii) enter into any agreement with respect to a Competing Proposal, (iii) participate in any discussions or negotiations regarding any Competing Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Competing Proposal; provided, however, that if, and only to the extent that (A) the approval of this Agreement by the Company's shareholders has not occurred and (B) the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would or could reasonably be expected to breach the fiduciary duties of the Board of Directors of the Company under applicable law, the Company may, in response to a bona fide, written Competing Proposal not solicited in violation of this Section 6.5(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Competing Proposal (as defined in Section 9.13), subject to compliance with Section 6.5(b), (1) furnish information with respect to the Company to any person making such a Superior Competing Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and the Buyer, (2) participate in discussions or negotiations regarding such a Superior Competing Proposal and (3) subject to the terms of Section 8.1(h), enter into an acquisition agreement or similar agreement (each, an "ACQUISITION AGREEMENT") with respect to a Superior Competing Proposal.

     (b) In addition to the obligations of the Company set forth in Section 6.5(a), the Company shall promptly advise the Buyer orally and in writing of any Competing Proposal or any inquiry which could lead to a Competing Proposal (including the identity of the person making or submitting such Competing Proposal or inquiry and the terms thereof) and keep the Buyer informed, on a current basis, of the continuing status thereof.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions with any person that relate to a Competing Proposal.

     SECTION 6.6 PUBLIC ANNOUNCEMENT. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and the Buyer.

     SECTION 6.7  EMPLOYEE BENEFIT PLANS.

     (a) The employment of Randall C. Bray shall be involuntarily terminated without cause at the Effective Time and he shall thereafter perform services pursuant to the Consulting Agreement referred to in Section 7.2(l) hereof. Accordingly, it is agreed by the parties that at the Closing the Bank shall pay to Mr. Bray a change in control payment in the amount of $192,500 as provided in
Section 8(a) of that certain Amended and Restated Employment Agreement by and between the Bank and Mr. Bray dated November 21, 2002 (the "BRAY EMPLOYMENT AGREEMENT"), subject to possible reduction thereof as set forth in Section 9 of the Bray Employment Agreement. At the Effective Time, the Buyer shall assume and honor, and become the substituted party for the Bank under, that certain Change in Control Severance Agreement by and between the Bank and Steven J. Blazek dated March 21, 2002.

     (b) Except as otherwise provided in this Agreement, at the Effective Time, the Buyer shall be substituted for the Company and its Subsidiaries under all of the employee benefit and welfare plans and programs of the Company and its Subsidiaries as in effect immediately prior to the Effective Time; and the Buyer shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company and/or its Subsidiaries with respect to each such plan or program. Except as otherwise provided herein, each such plan or program shall be continued in effect by the Buyer after the Effective Time without a termination or discontinuance thereof as a result of the transactions contemplated by this Agreement, subject to the power reserved to the Buyer to subsequently amend or terminate any such plan or program, which amendment or termination shall comply with applicable law. Except as otherwise provided herein, under no circumstances will the vested benefits of participants in any such plan or program immediately prior to the Effective time be adversely affected by consummation of the transactions contemplated by this Agreement or actions taken by the Buyer to amend or terminate such plan or program.

     (c) At or as promptly as practicable after the Effective Time as the Buyer shall reasonably determine, the Buyer shall provide, or cause to be provided, to each continuing full time employee of the Company and its Subsidiaries (the "CONTINUING EMPLOYEES") the opportunity to participate in the Severance Plan (as defined herein) and each other employee benefit and welfare plan maintained by the Buyer that is generally available to its full time employees on a uniform and non-discriminatory basis; provided that with respect to such plans maintained by the Buyer, Continuing Employees shall be given credit for their past service with the Company and any of its Subsidiaries, without duplication for dual service, in determining eligibility for participation and vesting in benefits thereunder, and only with respect to the Severance

Plan and vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the health plan of the Buyer to the extent that such periods are longer than the periods imposed under the applicable health plan of the Company or any of its Subsidiaries and the Buyer shall, or cause its health insurance carrier to, cover pre-existing conditions that were previously covered for a Continuing Employee under the health plan of the Company or any of its Subsidiaries. To the extent that the initial period of coverage for Continuing Employees under any plan of the Buyer, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of the Company or any of its Subsidiaries during the balance of such 12-month period of coverage. Nothing contained herein shall obligate the Buyer to provide or cause to be provided any benefits duplicative to those provided under any benefit or welfare plan or program continued pursuant to Section 6.7(b), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under any qualified plan maintained or sponsored by the Company or any of its Subsidiaries. Nothing herein shall alter the power of the Buyer to amend or terminate any benefit or welfare plans of the Buyer, the Company or its Subsidiaries, and subject to the foregoing provisions relating to non-duplication of benefits, any such amendment or termination shall be undertaken on a uniform and nondiscriminatory basis. Moreover, this subsection 6.7(c) shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at the Buyer.

     (d) As promptly as practicable following the satisfaction or waiver of all conditions contained in Article VII hereof, the Company and its Subsidiaries shall have taken all necessary action to terminate and cease all contributions to their 401(k) profit sharing plans and retirement trusts (the "401(K) PLAN") other than contributions accrued and owing to the 401(k) Plan and to make application to the Internal Revenue Service for determination of the tax qualification of the 401(k) Plan upon termination. The Company shall have furnished Buyer with copies of such application and copies of all resolutions and correspondence in connection with such application. The form and substance of such resolutions shall be subject to review and approval of the Buyer. The distribution of the benefits of the 401(k) plan shall be made to each 401(k) Plan participant consistent with applicable law as soon as administratively practicable after the issuance by the IRS of its determination of tax qualification of the 401(k) Plan upon termination. To the extent such distributions have not been accomplished by the Company and its Subsidiaries prior to the Closing, Buyer shall use its best efforts to permit the complete distribution of all benefits to each 401(k) Plan participant as soon as administratively practicable after the issuance by the IRS of its determination of the tax qualification of each 401(k) Plan upon termination. Prior to the Closing, the Company and its Subsidiaries shall have satisfied and discharged all of the Banks' outstanding or accrued obligations, of every kind or description, with respect to such 401(k) Plan, so that the Company and its Subsidiaries shall have no liability or obligation with respect thereto. Nothing herein shall prevent 401(k) Plan participants from rolling over distributions contemplated by this Section 6.7(d) into qualifying IRA accounts.

     (e) As of the Effective Time, the Continuing Employees shall be subject to the Buyer's general severance plan a copy of which is attached hereto as
Exhibit 6.7(e) (the "SEVERANCE PLAN"). The Buyer shall not amend the Severance Plan in any manner that disparately and adversely effects the rights of the Continuing Employees vis a vis the Buyer's other employees.

     SECTION 6.8 LIQUIDATION OF THE COMPANY AND MERGER OF THE BANK. The Buyer shall cause the Company to be liquidated into the Buyer immediately after the Effective Time, and cause the Bank to be merged into the Buyer immediately thereafter. The Company agrees to cause the Bank and its other Subsidiaries to execute documents and take actions (conditioned on the Merger being effective) and otherwise cooperate with the Buyer during the time the Merger transaction is pending in order to facilitate the foregoing transactions immediately after the Effective Time and on the date thereof. Prior to the Effective Time, the Buyer shall execute and deliver and the Company shall cause the Bank to execute and deliver the Bank Merger Agreement in substantially the form attached hereto as
Exhibit 6.8 (the "BANK MERGER AGREEMENT").

     SECTION 6.9  STOCK OPTIONS.

     (a) At the Closing, the Company shall cause each stock option to purchase Shares which is then outstanding, whether vested or unvested, under any stock option or compensation plan or arrangement of the Company to be cancelled, and in consideration of such cancellation the Company shall pay each holder of any such option at the Closing for each such option an amount in cash (less all applicable withholding taxes) equal to the product of (i) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Closing multiplied by (ii) the excess, if any, of the Merger Consideration (subject to any adjustment pursuant to Section 2.4) per Share over the applicable exercise price of such option. In no event shall the amounts payable under this Section 6.9 exceed an aggregate amount of Sixty Nine Thousand Nine Hundred Sixty One Dollars and Thirty Six Cents ($69,961.36) for all such stock options.

     (b)   Concurrently with the execution of this Agreement, the Company has
(i) obtained any consents from holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements (which consents include a covenant from such optionee not to exercise any of such optionee's options between the date hereof and the Closing) (each, an "OPTIONEE CONSENT") and (ii) made any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clause (i) or
(ii), are necessary to give effect to the transactions contemplated by Section 6.9(a). Notwithstanding any other provision of this Section 6.9, payment may be withheld in respect of any stock option until and unless such optionee has executed an Optionee Consent.

     (c)   Notwithstanding anything to the contrary contained herein, this
Section 6.9 shall not apply to that certain option to purchase 15,474 Shares held by Andra Black as of the date hereof.

     SECTION 6.10 NOTIFICATION OF RELATED PARTY TRANSACTIONS. The Company shall notify the Buyer in writing of, and provide the Buyer a reasonable opportunity to object to, the Company or any of its Subsidiaries entering into any new transactions with Insiders or their affiliates.

     SECTION 6.11 WITHHOLDING. The Buyer or the Company, as applicable, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person under Article I or Section 6.9 of this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Buyer or the Company, as applicable, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or options to acquire the Shares in respect of which the Buyer or the Company, as applicable, made such deduction and withholding.

     SECTION 6.12 OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION.

     (a) For three years from and after the Effective Time, the Buyer shall maintain officers' and directors' liability insurance (the "D&O Insurance") covering the individuals who are presently covered by the current officers' and directors' liability insurance polices of the Company and its Subsidiaries with respect to actions, omissions, events, matters or circumstances occurring at or prior to the Effective Time, on terms which are at least as favorable as the terms of said current policies; provided however, in lieu thereof, Buyer may obtain, or request the Company to obtain at the expense of (and which will be paid for by) the Buyer, in either case prior to the Closing, three year tail coverage under the existing policies of the Company and its Subsidiaries; and provided, further, that officers and directors of the Company and its Subsidiaries may be required to make application and provide customary representations and warranties to the Buyer's insurance carrier for the purpose of obtaining such insurance. Notwithstanding anything to the contrary contained herein, in no event shall the Buyer be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for that amount.

     (b) For a period of six years from and after the Effective Time, the Buyer shall indemnify the past and present officers, directors and employees of the Company and its Subsidiaries to the extent currently provided in the charter or incorporation documents and bylaws of the Company and its Subsidiaries for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing at or prior to the Effective Time, including the transactions contemplated by this Agreement.

     (c) In connection with the indemnification provided pursuant to Section 6.12(b), the Buyer (i) will advance expenses, promptly after statements therefor are received, to each such indemnified individual to the fullest extent permitted by law, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified individual or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to the Buyer and (ii) will cooperate in the defense of any such matter.

     (d) Any determination required to be made with respect to whether an indemnified individual's conduct complies with the standards for or prerequisites to indemnification under Section 6.12(b) shall be made by independent counsel selected by the Buyer (which shall not be counsel that provides any services to the Buyer or any of its subsidiaries) and reasonably acceptable to the indemnified individual, and the Buyer shall pay such counsel's fees and expenses.

     (e) This Section 6.12 shall survive the Effective Time, is intended to benefit each indemnified individual (each of whom shall be entitled to enforce this Section against the Buyer), and shall be binding on all successors and assigns of the Buyer.

     (f) In the event the Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 6.12.

     (g) The Buyer shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any indemnified individual in enforcing the indemnity and other obligations provided for in this Section 6.12 if the indemnified individual is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

     SECTION 6.13 TERMINATION OF EMPLOYEE STOCK OWNERSHIP PLAN. The Company shall satisfy and discharge prior to the Closing all obligations and liabilities of the Company and sponsoring employers, of every kind and description, with respect to the Company's Employee Stock Ownership Plan (the "ESOP"), including but not limited to making all contributions to the ESOP for the matching, elective deferrals and other employer contributions that had accrued during all periods before the Closing. No additional contributions shall be made by the Company or its Subsidiaries after December 31, 2003. The Company shall also take all necessary action to amend and terminate the ESOP in accordance with the following requirements:

     (a) The ESOP shall be amended within 30 days after the date of this Agreement to provide: (i) upon termination of the ESOP, there will be a complete distribution of the assets of the ESOP in the form of a single lump-sum cash benefit payments to the ESOP participants entitled to distribution of benefits upon such termination, with such distributions to be made within an administratively practicable time after the determination by the Internal Revenue Service of the ESOP's tax-qualification upon termination; and (ii) the ESOP's investment in additional Shares shall cease effective immediately after the approval of the Merger by the shareholders of the Company.

     (b) The ESOP shall be formally terminated before the Closing, but coincident with or after the adoption of the above-referenced amendments to the ESOP, with such termination resulting in the distribution of the benefits of the terminated ESOP in the form of lump sum cash payments as soon as administratively practicable after the issuance by the Internal Revenue Service of its determination of the tax-qualification of the ESOP upon termination.

     (c) The Company shall adopt before the Closing and in connection with its termination of the ESOP all additional amendments as may be necessary to maintain the tax-qualification of the ESOP upon termination.

     (d) The Company shall before the Closing submit its application to the Internal Revenue Service pursuant to IRS Form 5310, Application for Determination for Terminating Plan, requesting the determination of the tax-qualification of the ESOP, as amended, upon termination. Such application shall disclose all amendments to the ESOP adopted by the Company pursuant to this Section 6.13 and that a complete distribution of the assets of the ESOP, including the accounts attributable to the participant's elective contributions, if any, will be made in the form of lump sum cash distributions after the determination of the ESOP's tax-qualification upon termination.

     SECTION 6.14 UPDATE DISCLOSURE. From and after the date of this Agreement until the Closing, the Company shall promptly, but not less frequently than monthly and again as of the Closing, update the Schedules to this Agreement by notice to Buyer to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided, however, that no such update shall affect the conditions to the obligation of the Buyer or Transitory Subsidiary to consummate the transactions contemplated hereby, and any and all changes reflected in any such update shall be considered in determining whether such conditions have been satisfied.

     SECTION 6.15 S CORPORATION MATTERS. Notwithstanding any provision of this Agreement to the contrary, immediately after the Effective Time of the Merger, the Buyer will cause the Company, the Bank and the Service Corporation each to elect to be treated as a qualified S corporation subsidiary of the Buyer for income tax purposes.

     SECTION 6.16 VOTING AGREEMENTS. The Company shall not amend or make any modification to the Voting Agreements (as defined below).

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) The receipt of all required regulatory approvals in order to consummate the Merger, the liquidation of the Company into the Buyer and the merger of the Bank into the Buyer shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No such regulatory approval shall contain a non-customary condition that the Buyer reasonably determines to be unduly burdensome.

     (b) The Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction.

     (c) The adoption of this Agreement by the Company's shareholders entitled to vote at the Shareholders' Meeting by the Required Vote.

     SECTION 7.2 CONDITIONS TO THE OBLIGATIONS OF THE BUYER AND TRANSITORY SUBSIDIARY TO EFFECT THE MERGER. The obligations of the Buyer and Transitory Subsidiary to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) All representations and warranties of the Company shall have been true and correct in all respects as of the date this Agreement.

     (b) All representations and warranties of the Company shall be true and correct in all respects as of the Closing as if made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

     (c) The Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Closing.

     (d) There shall not have occurred a Material Adverse Effect with respect to the Company or its Subsidiaries.

     (e) The directors of the Company other than Harry A. Winegar shall have executed and delivered to the Company written voting agreements in the form of
Exhibit 7.2(e) attached hereto (the "Voting Agreements") prior to the mailing of the Proxy Statement.

     (f) The directors of the Company and its Subsidiaries shall have delivered to the Buyer an instrument in the form of Exhibit 7.2(f) attached hereto dated the Effective Time releasing the Company and its Subsidiaries from any and all claims of such directors (except as to their deposit accounts and subject to Section 6.12) and shall have delivered to the Buyer their resignations as directors of the Company and its Subsidiaries.

     (g) The Nonsolicitation Agreements between Buyer and the directors of the Company dated the date of this Agreement, copies of which are attached to this Agreement as Exhibit 7.2(g), shall remain in effect as of the Effective Time of the Merger.

     (h) The Company shall have timely delivered to Buyer the Calculation of Stockholders' Equity and the Consolidated Stockholders' Equity (as defined in
Section 9.13) reflected on the Calculation of Stockholders' Equity shall be no less than Thirteen Million Two Hundred Seventy Five Thousand Dollars ($13,275,000).

     (i) The Buyer shall have received a certificate in form and substance reasonably acceptable to the Buyer dated the date of the Closing executed by the Chairman of the Board of the Company and by the Chairman of the Board of its Subsidiaries, and the Chief Financial Officer of the Company and its Subsidiaries, respectively, certifying, based upon their best knowledge, in such reasonable detail as the Buyer may reasonably request, to the effect described in Sections 7.2(a), (b), (c) and (h).

     (j) The findings of the Environmental Investigations conducted at the \ Bank Property (as indicated in the final written report on such findings as delivered to the Buyer (the "FINAL REPORT")) shall not have identified any fact, condition or occurrence that, in the written good faith estimate of the third party consultant performing the Environmental Investigations, will or could reasonably be expected to result in related environmental costs or expenses in excess of $100,000 in the aggregate assuming that the transactions contemplated hereby are consummated. The amount of such environmental costs and expenses as estimated in the Final Report shall hereinafter be referred to as the "IDENTIFIED ENVIRONMENTAL LIABILITIES." In the event that the Identified Environmental Liabilities exceed $100,000, the Buyer shall have 10 business days following the Buyer's receipt of the Final Report to terminate this Agreement by providing written notice of such termination to the Company. If such notice of termination is not provided to the Company within such 10 business day period, this closing condition shall be deemed to have been waived by the Buyer and Transitory Subsidiary.

     (k) The Company shall have satisfied all accrued obligations and liabilities to the ESOP as required by Section 6.13; the ESOP shall have been amended and terminated in accordance with the requirements set forth in Section 6.13; the Company shall have submitted Form 5310, Application for Determination for Terminating Plan, requesting the determination of the ESOP's tax-qualification upon termination; and the Company shall have furnished to the Buyer satisfactory evidence of the foregoing.

     (l) The Consulting Agreement and Agreement Not to Compete between Buyer, Greyhawk Partners and Randall C. Bray dated the date of this Agreement, a copy of which is attached to this Agreement as Exhibit 7.2(l), shall remain in effect as of the Effective Time of the Merger unless Randall C. Bray shall die or become disabled prior thereto.

     SECTION 7.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) All representations and warranties of the Buyer shall have been true and correct in all respects as of the date this Agreement.

     (b) All representations and warranties of the Buyer shall be true and correct in all respects as of the Closing as if made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Buyer; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

     (c) The Buyer and Transitory Subsidiary shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Closing.

     (d) The Company shall have received a certificate in form and substance reasonably acceptable to the Company dated the date of the Closing executed by the Chairman of the Board of the Buyer and Transitory Subsidiary, and the Chief Financial Officer of the Buyer, respectively, certifying, based upon their best knowledge, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a), (b) and (c).

     (e) The Calculation of Stockholders' Equity and the Consolidated Stockholders' Equity (as defined in Section 9.13) reflected on the Calculation of Stockholders' Equity shall be no less than Thirteen Million Two Hundred Seventy Five Thousand Dollars ($13,275,000). This condition shall be deemed to have been waived by the Company unless, within two (2) business days of receipt from the Buyer of its written waiver of the condition contained in Section 7.2(h) hereof, the Company has (i) reimbursed Buyer by wire transfer of $100,000 in immediately available funds to an account designated by the Buyer for its reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein and (ii) within one (1) business day of receipt from Buyer of a statement of Buyer's reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein, reimbursed Buyer by wire transfer in immediately available funds to an account designated by the Buyer for such reasonable expenses in an amount up to $150,000 (less all amounts paid pursuant to clause (i) above).

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

     (a) by mutual consent of the Buyer and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either the Buyer or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the non-breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

     (c) by either the Buyer or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

     (d) by either the Buyer or the Company if the Merger shall not have been consummated on or before eight months after the date of this Agreement, unless the failure of the Closing to occur by such date shall be due either (i) the breach of any of the representations and warranties of the party seeking to terminate this Agreement or

(ii) the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (e) by either the Buyer or the Company upon written notice to the other party 30 days after the date on which any request or application for any required regulatory approval shall have been denied, unless within the 30-day period following such denial the parties agree to file, and have filed with the applicable governmental entity, a petition for rehearing or an amended application; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

     (f) by either the Buyer or the Company (provided that, in the case of the Company, it is not in material breach of its obligations under Section 2.1 hereof) if the approval of the shareholders of the Company hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

     (g) by the Buyer if (i) the Board of Directors of the Company, for any reason, fails to call and hold the Shareholders' Meeting to consider the adoption of this Agreement within 45 days after the Proxy Statement is cleared by the SEC; (ii) the Board of Directors of the Company does not publicly recommend in the Proxy Statement that the Company's shareholders adopt this Agreement; (iii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within 5 days after the Buyer requests in writing that such recommendation be reaffirmed; (iv) after recommending in the Proxy Statement that such shareholders adopt this Agreement, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any manner adverse to the Buyer; or (v) the Board of Directors of the Company shall have authorized, recommended, or publicly announced its intention to authorize, recommend or to engage in any Competing Proposal;

     (h) by the Company, at any time prior to the meeting of the shareholders of the Company contemplated by Section 2.1 hereof, in order to concurrently enter into an Acquisition Agreement with respect to a Superior Competing Proposal which has been received and considered by the Company and the Board of Directors of the Company in compliance with Section 6.6 hereof; provided, however, that this Agreement may be terminated by the Company pursuant to this
Section 8.1(h) only after the fifth business day following the Buyer's receipt of written notice from the Company advising the Buyer that the Company is prepared to enter into an Acquisition Agreement with respect to a Superior Competing Proposal, and only if, during such five business day period the Buyer does not, in its sole discretion, make an offer to the Company that the Board of Directors of the Company determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Competing Proposal; or

     (i) by the Buyer, if (i), at the Shareholders' Meeting (or any adjournment or postponement thereof), any of the parties to the Voting Agreements have not voted all shares of Company Common Stock covered by such agreements in favor of the adoption of this Agreement or (ii) any of the parties to the Voting Agreements materially breach any of the terms thereof.

     SECTION 8.2  EFFECT OF TERMINATION; BREAKUP FEE

     (a) In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.2 and
Section 9.1, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement. Termination of this Agreement by any party for any reason shall not have any effect on the confidentiality agreement between the Company and the Buyer dated April 3, 2003 (the "CONFIDENTIALITY AGREEMENT") and the confidentiality obligations of the Buyer under Section 6.1 shall survive such termination.

     (b) In recognition of the efforts, expenses and other opportunities foregone by the Buyer while structuring and pursuing the Merger, the parties hereto agree that the Company shall pay to the Buyer a termination fee of $500,000 in the manner set forth below, and shall reimburse the Buyer for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein in an amount up to $150,000, if:

     (i) this Agreement is terminated (1) by the Buyer pursuant to Section 8.1(g) or Section 8.1(i) or (2) by the Company under Section 8.1(h);

     (ii) (1) this Agreement is terminated by the Buyer pursuant to Section 8.1(c) and a Competing Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company's Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the date of termination of this Agreement, and
     (2) within 12 months after such termination of this Agreement, the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, a transaction which is the subject of a Competing Proposal; or

     (iii) (1) this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(f) and a Competing Proposal providing for aggregate merger consideration equal to or in excess of the Merger Consideration shall have been publicly announced at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of the Company contemplated by this Agreement at the Special Meeting, and (2) within 12 months after such termination of this Agreement, the Company or a Subsidiary of the Company enters into any agreement with respect to, or consummates, a transaction which is the subject of a Competing Proposal.

     Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid within two (2) business days thereafter by wire transfer of immediately available funds to an account designated by the Buyer.

     (c) The Company and the Buyer agree that the agreement contained in paragraph (b) of this Section 8.2 is an integral part of the transactions contemplated by this Agreement, that without such agreement the Buyer would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay the Buyer the amounts due under paragraph
(b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Buyer in connection with any action in which the Buyer prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     8.3 AMENDMENT. The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Transitory Subsidiary as a party hereto as soon as practicable after the Buyer receives all required regulatory approval to do so, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which by law requires further approval of the shareholders of the Company without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.1 EXPENSES. Except with respect to tail insurance coverage as provided in Section 6.12(a), all costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company and its Subsidiaries, shall be paid by the party incurring such costs and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

     SECTION 9.2 BROKERS AND FINDERS. Other than Keefe, Bruyette & Woods, Inc., which has been engaged by the Company and at its sole expense as described on Schedule 3.38 attached to this Agreement, all negotiations on behalf of the Buyer and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against the Buyer, Transitory Subsidiary, the Company or its Subsidiaries for financial advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

     SECTION 9.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement together with the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that the Buyer may assign its rights and obligations or those of Transitory Subsidiary to any direct or indirect, wholly-owned, subsidiary of the Buyer or its holding company, Liberty Banshares, Inc., but no such assignment shall relieve the Buyer of its obligations hereunder.

     SECTION 9.4 FURTHER ASSURANCES. From time to time as and when requested by the Buyer or its successors or assigns, the Company, the officers and directors of the Company, or its Subsidiaries, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's or its Subsidiaries' title to and possession of, all of their respective property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

     SECTION 9.5 ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     SECTION 9.7 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     if to the Buyer or Transitory Subsidiary:

     Russell G. Olson, President
     Liberty Bank, F.S.B.
     6400 Westown Parkway
     West Des Moines IA 50266
     Facsimile:  515/457-6363

     with a copy (which shall not constitute notice) to:

     John S. Zeilinger, Esq.
     Baird, Holm, McEachen, Pedersen, Hamann & Strasheim LLP
     1500 Woodmen Tower
     Omaha NE 68102
     Facsimile:  402/231-8556

     if to the Company:

     Randall C. Bray, Chairman of the Board and President
     StateFed Financial Corporation
     13525 University Ave.
     Clive IA 50325
     Facsimile:  515/223-7227

     with a copy (which shall not constitute notice) to:

     Martin L. Meyrowitz, Esq.
     Silver, Freedman, &  Taff, L.L.P.
     1700 Wisconsin Ave. N.W.
     Washington, D.C. 20007
     Facsimile:  202/337-5502
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.9 DESCRIPTIVE HEADINGS. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference to be to a Section of or a Schedule or Exhibit to this Agreement unless otherwise indicated.

     SECTION 9.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in this Agreement, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.12 INCORPORATION BY REFERENCES. Any and all Schedules, Exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     SECTION 9.13  CERTAIN DEFINITIONS.

     "MATERIAL ADVERSE EFFECT" shall mean (A) with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and the Company's Subsidiaries taken as a whole, or
(ii) the ability of the Company or the Bank to timely consummate the transactions contemplated hereby; and (B) with respect to the Buyer, a material adverse effect on the ability of the Buyer to timely consummate the transactions contemplated hereby; provided however, that Material Adverse Effect with respect to the Company shall not be deemed to include for purposes of clause (A)(i) the impact of (1) changes in banking and similar laws of general applicability or interpretations thereof by governmental or regulatory authorities, or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (2) changes in GAAP or regulatory accounting requirements applicable to thrifts and their holding companies generally, (3) changes resulting from transaction expenses, including legal, accounting and investment banking or brokers' fees incurred in connection with this Agreement and the transactions contemplated hereby, (4) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of the Buyer or as permitted by this Agreement, (5) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees of the Company and its Subsidiaries under employment contracts, employee benefit plans, severance agreements or other arrangements in existence as of the date hereof, (6) the cash-out of stock options as contemplated by Section 6.9, (7) any adjustments pursuant to FAS 115 and (8) any conforming entries pursuant to Section 9.15 hereof.

     "CONSOLIDATED STOCKHOLDERS' EQUITY" when used with respect to the Company shall mean the Company's (and its Subsidiaries') consolidated stockholders' equity as of the last day of the calendar month next preceding the Closing determined in accordance with GAAP, except that (i) the Company shall have expensed (or established appropriate accruals) for all third party transaction costs relating to this Agreement and the Merger without taking into account any deduction therefor for federal and state income tax purposes, including but not limited to, the Merger Fees for attorneys, accountants and investment bankers or brokers of the Company, (ii) no adjustment will be taken for unrealized losses or gains under FAS 115; (iii) no deduction or accrual will be taken for severance or change in control payments or benefits contemplated by this Agreement; and (iv) no adjustment will be taken for the cash-out of stock options under Section 6.9 or the exercise of options.

     "COMPETING PROPOSAL" shall mean any of the following involving the Company or the Bank: any proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of the Company, the Bank or any assets of the Company or its Subsidiaries that constitute 15% or more of assets of the Company and its Subsidiaries, taken as a whole; 15% or more of any class of equity securities of the Company or the Bank; any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or the Bank; or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Bank, other than the transactions contemplated by this Agreement.

     "SUPERIOR COMPETING PROPOSAL" shall mean any of the following involving the Company or its Subsidiaries: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's common stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the opinion of Keefe, Bruyette & Woods, Inc. or another financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

     SECTION 9.14 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     SECTION 9.15 CONFORMING ENTRIES AND LOAN LOSS RESERVE. Following the satisfaction or waiver of all conditions contained in Article VII hereof, subsequent to the last day of the Preceding Month and prior to the Closing Date, the Company and/or the Bank shall have established and taken such reserves and accruals as Buyer shall request to conform the Company's and the Bank's loan, accrual and reserve policies to Buyer's policies and to establish and take such accruals, reserves and charges in order to implement such policies with respect to excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses and restructuring charges related to or to be incurred in connection with the transactions contemplated by this Agreement, in each case at such times as are requested by Buyer; provided, however, that any such conforming entries shall not (i) affect the amount of the Merger Consideration or the determination of any adjustments thereto pursuant to Section 2.4 of this Agreement or (ii) be used to determine the calculation of Consolidated Stockholders' Equity or whether there has been a Material Adverse Effect with respect to the Company; and provided further that all such conforming entries shall be made in accordance with GAAP.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                           LIBERTY BANK, F.S.B.


                                      By:     /s/ Russell G. Olson
                                          --------------------------------------
                                          Russell G. Olson, President



                                          STATEFED FINANCIAL CORPORATION


                                      By:     /s/ Randall C. Bray
                                          --------------------------------------
                                          Randall C. Bray, Chairman of the Board
                                             and President

                                                                      Appendix B

                          KEEFE, BRUYETTE & WOODS, INC.
                        SPECIALISTS IN FINANCIAL SERVICES
                       211 BRADENTON AVE. DUBLIN, OH 43017


                                                             PHONE  614-766-8400
                                                             FAX    614-766-8406






November 18, 2003

Board of Directors
StateFed Financial Corporation
13523 University Avenue
Clive, IA 50325

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of StateFed Financial Corporation ("SFFC"), of the consideration to be paid to SFFC shareholders in the merger (the "Merger") between SFFC and Liberty Bank, F.S.B., a federal savings bank ("Liberty"). We have not been requested to opine as to, and our opinion does not in any manner address, SFFC's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated November 18, 2003, by and among SFFC and Liberty (the "Agreement"), at the effective time of the Merger, Liberty will acquire all of SFFC's issued and outstanding shares of common stock. SFFC shareholders will receive $13.47 in cash per share.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by SFFC, including (i) the Agreement (ii) Annual Report, Proxy Statement and Form 10-K for the years ended June 30, 2003, 2002 and 2001
(iii) Form 1OQSB for the quarter ended September 30, 2003 (iv) and other information we deemed relevant. We also discussed with senior management of SFFC, the current position and prospective outlook for SFFC. We reviewed financial and stock market data of other savings institutions, particularly in the Midwestern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

Board of Directors
StateFed Financial Corporation
November 18, 2003
Page 2


For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by SFFC and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from SFFC, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of SFFC's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential andlor contingent liabilities of SFFC. We have further relied on the assurances of management of SFFC that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Liberty or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to SFFC in connection with the Merger and will receive a fee for such services. In addition, SFFC has agreed to indemnify us for certain liabilities arising out of our engagement by SFFC in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by Liberty in the Merger is fair, from a financial point of view, to the stockholders of SFFC.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of SFFC used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of SFFC in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.


Keefe, Bruyette, & Woods, Inc.

                                                                      APPENDIX C

                        DELAWARE GENERAL CORPORATION LAW


SS. 262. APPRAISAL RIGHTS.

I. Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant toss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

II. Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss.
     264 of this title:

     A. Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) ofss.251 of this title.

     B. Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          1. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          2. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          3. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          4. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     C. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

III. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

IV.  Appraisal rights shall be perfected as follows:

     A. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares.

          Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     B. If the merger or consolidation was approved pursuant toss.228 orss.253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953,ss.262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186,ss.24; 57 Del.
Laws, c. 148,ss.ss.27-29; 59 Del. Laws, c. 106,ss.12; 60 Del. Laws, c.
371,ss.ss.3-12; 63 Del. Laws, c. 25,ss.14; 63 Del. Laws, c. 152,ss.ss.1, 2; 64
Del. Laws, c. 112,ss.ss.46-54; 66 Del. Laws, c. 136,ss.ss.30-32; 66 Del. Laws,
c. 352,ss.9; 67 Del. Laws, c. 376,ss.ss. 19, 20; 68 Del. Laws, c. 337,ss.ss.3,
4; 69 Del. Laws, c. 61,ss.10; 69 Del. Laws, c. 262,ss.ss.1-9; 70 Del. Laws, c.
79,ss.16; 70 Del. Laws, c. 186,ss.1; 70 Del. Laws, c. 299,ss.ss.2, 3; 70 Del.
Laws, c. 349,ss.22; 71 Del. Laws, c. 120,ss.15; 71 Del. Laws, c.
339,ss.ss.49-52; 73 Del. Laws, c. 82,ss.21.)

                                                                      Appendix D

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-KSB

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

               For the fiscal year ended June 30, 2003

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

               Commission file number 0-22790

                         STATEFED FINANCIAL CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

                Delaware                                     42-1410788
    -------------------------------                    --------------------
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

     13523 University Avenue, Clive, Iowa                     50325
   ----------------------------------------                 ----------
   (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (515) 223-8484

           Securities Registered Pursuant to Section 12(b) of the Act:

                                      None

                     Common Stock, par value $0.01 per share
                    ----------------------------------------
                                (Title of class)

        Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES [X]. NO [ ].

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained herein, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

        State the issuer's revenue for the most recent fiscal year: $7.1 million.

        The aggregate market value of the voting stock held by non-affiliates of the registrant, computed by reference to the average of the bid and asked prices of such stock on the NASDAQ System as of September 23, 2003, was $13.8 million. (The exclusion from such amount of the market value of the shares owned by any person shall not be deemed an admission by the registrant that such person is an affiliate of the registrant.)

        As of September 23, 2003, there were issued and outstanding 1,293,958 shares of the Registrant's Common Stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

                                      None

Transitional Small Business Disclosure Format (check one): Yes [ ]; No [X]

                                     PART I

Item 1. Description of Business

General

        The Company. StateFed Financial Corporation (the "Company" or the "Holding Company"), a Delaware corporation, was formed in September, 1993 to act as the holding company for State Federal Savings and Loan Association of Des Moines ("State Federal" or the "Bank") upon the completion of the Bank's conversion from the mutual to the stock form (the "Conversion"). The Company received approval from the Office of Thrift Supervision (the "OTS") to acquire all of the common stock of the Bank to be outstanding upon completion of the Conversion. The Conversion was completed on January 4, 1994. Unless the context otherwise requires, all references to the Company include the Company and the Bank on a consolidated basis.

        At June 30, 2003, the Company had $96.8 million of assets and stockholders' equity of $13.9 million (or 14.37% of total assets).

        State Federal is a federally chartered savings association headquartered in Clive, Iowa. Its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC"), which is backed by the full faith and credit of the United States.

        The principal business of the Bank consists of attracting retail deposits from the general public and investing those funds primarily in one- to four-family residential mortgage and commercial and multi-family real estate loans, and, to a lesser extent, construction and consumer loans primarily in the Bank's market area. The Bank also invests in U.S. Government and agency obligations and other permissible investments. At June 30, 2003, most of the Bank's real estate mortgage loans were secured by properties located in Iowa.

        The Bank's revenues are derived primarily from interest on mortgage loans and investments, income from service charges and loan originations. The Bank does not originate loans to fund leveraged buyouts and has no loans to foreign corporations or governments.

        The Bank offers a variety of accounts having a wide range of interest rates and terms. The Bank's deposits include savings accounts, money market savings accounts, checking accounts and certificate accounts with terms of three months to 60 months. Currently, the Bank only solicits deposits in its primary market area and does not accept brokered deposits, although management may on occasion accept brokered deposits in the future as market conditions may dictate.

        The main office of the Bank is located at 13523 University Avenue, Clive, Iowa 50325, which is located in Polk County. Its telephone number at that address is (515) 223-8484. The Bank maintains two other offices in Des Moines, Iowa. The Bank considers its primary market area to comprise parts of Polk, Dallas and Warren Counties.

Forward-Looking Statements

        When used in this Form 10-KSB and in future filings by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

        The Company does not undertake -- and specifically declines any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Lending Activities

        General. Historically, the Bank has originated fixed-rate, one- to four-family residential mortgage loans. In the early 1980's, the Bank began to focus on the origination of adjustable-rate mortgage ("ARM") loans, in order to increase the percentage of loans in its portfolio with more frequent repricing than fixed-rate mortgage loans. While the Bank has continued to originate fixed-rate mortgage loans in response to customer demand, it also continues to offer ARMs. The Bank also, from time to time, purchases loans.

        While the Bank primarily focuses its lending activities on the origination of loans secured by first mortgages on owner-occupied one- to four-family residences, it also originates multi-family and commercial real estate and, to a lesser extent, construction and consumer loans in its primary market area. At June 30, 2003, the Bank's net loan portfolio totaled $82.2 million.

        The Loan Committee of the Bank, comprised of executive officers of the Bank, has the immediate responsibility for the supervision of the Bank's loan portfolio. Loans are originated and underwritten according to policies approved by the Board. Any loan in excess of the approved level of the Loan Committee of the Bank, must be reviewed and approved by the Loan Committee of the Board, comprised of two non-employee members of the Board. The Board of Directors has responsibility for the overall supervision of the Bank's loan portfolio and in addition, reviews all foreclosure actions or the taking of deeds-in-lieu of foreclosure.

        The aggregate amount of loans that the Bank is permitted to make under applicable federal regulations to any one borrower, including related entities, or the aggregate amount that the Bank could have invested in any one real estate project is generally the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation - Federal Regulation of Savings Banks." At June 30, 2003, the maximum amount which the Bank could have lent to any one borrower and the borrower's related entities was approximately $1.2 million. At that date the largest loan to one borrower or group of related borrowers consisted of three loans to one borrower totaling $1.2 million. All of those loans were performing in accordance with their terms. Currently, it is the Bank's policy to limit its loans to one borrower to the maximum regulatory limit. The Bank reserves the right to discontinue, adjust or create new lending programs to respond to its needs and to competitive factors, and on occasion the Bank's holding company has participated in loans with the Bank, which loans would have exceeded the limit on loans to one borrower had such loans been made by the Bank.

        Loan Portfolio Composition. The following table presents the composition of the Company's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and the allowances for loan losses) of total loans as of the dates indicated.

                                                                        June 30,
                                         -----------------------------------------------------------------
                                                 2003                   2002                   2001
                                         -----------------------------------------------------------------
                                          Amount      Percent      Amount    Percent     Amount    Percent
                                         -----------------------------------------------------------------
                                                              (Dollars in Thousands)
Real Estate Loans:
   One-to-four family                    $ 55,886       65.77%   $  55,482     63.24%  $  55,179     61.77%
   Multi-family and Commercial             22,235       26.17       25,847     29.46      31,243     34.97
   Construction and development             3,019        3.55        4,331      4.94       1,309      1.46
                                         --------------------    -------------------   -------------------
       Total real estate loans           $ 81,140       95.49    $  85,660     97.64   $  87,731     98.20

Other Loans:
   Consumer loans:
     Deposit account................           41        0.05           56      0.06         117      0.13
     Other..........................        3,794        4.46        2,012      2.29       1,489      1.67
                                         --------------------    -------------------   -------------------
       Total consumer loans.........        3,835        4.51        2,068      2.36       1,606      1.80
                                         --------------------    -------------------   -------------------
       Total loans..................       84,975      100.00%      87,728    100.00%     89,337    100.00%
                                                     ========                =======               =======

Less:
   Loans in process.................       (1,176)                  (1,726)                 (717)
   Deferred fees and discounts......         (286)                    (303)                 (339)
   Allowance for losses.............       (1,319)                    (927)                 (382)
                                         --------                ---------             ---------
   Total loans receivable, net......     $ 82,194                $  84,772             $  87,899
                                         ========                =========             =========

        The following table shows the composition of the Company's loan portfolio by fixed and adjustable rate at the dates indicated.

                                                                          June 30,
                                           -----------------------------------------------------------------
                                                   2003                     2002                 2001
                                           -----------------------------------------------------------------
                                            Amount      Percent      Amount    Percent     Amount    Percent
                                           -----------------------------------------------------------------
                                                                  (Dollars in Thousands)
  Fixed Rate Loans:
    Real estate:
     One-to-four family...............     $ 50,503       59.43%   $  47,701     54.37%  $  42,100     47.13%
     Multi-family and Commercial......       12,767       15.02       14,216     16.20      15,402     17.24
     Construction or development......        3,019        3.55        4,331      4.94       1,309      1.46
                                           --------------------    -------------------   -------------------
         Total real estate loans......       66,289       78.00       66,248     75.51      58,811     65.83
     Consumer.........................        2,759        3.24        1,859      2.12       1,606      1.80
                                           --------------------    -------------------   -------------------
         Total fixed-rate loans              69,048       81.24       68,107     77.63      60,417     67.63

  Adjustable Rate Loans:
    Real estate:
     One-to-four family...............        5,383        6.34        7,781      8.87      13,079     14.64
     Multi-family and Commercial......        9,468       11.15       11,631     13.26      15,841     17.73
                                           --------------------    -------------------   -------------------
         Total real estate loans......       14,851       17.49       19,412     22.13      28,920     32.37
     Consumer.........................        1,076        1.27          209      0.24           -
                                           --------------------    -------------------   -------------------
         Total adjustable-rate loans..       15,927       18.76       19,621     22.37      28,920     32.37
                                           --------------------    -------------------   -------------------
         Total loans..................       84,975      100.00%      87,728    100.00%     89,337    100.00%
                                                       ========                =======               =======

  Less:
     Loans in process.................       (1,176)                  (1,726)                 (717)
     Deferred fees and discounts......         (286)                    (303)                 (339)
     Allowance for losses.............       (1,319)                    (927)                 (382)
                                           --------                ---------             ---------
     Total loans receivable, net......     $ 82,194                $  84,772             $  87,899
                                           ========                =========             =========

        The following schedule illustrates the interest rate sensitivity of the Company's loan portfolio at June 30, 2003. Mortgages which have fixed, adjustable or renegotiable interest rates are shown as maturing at the contractual maturity date. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                                                     Real Estate
                                           -------------------------------------------------------------
                                                                 Multi-family and      Construction
                                           One-to-four family       Commercial         or Development
                                           -------------------------------------------------------------
                                                     Weighted             Weighted              Weighted
                                                      Average              Average               Average
                                            Amount     Rate      Amount     Rate      Amount      Rate
                                           -------   --------   -------   --------   -------    --------
  Due During Years Ending June 30, /(1)/
  2004...................................  $ 5,365       7.64%  $ 7,027       7.16%  $ 3,019        6.52%
  2005...................................    7,473       7.60     1,768       7.70         -           -
  2006...................................    3,742       7.58     1,874       9.18         -           -
  2007-2011..............................    4,211       7.43     5,775       6.65         -           -
  After 2011.............................   35,095       7.01     5,791       6.96         -           -

                                                         Real Estate
                                           ---------------------------------------

                                               Consumer               Total
                                           ---------------------------------------
                                                    Weighted              Weighted
                                                     Average               Average
                                           Amount     Rate      Amount      Rate
                                           ------   --------   --------   --------
  Due During Years Ending June 30, /(1)/
  2004...................................  $  897       7.55%  $ 16,308       7.22%
  2005...................................     207       9.57      9,448       7.66
  2006...................................     192       9.62      5,808       8.16
  2007-2011..............................   2,539       6.68     12,525       6.92
  After 2011.............................       -          -     40,886       7.00

----------
(1) Includes construction loans which the Bank reclassifies as permanent loans once the construction phase is completed.

        The total amount of loans due after June 30, 2004 which have fixed interest rates is $57.5 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $11.2 million.

        One- to four-family Residential Mortgage Lending. Loans of this type are generated by the Company's marketing efforts, its present customers, walk-in customers and referrals from real estate agents and builders. The Company focuses its lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences. At June 30, 2003, the Company's one- to four-family residential mortgage loans totaled $55.9 million, or approximately 65.8% of the Company's total gross loan portfolio.

        The Company currently offers ARM payment and fixed-rate mortgage loans. During the year ended June 30, 2003, the Bank did not originate any adjustable-rate real estate loans, which were secured by one- to four-family residential real estate, due to the historically low interest rate environment. During the same period, the Company originated $31.9 million of fixed-rate real estate loans, secured by one- to four-family residential real estate. This included loans originated with the intent to sell in the secondary market. The Company's one- to four-family residential mortgage originations are primarily in its market and surrounding areas. The Company began originating and selling servicing released fixed rate single family loans in the secondary market, which totaled $11.0 million during the period ended June 30, 2003. No such loans were sold during the two year period ended June 30, 2002.

        The Company currently originates up to a maximum of 30-year, fixed-rate, one- to four-family residential mortgage loans in amounts up to 90% of the appraised value of the security property provided that private mortgage insurance is obtained in an amount sufficient to reduce the Company's exposure to at or below the 80% loan-to-value level. The Company may consider raising the loan-to-value ratio in the future as regulations permit. Due to consumer demand, the Company also has offered fixed-rate 10- through 15-year mortgage loans, most of which conform to secondary market standards (i.e., Federal National Mortgage Bank ("FNMA"), Government National Mortgage Bank ("GNMA"), and Federal Home Loan Mortgage Corporation ("FHLMC") standards

        Interest rates charged on these fixed-rate loans are priced according to market conditions, although management does not currently anticipate offering rates at the most competitive end of the market on loans that it holds in portfolio. In order to be more competitive in the market, maintain asset quality and profitability, the Company began originating and selling fixed rate single family servicing released mortgages. Residential loans generally do not include prepayment penalties.

        The Company also currently offers thirty year amortization ARM loans with interest rate adjustments occurring after one, and to a lesser extent, three, five and seven year terms with an interest rate margin generally 300 basis points over one year Treasury rates. These loans have a fixed-rate for the stated period and, thereafter, such loans adjust periodically, pursuant to the contractual term. These loans provide for up to a 100 basis point annual cap and a lifetime cap of 600 basis points over the initial rate although the bulk of the Bank's ARMs are estimated by management to have 500 basis point lifetime caps. Under the current ARM program, a 500 basis point lifetime cap is being utilized. Under the contractual terms, the majority of such loans do not adjust below the initial rate. As a consequence of using an initial fixed-rate and caps, the interest rates on these loans may not be as rate sensitive as is the Bank's cost of funds. The Company's ARMs do not permit negative amortization of principal. The Bank generally qualifies borrowers at the fully indexed rate.

        In underwriting one- to four-family residential real estate loans, State Federal evaluates, among other things, both the borrower's ability to make monthly payments and the value of the property securing the loan. All properties securing real estate loans made by State Federal are appraised by independent fee appraisers approved by the Board of Directors. State Federal generally requires borrowers to obtain an attorney's title opinion, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. State Federal now requires title insurance. Real estate loans originated by the Bank generally contain a "due on sale" clause allowing the Bank to declare the unpaid principal balance due and payable upon the sale of the security property.

        Multi-Family and Commercial Real Estate Lending. The Company has also engaged in commercial and multi-family real estate lending in its market area and surrounding areas and has purchased participation interests in such loans from other financial institutions throughout Iowa. At June 30, 2003, the Company had $22.2 million of commercial and multi-family real estate loans, which represented 26.2% of the Company's gross loan portfolio. There were two loans totaling $1.1 million 30-89 days delinquent and two non-performing loans totaling $1.6 million (two of the loans were on properties located in the Des Moines area, one in the Chicago area and one commercial property located in Minnesota). The Company had multi-family and commercial real estate loans, with an aggregate balance of $4.6 million at June 30, 2003, secured by real estate located in Colorado, Nebraska, Minnesota, Nevada, California, Illinois and Florida.

        Loans secured by commercial and multi-family real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

        The Company's commercial and multi-family real estate loan portfolio is secured primarily by apartment buildings and office buildings and, to a lesser extent, strip shopping centers, motels, nursing homes and churches. Multi-family and commercial real estate loans generally have terms that do not exceed 30 years. The Company has a variety of rate adjustment features and other terms in its commercial and multi-family real estate loan portfolio. Generally, the loans are made in amounts up to 80% of the appraised value of the security property. Multi-family and commercial real estate loans provide for a margin over a designated index which is generally the one-year Treasury bill rate. The Company currently analyzes the financial condition of the borrower, the borrower's credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. The Company requires personal guaranties of the borrowers. Appraisals on properties securing commercial real estate loans originated by the Bank are performed by independent appraisers.

        The following table breaks out the Company's commercial loan portfolio by type of loan at the dates indicated.

                                                      June 30,
                                       -------------------------------------
                                           2003         2002         2001
                                       -----------  -----------  -----------
          Multi-family                 $     6,916  $     7,472  $    10,956
          Nursing homes                      1,906        1,983        2,030
          Churches                             223          465          525
          Motels                             3,213        4,835        6,037
          Shopping Centers                       -            -        1,305
          Commercial buildings               9,977       11,092       10,390
                                       -----------  -----------  -----------
                 Total                 $    22,235  $    25,847  $    31,243
                                       ===========  ===========  ===========

        This portfolio decreased by $3.6 million from fiscal 2002 to fiscal 2003, and the portfolio comprised 26.2% of total loans in fiscal 2003 compared to 29.5% of total loans in fiscal 2002.

        Construction Lending. The Company engages in limited amounts of construction lending to individuals for the construction of their residences as well as to builders for the construction of single family homes and commercial properties in the Company's primary market area and surrounding areas. At June 30, 2003, the Company had $3.0 million of gross construction loans.

        Construction loans to individuals for their residences are structured to be converted to permanent loans at the end of the construction phase, which typically runs for twelve months. During the construction phase, the borrower pays interest only. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans.

        All construction loans to builders require payment of interest only for up to 12 months. At June 30, 2003, there were two delinquent constructions loans totaling $168,000 secured by single family residences. One of these construction loans with a carrying value of $85,000 was paid current in July 2003 and is performing in accordance with its repayment terms.

        Because of the uncertainties inherent in estimating construction costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. Construction loans to borrowers other than owner-occupants also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. Also, the funding of loan fees and interest during the construction phase makes the monitoring of the progress of the project particularly important, as customary early warning signals of project difficulties may not be present.

        Consumer Lending. To a lesser extent, State Federal offers secured and unsecured consumer loans, including auto loans, home equity loans, loans secured by savings deposits and lines of credit. The Bank currently originates all of its consumer loans in its primary market area. The Bank originates consumer loans on a direct basis by extending credit directly to the borrower.

        Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At June 30, 2003, two home equity lines of credit totaling $59,000, four auto loans totaling $6,000 and six unsecured loans totaling $1,000 in the consumer loan portfolio were non-performing. There can be no assurance as to the delinquencies in the future.

        The largest component of State Federal's consumer loan portfolio consists of home equity lines of credit. At June 30, 2003, these loans totaled $1.9 million or approximately 2.2% of the Bank's gross loan portfolio. During the fiscal year ended June 30, 2003, the Bank originated $3.0 million in home equity lines of credit as compared to $447,000 originated in the same period ended June 30, 2002. At June 30, 2003, the Bank's consumer loan portfolio totaled $3.8 million or 4.5% of its total gross loan portfolio.

        Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. Loans secured by deposit accounts at the Bank are currently originated for up to 90% of the account balance with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on such loans is typically equal to 200 basis points above the deposit contract rate.

        The underwriting standards employed by the Bank for consumer loans, other than loans secured by deposits, include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

Originations and Purchases of Loans

        Real estate loans are generally originated by State Federal's staff of salaried and commissioned loan officers. Loan applications are taken and processed in the office and the branch of the Bank.

        While the Company originates both adjustable-rate and fixed-rate loans, its ability to originate loans is dependent upon the relative customer demand for loans in its market. Demand is affected by the interest rate environment. The Company had primarily been a portfolio lender, but began originating and selling servicing released single family fixed rate loans in the secondary market in order to maintain asset quality and profitability.

        In fiscal 2003, the Company originated $37.2 million of loans, compared to $22.1 million and $18.2 million in fiscal 2002 and 2001, respectively. The Company sold $11.0 million of its fiscal 2003 fixed rate single family servicing released loan originations in the secondary market. Principal repayments in fiscal 2003 increased by $3.1 million from $25.1 million in fiscal 2002.

        In periods of economic uncertainty, the ability of financial institutions, including State Federal, to originate large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in related loan origination fees, other fee income and operating earnings.

        The following table shows the loan origination, purchase, sales and repayment activities of the Company for the periods indicated.

                                                                    Year ended June 30,
                                                       ---------------------------------------------
                                                           2003              2002           2001
                                                       ------------      -----------    ------------
                                                                      (In Thousands)
  Originations by type:
  Adjustable rate:
     Real estate - one-to four-family                  $          -      $         -    $        896
                 - multi-family and commercial                    -                -           1,416
     Non-real estate - consumer                               1,876              447               -
                                                       ------------      -----------    ------------
            Total adjustable-rate                             1,876              447           2,312

  Fixed rate:
     Real estate - one-to four-family                        31,852           13,209          12,069
                 - multi-family and commercial                1,708            6,097           2,486
     Non-real estate - consumer                               1,764            2,337           1,314

            Total fixed-rate                                 35,324           21,643          15,869
                                                       ------------      -----------    ------------

            Total loans originated                           37,200           22,090          18,181

  Purchases:
     Real estate - one-to four-family                             -                -               -
                 - multi-family and commercial                  500            1,000           2,472
     Non-real estate - consumer                                   -                -               -
                                                       ------------      -----------    ------------
            Total loans                                         500            1,000           2,472
     Mortgage-backed securities                                   -                -               -
                                                       ------------      -----------    ------------
            Total purchases                                     500            1,000           2,472

  Sales:
     Real estate - one-to four-family                        10,986                -               -
                 - multi-family and commercial                    -                -               -
     Non-real estate - consumer                                   -                -               -
                                                       ------------      -----------    ------------
            Total loan sales                                 10,986                -               -

  Repayments:
     Principal repayments                                    28,182           25,086          18,713
                                                       ------------      -----------    ------------
            Total reductions                                 39,168           25,086          18,713
                                                       ------------      -----------    ------------

  Increase (decrease) in other items, net                       761           (1,131)           (614)
                                                       ------------      -----------    ------------
            Net increase (decrease)                    $       (707)     $    (3,127)   $      1,326
                                                       ============      ===========    ============

Non-Performing Assets and Classified Assets

        When a borrower fails to make a required payment on real estate secured loans and consumer loans, a late charge is automatically assessed and a notice is sent in accordance with the terms outline in the loan note. At 30 days after the payment is due, the Company generally institutes collection procedures by mailing a delinquency notice and/or by telephone. In most cases, delinquencies are cured promptly; however, if a loan secured by real estate or other collateral has been delinquent for more than 60 days, satisfactory payment arrangements must be adhered to or the Company will initiate foreclosure or repossession.

        Generally, when a loan becomes delinquent 90 days or more or when the collection of principal or interest becomes doubtful, the Company will place the loan on a non-accrual status and, as a result, previously accrued interest income on the loan is taken out of current income. The loan will remain on a non-accrual status as long as the loan is 90 days delinquent.

        The following table sets forth information concerning delinquent mortgage and other loans at June 30, 2003. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.

                                                                              Real Estate
                                                        ---------------------------------------------------------
                                                                                             Commercial and
                                                            One-to four-family                Multi-family
                                                        --------------------------     --------------------------
                                                        Number    Amount    Percent    Number   Amount    Percent
                                                        ------    -------   -------    ------   -------   -------
                                                                         (Dollars in Thousands)
          Loans delinquent for:
             30-59 days .........................           20    $ 1,158      2.07%        2   $ 1,070      4.81%
             60-89 days .........................            2         58      0.10         -         -         -
             90 days and over ...................           16        811      1.45         2     1,576      7.09
                                                        ------    -------   -------    ------   -------   -------
                    Total delinquent loans                  38    $ 2,027      3.62%        4   $ 2,646     11.90%
                                                        ======    =======   =======    ======   =======   =======

        At June 30, 2003 there were 12 delinquent consumer loans totaling $66,000. The ratio of delinquent consumer loans to total loans (net) was .08% at June 30, 2003. There were two delinquent single family construction loans totaling $168,000 as of June 30, 2003.

        The table below sets forth the amounts and categories of non-performing assets in the Company's loan portfolio at the dates indicated. Loans are generally placed on non-accrual status when the collection of principal and/or interest become doubtful or when the loan is in excess of 90 days delinquent. Foreclosed assets include assets acquired in settlement of loans.

                                                              June 30,
                                                    --------------------------
                                                      2003      2002    2001
                                                    -------   -------  -------
                                                      (Dollars in Thousands)
  Non-accruing loans:
       One-to four-family                           $   811   $ 1,077  $ 1,218
       Multi-family and commercial real estate        1,576       906       48
       Consumer                                          17        27       53
                                                    -------   -------  -------
            Total                                     2,404     2,010    1,319

  Accruing loans delinquent more than 90 days:
       One-to four-family                                 -       180      362
       Multi-family and commercial real estate            -         -      469
                                                    -------   -------  -------
            Total                                         -       180      831

  Foreclosed assets:
       One-to four-family                                88       365        -
       Multi-family and commercial real estate            -         -    1,320
                                                    -------   -------  -------
            Total                                        88       365    1,320

  Total non-performing assets                       $ 2,492   $ 2,555  $ 3,470
                                                    =======   =======  =======

  Total as a percentage of total assets                2.58%     2.65%    3.23%
                                                    =======   =======  =======

        Non-Performing Assets. Included in total non-performing assets are 16 mortgage loans secured by one- to four-family dwellings totaling $811,000, two multi-family and commercial loans totaling $1.6 million and three consumer loans for $17,000.

        Classified Assets. Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

        When a savings institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings bank classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. A bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the bank's District Director at the regional OTS office, who may order the establishment of additional general or specific loss allowances.

        In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Bank regularly reviews the loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of management's review of its assets, at June 30, 2003, the Bank had classified a total of $1.1 million of its assets as substandard, $3.0 million were classified as doubtful, and none were classified as loss.

        At June 30, 2003, total classified assets comprised $4.1 million or 52.6% of the Bank's capital, or 4.5% of the Bank's total assets. In addition, the Bank has $2.8 million of its assets classified as special mention that contain deficiency characteristics, which if not corrected, could become classified as substandard, according to OTS guidelines.

        At June 30, 2003 the Bank had a total of $88,000 in property acquired in settlement of loans, which consisted of a single one- to four-family real estate property.

        Allowance for Loan Losses. The allowance for loan losses is established by management and the Board of Directors through a provision for loan losses on a systematic evaluation process focusing on the risk of loss in the loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of delinquent residential and consumer, and all multi-family and commercial loans, considers among other matters the estimated fair value of the underlying collateral, economic conditions, specific industries, historical loan loss experience and other factors that warrant recognition in providing for an adequate loan allowance.

        Real estate properties acquired through foreclosure are recorded at fair value. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations.

        Although management believes that it uses the best information available to determine the allowances, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Company's allowances will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At June 30, 2003, the Company had a total allowance for loan losses of $1.3 million or 1.6% of loans receivable, net. See Notes A and E of the Notes to Consolidated Financial Statements in Part III Item 7 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in
Part II Item 6.

        The following table sets forth an analysis of the Company's allowance for loan losses.

                                                        Year Ended June 30,
                                                   ---------------------------
                                                     2003      2002      2001
                                                   -------    ------    ------
                                                      (Dollars in Thousands)
  Balance at beginning of period                   $   927    $  382    $  259

  Charge-offs                                         (428)      (77)      (28)
  Recoveries                                            57        56         -
                                                   -------    ------    ------

  Net charge-offs                                     (371)      (21)      (28)
  Additions charged to operations                      763       566       151
                                                   -------    ------    ------

  Balance at end of period                         $ 1,319    $  927    $  382
                                                   =======    ======    ======

  Ratio of net charge-offs during the period
   to average loans outstanding during the period     0.44%     0.02%     0.03%
                                                   =======    ======    ======
  Ratio of net charge-offs during the period
   to average non-performing assets                  17.20%     0.79%     0.96%
                                                   =======    ======    ======

        The distribution of the Company's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                 June 30,
                                     -------------------------------------------------------------
                                             2003                  2002                2001
                                     --------------------    -----------------  ------------------
                                                 Percent              Percent             Percent
                                                 of Loans             of Loans            of Loans
                                                 in Each              in Each             in Each
                                                 Category             Category            Category
                                                 to Total             to Total            to Total
                                      Amount      Loans      Amount     Loans   Amount      Loans
                                     ---------   --------    ------   --------  ------    --------
                                                           (Dollars in Thousands)
  One-to four-family.............    $     522      65.77%   $  292      63.24% $  165       61.77%
  Multi-family and commercial
   real estate...................          753      26.17       594      29.46     198       34.97
  Construction...................           17       3.55         -       4.94       -        1.46
  Consumer and unsecured.........           27       4.51        41       2.36      19        1.80
  Unallocated....................            -          -         -          -       -           -
                                     ---------   --------    ------   --------  ------    --------
            Total                    $   1,319     100.00%   $  927     100.00% $  382      100.00%
                                     =========   ========    ======   ========  ======    ========

Investment Activities

        State Federal maintains minimum levels of investments for liquidity purposes. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. The Bank's investment policy objective in this regard sets the Bank's desired liquidity between 6% and 12%. As of June 30, 2003, the Bank's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 6.92%. See "Regulation - Liquidity."

        Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

        Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Bank's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for borrowings, and to fulfill the Bank's asset/liability management policies.

        Cash and Investments in Certificates of Deposit and Other Investments. At June 30, 2003, the Company's cash and interest-bearing deposits in other financial institutions totaled $4.4 million, or 4.5% of its total assets. Certificates of deposits invested in other institutions totaled $99,000 or 0.1% of its total assets. The Bank has a $1.8 million investment in the common stock of the FHLB of Des Moines in order to satisfy the requirement for membership in such institution. The Company has $1.1 million or 1.1% of its total assets invested in corporate securities, which includes preferred common stocks. The Company has $141,000 or 0.2% of its assets invested in federal agency securities. See Note D of Notes to Consolidated Financial Statements in Part II
Item 7.

        OTS regulations restrict investments in corporate debt and most equity securities by the Bank. These restrictions include prohibitions against investments in the federal agency debt securities of any one issuer in excess of 15% of the Bank's unimpaired capital and unimpaired surplus as defined by federal regulations, plus an additional 10% if the investments are fully secured by readily marketable collateral. See "Regulation - Federal Regulation of Savings Banks" for a discussion of additional restrictions on the Bank's investment activities.

        The following table sets forth the composition of the Company's investment portfolio at the dates indicated.

                                                                       2003               2002               2001
                                                                 ---------------    ----------------   ---------------
                                                                  Book     % of      Book      % of     Book     % of
                                                                  Value    Value     Value     Value    Value    Value
                                                                 ---------------    ----------------   ---------------
                                                                                   (Dollars in Thousands)
  Investment Securities:
        Corporate equity securities..........................    $ 1,124   37.13%   $ 1,082    35.06%  $ 1,619   43.92%
        Federal agency debt securities.......................        141    4.66        141     4.57       204    5.54
        Municipal bonds......................................          -       -        101     3.27       101    2.74
  FHLB Stock.................................................      1,762   58.21      1,762    57.10     1,762   47.80
                                                                 ---------------    ----------------   ---------------
        Total investment securities and FHLB stock...........    $ 3,027  100.00%   $ 3,086   100.00%  $ 3,686  100.00%
                                                                 ===============    ================   ===============

  Other Interest-Earning Assets:
        Interest-bearing deposits with banks.................    $ 3,808   97.47%   $ 2,846    96.64%  $ 6,691   95.75%
        Certificates of deposit invested in other
        institutions.........................................         99    2.53         99     3.36       297    4.25
                                                                 ---------------    ----------------   ---------------
        Total................................................    $ 3,907  100.00%   $ 2,945   100.00%  $ 6,988  100.00%
                                                                 ===============    ================   ===============

  Average remaining life or term to repricing of
   certificates of deposit...................................     1 year            2 years            1-1/2
                                                                                                       years

Contractual maturities of federal agency debt securities and municipal bonds are shown below:

                                                            June 30, 2003
                                                       ----------------------
                                                                     Weighted
                                                         Book        Average
                                                         Value        Yield
                                                       ----------------------
                                                       (Dollars in Thousands)
          Due in one year or less                           55           3.58%
          Due after one year through five years              -              -
          Due after five years through ten years             4           7.25
          Due after ten years                               82           6.46
                                                       -------
                                                       $   141
                                                       =======

Sources of Funds

        General. The Company's primary sources of funds are deposits, borrowings, repayment of loan principal, sales of loan participations, maturing investments in certificates of deposit, proceeds from investment securities and funds provided from operations.

        Borrowings, consisting of FHLB advances, may be used at times to compensate for seasonal reductions in deposits or deposit inflows at less than projected levels, and may be used on a longer-term basis to support expanded lending activities.

        Deposits. State Federal offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of savings accounts, checking and money market accounts, and certificate accounts ranging in terms from three months to 60 months. The Bank only solicits deposits from its market area and does not currently use brokers to obtain deposits. The Bank relies primarily on competitive pricing policies, advertising and customer service to attract and retain these deposits.

        The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates, and competition.

        The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. The ability of the Bank to attract and maintain certificate of deposit accounts and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

        The following table sets forth the savings flows at the Bank during the periods indicated.

                                                      Year Ended June 30,
                                             ----------------------------------
                                                2003       2002         2001
                                             ----------------------------------
                                                    (Dollars in Thousands)
  Opening balance..........................  $   66,901  $  62,987   $   53,648
  Deposits.................................     121,855    100,655       80,230
  Withdrawals..............................    (118,409)   (99,801)     (73,984)
  Interest credited........................       2,626      3,060        3,093
                                             ----------  ---------   ----------
  Ending balance...........................  $   72,973  $  66,901   $   62,987
                                             ==========  =========   ==========
  Net increase (decrease)..................  $    6,072  $   3,914   $    9,339
                                             ==========  =========   ==========
  Percent increase (decrease)..............         9.1%       6.2%       17.40%
                                             ==========  =========   ==========

        The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of June 30, 2003.

                                                                          Maturity
                                                  ---------------------------------------------------------
                                                                 Over       Over
                                                   3 Months     3 to 6     6 to 12       Over
                                                   or less      Months      Months     12 Months     Total
                                                  ---------   ---------   ---------   ----------   --------
                                                                   (Dollars in Thousands)
  Certificates of deposits less than $100,000...  $   7,226   $   4,210   $   6,706   $   20,450   $ 38,592
  Certificates of deposit $100,000 or more......      1,050       1,312       1,176        8,261     11,799
                                                  ---------   ---------   ---------   ----------   --------
  Total certificates of deposit                   $   8,276   $   5,522   $   7,882   $   28,711   $ 50,391
                                                  =========   =========   =========   ==========   ========

        Borrowings. Although deposits are the Bank's primary source of funds, the Bank's policy has been to utilize borrowings when they are a less costly source of funds, can be invested at a positive interest rate spread or when the Bank desires additional capacity to fund loan demand.

        State Federal's borrowings historically have consisted of advances from the FHLB of Des Moines upon the security of a blanket collateral agreement of a percentage of unencumbered loans. Such advances can be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. At June 30, 2003, the Bank had $9.0 million in FHLB advances.

        At June 30, 2003, the Bank had no repurchase agreements or other borrowings not mentioned above outstanding.

        The following table sets forth certain information including the maximum month-end balance and average balance of FHLB advances at the dates indicated.

                                                            Year Ended June 30,
                                                     -------------------------------
                                                       2003        2002       2001
                                                     -------------------------------
                                                         (Dollars in Thousands)
  Maximum Balance:
        FHLB advances                                $ 14,000    $ 29,185   $ 35,235
                                                     ========    ========   ========
  Average Balance:
        FHLB advances                                $ 10,923    $ 18,541   $ 32,543
                                                     ========    ========   ========
  Weighted average interest rate of FHLB advances        5.17%       5.51%      5.21%
                                                     ========    ========   ========

Service Corporation Activities

        Federal institutions generally may invest up to 2% of their assets in service corporations plus an additional 1% of assets if used for community purposes. In addition, federal institutions may invest up to 50% of their regulatory capital in conforming loans to their service corporations. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal institution may engage directly.

        State Federal has one subsidiary which is a service corporation, State Service Corporation, located in Des Moines, Iowa. State Service Corporation was organized by State Federal in 1976. State Service Corporation currently sells noninsured investment products.

        During the fiscal year ended June 30, 2003, State Service Corporation generated $81,000 in gross revenue from the sale of noninsured investment products and $16,000 of interest income on real estate contracts. Income tax (benefit) totaled ($12,000) for fiscal 2003.

                                   REGULATION

General

        State Federal is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government up to applicable limits set by the FDIC. State Federal is subject to broad federal regulation and oversight extending to all its operations principally by its primary regulator, the OTS. The Bank is a member of the FHLB of Des Moines and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of State Federal, the Holding Company also is subject to federal regulation and oversight principally by the OTS. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. The Bank is a member of the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund (the "BIF") are the two deposit insurance funds administered by the FDIC. As a result, the FDIC has certain regulatory and examination authority over State Federal.

        Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

The USA PATRIOT Act

In response to the events of September 11, 2001, President George W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

    . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program.
    . Pursuant to Section 326 on July 23, 2003, the Secretary of the Department of Treasury, in conjunction with other bank regulators issued a proposed rule that provides for minimum standards with respect to customer identification and verification. At this time, a final rule is pending.
    . Section 312 requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.
    . Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.
    . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

The Sarbanes-Oxley Act

On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from the type of corporate wrongdoing that occurred in Enron, WorldCom and similar companies. The Sarbanes-Oxley Act's principal legislation includes:

    .   the creation of an independent accounting oversight board;
    . auditor independence provisions which restrict non-audit services that accountants may provide to their audit clients;
    . additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;
    . the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;
    . an increase the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company's independent auditors;
    . requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;
    . requirement that companies disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the Securities and Exchange Commission) and if not, why not;
    . expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;
    . a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;
    . disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;
    .   mandatory disclosure by analysts of potential conflicts of interest; and
    .   a range of enhanced penalties for fraud and other violations.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that this compliance will have a material impact on our results of operations or financial condition.

Federal Regulation of Savings Banks

        The OTS has extensive authority over the operations of savings banks, such as State Federal. As part of this authority, State Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular examination of State Federal was as of June 30, 2002. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended June 30, 2003 was approximately $32,000.

        The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including State Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

        In addition, the investment, lending and branching authority of the Bank is prescribed by federal law and it is prohibited from engaging in any activities not permitted by such laws. For example, the permissible level of investment by federal associations, subject to safety and soundness restrictions, (1) in loans secured by non-residential real property may not exceed 400% of total capital, (2) in commercial loans may not exceed 20% of assets, provided that amounts in excess of 10% of assets may only be small business loans, (3) related to leasing of tangible personal property may not exceed 10% of assets, and (4) in loans for personal, family and household purposes, when combined with commercial paper and corporate debt securities, may not exceed 35% of assets. Federal savings institutions are also generally authorized to branch nationwide. State Federal is in compliance with the noted restrictions.

        The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 2003, the Bank's lending limit under this restriction was approximately $1.2 million.

        The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action.

Insurance of Accounts and Regulation by the FDIC

        State Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition.

        The FDIC's deposit insurance premiums are assessed through a risk-based system, under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period. As of June 30, 2003, the Bank met the requirements of a well-capitalized institution

        The premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF insured institutions and BIF insured institutions are required to pay a Financing Corporation assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This amount is currently equal to about 1.88 points for each $100 in domestic deposits for BIF and SAIF insured institutions. These assessments, which may be revised based upon the level of BIF and SAIF deposits, will continue until the bonds mature in 2017 through 2019.

Regulatory Capital Requirements

        Federally insured savings institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings banks. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis.

        The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement.

        The OTS regulations establish special capitalization requirements for savings banks that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the bank's level of ownership. For excludable subsidiaries, the debt and equity investments in such subsidiaries are deducted from assets and capital.

        At June 30, 2003, the Bank had tangible capital of $7.2 million, or 7.87% of adjusted total assets, which is approximately $5.8 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

        The capital standards also require core capital equal to at least 3% to 4% of adjusted total assets depending on an institution's rating. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.

        At June 30, 2003, the Bank had core capital equal to $7.2 million, or 7.87% of adjusted total assets, which is $3.5 million above the minimum leverage ratio requirement of 4% as in effect on that date.

        The OTS risk-based requirement requires savings institutions to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 2003, State Federal had no capital instruments that qualify as supplementary capital but had $650,000 of general loss reserves, which was less than 1.12% of risk-weighted assets.

        Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. State Federal had no such exclusions from capital and assets at June 30, 2003.

        In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

        OTS regulations also require that every savings institution with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings bank, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule will not become effective until the OTS evaluates the process by which savings institutions may appeal an interest rate risk deduction determination. It is uncertain when this evaluation may be completed. Any savings institution with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise.

        On June 30, 2003, the Bank had total risk-based capital of $7.8 million (including $7.2 million in core capital and $650,000 in qualifying supplementary capital) and risk-weighted assets of $58.8 million or total risk-based capital of 13.3% of risk-weighted assets. This amount was $3.1 million above the 8% requirement in effect on that date.

        The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized institution" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risk-based capital ratio or an 8% risk-based capital ratio). Any such institution must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

        Any savings institution that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authorities of the OTS or FDIC, including the appointment of a conservator or a receiver.

        The OTS is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

        The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on the Bank's operations and profitability. Holding Company shareholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company.

Limitations on Dividends and Other Capital Distributions

        OTS regulations impose various restrictions or requirements on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations permit a federal savings institution to pay dividends in any calendar year equal to net income for that year plus retained earnings for the preceding two years.

Accounting

        An OTS policy statement applicable to all savings institutions clarifies and re-emphasizes that the investment activities of a savings institution must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. The Bank is in compliance with these amended rules.

        The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

        All savings institutions, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the Savings Institution may maintain 60% of its assets specified in
Section 770(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 2003, the Bank met the test and has always met the test since its effectiveness.

        Any savings institution that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an institution does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the bank is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any bank that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

        Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of State Federal to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by State Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

        The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in March 2002 and received a rating of satisfactory.

Transactions with Affiliates

        Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the Bank as transactions with non-affiliates. In addition, certain of these transactions such as loans to an affiliate, are restricted to a percentage of the bank's capital. Affiliates of State Federal include the Holding Company and any company which is under common control with the Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates, however; the OTS has the discretion to treat subsidiaries of savings banks as affiliates on a case by case basis.

        Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

        The Holding Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings institution subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings bank.

        As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings institution as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings institutions) would become subject to such restrictions unless such other institutions each qualify as a QTL and were acquired in a supervisory acquisition.

        If the Bank fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

        The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured institution. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings institutions in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings bank.

Federal Securities Law

        The stock of the Holding Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

        Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

        The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking accounts). At June 30, 2003, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-- Liquidity."

        Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

        The Bank is a member of the FHLB of Des Moines, which is one of 12 regional FHLBs, that administers the home financing credit function of savings banks. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

        As a member, State Federal is required to purchase and maintain stock in the FHLB of Des Moines. At June 30, 2003, State Federal had $1.8 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five fiscal years these dividends have averaged 5.12% and were 3.0% for fiscal year 2003.

        Under federal law the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to low and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in State Federal's capital.

        For the fiscal year ended June 30, 2003, dividends paid by the FHLB of Des Moines to State Federal totaled $53,000 which constituted a $9,000 decrease from the amount of dividends received in the fiscal year ended June 30, 2002. The $13,000 dividend received for the period ended May 31, 2003 and paid June 13, 2003 reflected an annualized rate of 3.0%, which was unchanged from the quarter ended June 30, 2002.

Federal and State Taxation

        In addition to the regular income tax, corporations, including savings institutions such as the Bank, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

        A portion of the Bank's reserves for losses on loans may not, without adverse tax consequences, be utilized for the payment of cash dividends or other distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of June 30, 2003, the portion of the Bank's reserves subject to this treatment for tax purposes totaled approximately $1.4 million.

        State Federal and its subsidiaries file consolidated federal income tax returns on a fiscal year basis using the accrual method of accounting. State Federal and its subsidiaries have not been audited by the IRS within the last ten years.

        Iowa Taxation. The Holding Company and the Bank's subsidiaries file Iowa corporation tax returns while the Bank files an Iowa franchise tax return.

        Iowa imposes a franchise tax on the taxable income for both mutual and stock savings and loan banks. The tax rate is 5%, which may effectively be increased, in individual cases, by application of a minimum tax provision. Taxable income under the franchise tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa franchise tax, no deduction is allowed for Iowa franchise tax and taxable income includes interest on state and municipal obligations. Interest on U.S. obligations is taxable under the Iowa franchise tax and under the federal corporate income tax.

        Taxable income under the Iowa corporate income tax is generally similar to taxable income under the federal corporate income tax, except that, under the Iowa tax, no deduction is allowed for Iowa income tax payments; interest from state and municipal obligations is included in income; interest from U.S. obligations is excluded from income; and 50% of federal corporate income tax is excluded from income. The Iowa corporate income tax rates range from 6% to 12% and may be effectively increased, in individual cases, by application of a minimum tax provision.

        Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

Competition

        State Federal faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other commercial banks, savings banks, credit unions and mortgage bankers making loans secured by real estate located in the Bank's market area. The Bank competes for real estate and other loans principally on the basis of the quality of services it provides to borrowers, and loan fees it charges, and the types of loans it originates.

        The Bank attracts all of its deposits through its retail banking offices, primarily from the communities in which those retail banking offices are located; therefore, competition for those deposits is principally from other commercial banks, savings Banks and credit unions located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations with interbranch deposit and withdrawal privileges at each.

        The Bank's primary concentration is Des Moines, Iowa. There are over 30 commercial banks and approximately 30 credit unions in the Bank's market area. The Bank estimates its share of the savings market in its primary market area to be approximately 1.0%.

Employees

        At June 30, 2003, the Company and its subsidiary had a total of 32 full-time employees. The Bank's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Item 2. Properties

        The Bank conducts its business at its main office and two other locations in its primary market area. The following table sets forth information relating to each of the Bank's offices as of June 30, 2003.

        The Bank owns one branch office and its main office. The total net book value of the Bank's premises and equipment (including land, building, furniture, fixtures and equipment) at June 30, 2003 was $3.3 million. See Note G of Notes to Consolidated Financial Statements in Part II Item 7.

                                                     Total
                                                  Approximate      Net Book
                                        Year        Square         Value at
  Location                            Acquired      Footage     June 30, 2003
  ---------------------------------------------------------------------------

  Main Office:

       13523 University Avenue          2001           12,000   $   2,613,100
       Clive, Iowa

  Branch Offices:

       4018 University Avenue           1985            4,000   $     291,100
       Des Moines, Iowa

       700 Walnut Street, Suite 203     2002/(1)/       2,077   $      39,700
       Des Moines, Iowa

 /(1)/ Lease expires in May 2007 with an option to renew for an additional 5 year term.
        The minimum lease amount for fiscal years 2004, 2005, 2006 and 2007 are $41,500, $41,500, $41,500 and $38,100, respectively.

        The Bank subleases approximately 250 square feet of its location on Walnut Street, under a five year operating lease. The sublease began on April 29, 2002 and expires in May 2007.

        The Bank believes that its current facilities are adequate to meet the present and foreseeable needs of the Bank.

        The Bank conducts its data processing through a service bureau, Fiserv. The net book value of the data processing and computer equipment utilized by the Bank at June 30, 2003 was $93,000. The net book value of other furniture and equipment at June 30, 2003 was $286,000.

Item 3. Legal Proceedings

        State Federal is involved from time to time as plaintiff or defendant in various legal actions arising in the normal course of its business. Neither the Company nor State Service Corporation, the Bank's wholly-owned subsidiary, is a party to any legal action. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing State Federal in the proceedings, that the resolution of these proceedings should not have a material effect on State Federal's consolidated financial position or results of operations.

Item 4. Submission of Matters to a Vote of Security Holders

        No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the quarter ended June 30, 2003.

                                     PART II

Item 5. Market for Registrant's Common Equity and Related Stockholder Matters

STOCK LISTING

        StateFed Financial Corporation common stock is traded on the National Association of Securities Dealers, Inc. Small-Cap System under the symbol "SFFC."

PRICE RANGE OF COMMON STOCK

        The following table sets forth, for the periods shown, the high and low prices of the common stock and cash dividends per share declared. The prices reflect inter-dealer quotations without retail markup, markdown or commissions, and do not necessarily represent actual transactions.

          QUARTER ENDED            HIGH       LOW         DIVIDENDS
          ------------------       ------     ------      ---------
          September 30, 2000       10.500      8.750          0.075
           December 31, 2000       11.000      9.500          0.125
              March 31, 2001       11.063      8.875          0.100
               June 30, 2001       11.260      8.500          0.100
          September 30, 2001       11.600      9.500          0.100
           December 31, 2001       10.500      7.850          0.100
              March 31, 2002       10.390      9.800          0.100
               June 30, 2002       11.500      9.900          0.100
          September 30, 2002       10.300      8.710          0.100
           December 31, 2002       12.400     10.200          0.100
              March 31, 2003       12.650     11.000          0.100
               June 30, 2003       12.450     11.210          0.100

        Dividend restrictions are described in the notes to consolidated financial statements included in this report.

        The stock price information set forth in the table above was provided by the National Association of Securities Dealers, Inc. Automated Quotation System. The average of the bid and asked prices of StateFed Financial Corporation's common stock on September 23, 2003 was $12.06.

        At September 24, 2003, there were 1,293,958 shares of StateFed Financial Corporation common stock issued and outstanding and there were approximately 149 holders of record.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operation and Selected Financial Data

General

        The Company owns all of the outstanding capital stock of State Federal Savings and Loan Association (the "Bank"). The principal business of the Company has historically consisted of attracting deposits from the general public, and making loans secured by residential real estate. The Company's profitability is primarily dependent upon its net interest income, which is the difference between interest income on its loan and investment portfolio and interest paid on deposits and other borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on such amounts. The Company's profitability is also affected by the provision for loan losses and the level of non-interest income and expenses. Non-interest income consists primarily of service charges and other fees, gains (losses) on sales of assets and income from real estate operations. Non-interest expense includes salaries and employee benefits, real estate operations, occupancy of premises, federal deposit insurance premiums, data processing expenses and other operating expenses.

        StateFed Financial generally has sought to enhance its net earnings by, among other things, maintaining asset quality and levels of capital above federally required minimum standards and by controlling general and administrative expenses. Although no assurances can be made about future periods, the Company's results in these areas have enabled it to be consistently well-capitalized.

        The operating results of the Company are also affected by general economic conditions, the monetary and fiscal policies of federal agencies and the policies of agencies that regulate financial institutions. StateFed Financial's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which is in turn affected by the interest rates at which such loans are made, general economic conditions affecting loan demand and the availability of funds for lending activities.

        StateFed Financial's basic mission is to record earnings while serving its local community. The Company wants to earn the complete trust and respect of its clients by providing compassionate personal service and sound financial advice. Specifically, it offers a range of customer services and products, including deposit accounts and loans with a special emphasis on one-to-four family mortgage lending and, to a lesser extent, multi-family and commercial real estate lending. Yet smaller portions of the Company's loans receivable consists of construction and consumer loans. Management has focused on fixed rate mortgage loans in recent years, achieving a loan portfolio consisting of 23.6% adjustable rate loans, 42.7% fixed rate loans, and 33.7% balloon and/or call loans.

Critical Accounting Policies

        The "Management's Discussion and Analysis of Financial Condition and Results of Operations" and disclosures included within this report, are based on the Company's audited consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained in these statements is, for the most part, based on approximate measures of the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        The Company's significant account policies are described in the "Notes to Consolidated Financial Statements". Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The Company has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in the Company's market area and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

                                                                           June 30,
                                                ---------------------------------------------------------
                                                    2003         2002        2001        2000      1999
                                                ---------------------------------------------------------
                                                                       (In Thousands)
Selected Financial Condition Data:

Total assets ...............................    $     96,753  $  96,405  $   107,549  $ 100,685  $ 90,824
Cash & cash equivalents ....................           4,407      3,115        7,729      2,477     8,481
Certificates of deposits in other
 institutions ..............................              99         99          297        496       884
Investment securities ......................           1,264      1,324        1,925      2,231     1,944
Loans held for sale ........................           1,871          -            -          -         -
Loans receivable, net ......................          82,194     84,772       87,899     86,573    72,331
Deposits ...................................          72,973     66,901       62,987     53,648    54,713
FHLB advances ..............................           9,000     14,000       29,185     29,284    18,877
Stockholders' equity .......................          13,907     14,196       14,088     16,650    16,123

                                                                           June 30,
                                                ---------------------------------------------------------
                                                    2003         2002        2001        2000      1999
                                                ---------------------------------------------------------
                                                                       (In Thousands)
Selected Operations Data:

Total interest income ......................    $      6,533  $   7,175  $     8,231  $   7,022  $  6,695
Total interest expense .....................           3,222      4,036        4,961      3,986     3,999
                                                ---------------------------------------------------------
Net interest income ........................           3,311      3,139        3,270      3,036     2,696
Provision for loan losses ..................             763        566          151         36        36
                                                ---------------------------------------------------------
Net interest income after provision for
 loan losses ...............................           2,548      2,573        3,119      3,000     2,660
Non-interest income:
  Real estate operations ...................              49        247          519        525       566
  Gain on sales of loans ...................             177          -            -          -         -
  Gain (Loss) on sale of real estate and
   investments .............................               7        748          (77)        52       106
  Other non-interest income ................             285        196          121        107       101
                                                ---------------------------------------------------------
Total non-interest income ..................             518      1,191          563        684       773
Total non-interest expense .................           3,446      3,044        2,662      2,006     1,926
                                                ---------------------------------------------------------
Income (loss) before income taxes ..........            (380)       720        1,020      1,678     1,507
Income tax expense (benefit) ...............            (341)       189          357        537       489
                                                ---------------------------------------------------------
Net income (loss) ..........................    $        (39) $     531  $       663  $   1,141  $  1,018
                                                =========================================================

                                                                       June 30,
                                                   -----------------------------------------------
                                                     2003      2002     2001       2000     1999
                                                   -----------------------------------------------
Selected Financial Ratios and Other Data:

Performance Ratios:
  Return on assets (ratio of net income to
   average total assets) .....................       (0.04)%    0.53%     0.63%     1.22%     1.13%
  Interest rate spread information:
    Average during the year ..................        3.23      2.94      2.84      2.87      2.50
    End of year ..............................        3.22      3.11      2.58      2.42      2.62
  Net interest margin (1) ....................        3.57      3.37      3.35      3.51      3.20
  Ratio of operating expense to average
   total assets ..............................        3.48      3.04      2.52      2.15      2.13
  Return on equity (ratio of net income to
   average equity) ...........................       (0.28)     3.72      4.07      7.02      6.30

Quality Ratios:
  Non-performing assets to total assets at
   end of year ...............................        2.48      2.06      3.21      2.30      1.84
  Allowance for loan losses to
   non-performing loans ......................       54.87     46.76     17.92     26.54     27.36

Capital Ratios:
  Stockholders' Equity to total assets at
   end of year ...............................       14.37     14.72     13.10     16.54     17.75
  Average Stockholders' Equity to average
   assets ....................................       14.23     14.28     15.44     17.39     17.81
  Ratio of average interest-earning assets
   to average interest-bearing liabilities ...       1.100x    1.098x    1.101x    1.139x    1.147x
  Number of full-service offices .............           3         3         3         2         2

  (1) Net interest income divided by average interest-earning assets.

  Dividends declared per share                     $  0.40   $  0.40  $   0.40   $  0.30  $   0.25
  Dividend payout ratio                                  -%     92.8%     87.5%     41.3%     37.3%

Financial Condition

Comparison of Fiscal Years Ended June 30, 2003 and June 30, 2002.

        The Company's total assets increased from $96.4 million at June 30, 2002 to $96.8 million at June 30, 2003, an increase of $348,000, or .36%. The increase was primarily due to increases in loans held for sale of $1.9 million, cash and cash equivalents of $1.3 million, current and deferred income tax asset of $264,000, funded by an increase in deposits and offset by decreases in net loans receivable of $2.6 million, property acquired in the settlement of loans of $277,000, accrued interest receivable of $102,000, net office property and equipment of $82,000 and investment securities available for sale of $59,000.

        Cash and cash equivalents increased $1.3 million from $3.1 million at June 30, 2002 to $4.4 million at June 30, 2003. The increase was the result of increases in deposits and the repayment of loans receivable, partially offset by an increase in loans held for sale and the repayment of Federal Home Loan Bank advances.

        Loans held for sale were $1.9 million at June 30, 2003, as the Bank began originating and selling servicing released single family fixed rate loans in the secondary market.

        Net loans receivable decreased $2.6 million from $84.8 million at June 30, 2002 to $82.2 million at June 30, 2003. Loans decreased primarily as a result of the high level of loan refinancing activity, during 2003, in a lower interest rate environment. Repayments of loan principal totaled $28.2 million during 2003, while new loan originations and participation loans purchased for portfolio totaled only $25.0 million during the same period.

        At June 30, 2003, the allowance for loan losses totaled $1,319,000 or 1.55% of loans, compared to $927,000 or 1.06% of loans at June 30, 2002. In determining the amount of the loan loss allowance at any point in time, management and the Board apply a systematic process focusing on the risk of loss in the portfolio. First, delinquent residential and consumer, and all multi-family and commercial loans are evaluated individually for potential impairments in their carrying value. At June 30, 2003, the analysis and review of $6.9 million of classified loans resulted in $475,000 of the allocation of the allowance. In the previous year ending June 30, 2002, the analysis and review of $3.3 million of classified loans resulted in $465,000 of the allocation of the allowance.

        The second step in determining the allowance for loan losses entails the application of historic loss experience to the individual loan types in the portfolio. In addition to the historic loss percentage, management employs an additional risk percentage tailored to the perception of the overall risk in the economy. This segment of the loss analysis resulted in assigning $185,000 of the allowance for loan losses at June 30, 2003, compared to $217,000 of the allowance for loan losses for the year ended June 30, 2002.

        The third step in determining the allowance for loan losses involves the review and analysis of specific loans or industries that may be affected by or at risk due to changes in the economy. As a result of this analysis, management reviewed and analyzed its portfolio, and identified $3.3 million of commercial loans that may contain some weakness and pose a possible loss to the Company. The Company allocated $659,000 of the allowance to these specific loans at June 30, 2003. In the previous period ended June 30, 2002, the Company had allocated $245,000 of the allowance, which were attributed to $1.6 million of commercial participation loans.

        Although management believes that its allowance for loan losses is adequate based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Company's results of operations. To the best of management's knowledge, all known losses as of June 30, 2003, have been recorded.

        Total deposits increased $6.1 million from $66.9 million at June 30, 2002 to $73.0 million at June 30, 2003. During fiscal 2003, there were increases in money market accounts, certificates of deposit of $3.4 million and $3.2 million, respectively, offset in part by decreases in savings accounts of $545,000 and checking accounts of $32,000. The changes in deposits were primarily due to the Company's new pricing strategy and increased marketing of its deposit products.

        Advances from the Federal Home Loan Bank (FHLB) decreased from $14.0 million at June 30, 2002 to $9.0 million at June 30, 2003. The decrease resulted from the maturity of a $5.0 million long-term advance and the Company's decision to reduce its outstanding daily FHLB advances.

        Total stockholders' equity decreased $289,000 from $14.2 million at June 30, 2002 to $13.9 million at June 30, 2003. The decrease was primarily the result of allocations to the Employee Stock Ownership Plan ("ESOP") totaling $123,000, exercised stock options of $101,000 and unrealized gain net of tax effect on investment securities of $39,000, which was partially offset by dividends declared of $514,000 and a net loss of $39,000.

Results of Operations

Comparison of Fiscal Years ended June 30, 2003 and June 30, 2002.

        General. Net income for the year ended June 30, 2003 decreased $570,000 from $531,000 at June 30, 2002 to a loss of $39,000 at June 30, 2003. The decrease was primarily due to a decrease in non-interest income of $673,000, an increase in non-interest expense of $402,000, and an increase in the provision for loan losses of $197,000. Partially offsetting the decrease was an increase in net-interest income of $172,000 and a decrease in income tax expense of $530,000.

        Net Interest Income. Net interest income increased $172,000 or 5.5%, from $3.14 million for the year ended June 30, 2002 to $3.31 million for the year ended June 30, 2003. This increase was due to a reduction of $814,000 in interest expense, offset by a decrease in interest income of $642,000.

        Interest Income. Interest income decreased $642,000 or 9.0%, from $7.18 million for the year ended June 30, 2002 to $6.53 million for the year ended June 30, 2003. This decrease was primarily due to a decrease of 0.62% in the average interest rate on loans compared to the prior year. Investment and other interest income decreased due to a lower interest rate environment for interest bearing cash accounts and investments and other securities and to a lesser extent, a reduction in the average balance of investments and other securities.

        Interest Expense. Interest expense decreased $814,000 from $4.04 million for the year ended June 30, 2002 to $3.22 million for the year ended June 30, 2003. This decrease resulted from decreases in interest expense on deposits of $433,000, and decreases in interest on borrowings of $381,000. The reduction in interest expense resulted primarily from a decrease in the average rate paid on deposit accounts and the repayment of Federal Home Loan Bank ("FHLB") advances, partially offset by an increase in the average deposit balances.

        Provision for Loan Losses. The Company's provision for loan losses was $763,000 and $566,000 for the fiscal years ended June 30, 2003 and 2002, respectively. To the best of management's knowledge, all known losses as of June 30, 2003 and 2002 have been recorded.

        Non-interest Income. Non-interest income decreased $673,000 from $1,191,000 at June 30, 2002 to $518,000 for the year ended June 30, 2003. The decrease was primarily due to a $620,000 reduction in the net gain on sale of real estate. During the period ended June 30, 2002, the Company sold its two apartment complexes resulting in a net gain on sale of real estate held for investment of $635,000. There was also a decrease in real estate operations income of $198,000, which had been generated by the two apartment complexes in previous periods. There was a $7,000 loss on the sale of investments available for sale for the year ended June 30, 2003, compared to a gain on the sale of investments available for sale of $113,000 for the year ended June 30, 2002. Gain on the sale of loans was $177,000, as the Bank began originating and selling loans in the secondary market during the twelve month period ended June 30, 2003. Other non-interest income increased $88,000, and was primarily due to increases in fee income for the year ended June 30, 2003, as compared to the year ended June 30, 2002.

        Non-interest Expense. Non-interest expense increased from $3.04 million for the year ended June 30, 2002 to $3.44 million for the year ended June 30, 2003. The increase of $402,000 was primarily the result of increases in salaries and benefits of $279,000, other non-interest expense of $261,000, occupancy and equipment expense of $122,000, advertising expense of $35,000 and data processing expense of $29,000, which were partially offset by decreases in real estate operations expense of $184,000 and provision for decline in value of real estate held for sale of $158,000. The increase in salaries and benefits was primarily related to commissions paid to loan originators, as the Bank began originating and selling mortgages in the secondary market. Other non-interest expense increases were primarily due to increases in outside audit and consulting expense and costs associated with expansion of the residential mortgage program, related to improving efficiency and expansion of residential mortgage originations. The increase in occupancy and equipment expense was due to the increased costs associated with the Clive office and the expansion of the mortgage lending department. Increases in marketing and advertising expense resulted from increased market awareness and expansion of products and services. Data processing expense increased primarily due to the addition of telephone banking services for our customers, provided by our data processor. The reduction in real estate operations expense was related to the two apartment complexes that the Company sold during the year ended June 30, 2002. There were no additional reductions in the value of real estate held for sale.

        Income Tax Expense. Income tax expense (benefit) was ($341,000) for the fiscal year ended June 30, 2003, compared to a tax expense of $189,000 for the fiscal year ended June 30, 2002. The expense reduction was due to a decrease in taxable income, tax refunds receivable from prior periods' amended tax returns, settlement of tax contingencies and the application of tax credits.

Asset/Liability Management

        The measurement and analysis of the exposure of the Bank to changes in the interest rate environment is referred to as asset/liability management. A primary objective of asset/liability management is to manage interest rate risk. The Bank monitors its asset/liability mix on an ongoing basis and, from time to time, may institute certain changes in its product mix and asset and liability maturities.

        The Bank focuses lending efforts toward offering fixed-rate, adjustable-rate, and balloon loan products. The Bank has not historically sold its loans, but began originating and selling residential fixed rate servicing released loans in the secondary market during the fiscal year ended June 30, 2003 in order to maintain asset quality and profitability.

        The primary objective of the Bank's investment strategy is to provide liquidity necessary to meet funding needs as well as to address daily, cyclical and long-term changes in the asset/liability mix, while contributing to profitability by providing a stable flow of dependable earnings. Investments generally include interest-bearing deposits in other federally insured financial institutions, FHLB stock, U.S. Government securities, and certain issues of corporate equity securities.

        Generally, the investment policy of the Bank is to invest funds among various categories of investments and maturities based upon the Company's need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, to provide collateral for borrowings, and to fulfill the Bank's asset/liability management policies.

        The Bank's cost of funds responds to changes in interest rates due to the relatively short-term nature of its deposit portfolio. Consequently, the results of operations are influenced by levels of short-term interest rates. The Bank offers a range of maturities on its deposit products at competitive rates and monitors the maturities on an ongoing basis.

        An approach used by management to quantify interest rate risk is the net portfolio value ("NPV") analysis. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and a total capital ratio in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the rule until further notice. Based upon its asset size and capital level at June 30, 2003, the Company would qualify for an exemption from this rule.

        The following table sets forth, at June 30, 2003, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+/-300 basis points, measured in 100 basis point increments). Due to the abnormally low prevailing interest rate environment, down 200 and 300 basis points NPV estimates are not presented.

             Change in     Estimated    Estimated    Increase
          Interest Rates      NPV       (Decrease)    in NPV
          (Basis Points)     Amount       Amount      Percent
          --------------   ---------    ----------   --------
                         (Dollars in Thousands)
                  +300bp       8,985          (893)        -9%
                  +200bp       9,672          (206)        -2%
                  +100bp      10,121           243          2%
                    +0bp       9,878             -          -
                  -100bp       9,189          (689)        -7%

        Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Company's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated.

Average Balances, Interest Rates and Yields

        The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                           Year Ended June 30,
                                   -----------------------------------------------------------------
                                                 2003                            2002
                                   -----------------------------------------------------------------
                                     Average    Interest               Average     Interest
                                   Outstanding   Earned/   Yield/    Outstanding    Earned/   Yield/
                                     Balance      Paid      Rate        Balance      Paid      Rate
                                   -----------------------------------------------------------------
                                                   (Dollars in Thousands)
Interest-Earning Assets:
  Interest-earning bank accounts   $     4,469  $      -        -%   $     4,416  $      65     1.47%
  Certificates of deposit
   invested in other institutions           99         7     7.07            274         15     5.47
  Investments and other securities       1,279        56     4.38          1,763         98     5.56
  Loans receivable/(1)/                 85,015     6,417     7.55         84,915      6,937     8.17
  FHLB stock                             1,762        53     3.01          1,762         60     3.40
                                   ------------------------------    -------------------------------
    Total interest-earning
     assets/(1)/                        92,624     6,533     7.05         93,130      7,175     7.70
                                   =====================             ======================
Interest-Bearing Liabilities:
  Savings accounts                       2,713        16     0.59          3,392         63     1.86
  Checking accounts                      3,460         9     0.26          3,262         21     0.64
  Money market accounts                 14,296       296     2.07          8,649        238     2.75
  Certificates of deposit               52,849     2,305     4.36         50,968      2,738     5.37
  FHLB advances                         10,923       596     5.46         18,541        977     5.27
  Effect of capitalized interest             -         -        -              -          -        -
                                   ---------------------   ------    ----------------------   ------
    Total interest-bearing
     liabilities                        84,241     3,222     3.82         84,812      4,037     4.76
                                   ---------------------   ------    ----------------------   ------
Net interest income                             $  3,311                          $   3,138
                                                ========                          =========
Net interest rate spread                                     3.23%                              2.94%
                                                           ======                             ======
Net earning assets                 $     8,383                       $     8,318
                                   ===========                       ===========
Net yield on average
 interest-earning assets                                     3.57%                              3.37%
                                                           ======                             ======
Average interest-earning assets
 to average interest-bearing
 liabilities                                       1.100x                             1.098x
                                                ========                          =========

                                         Year Ended June 30,
                                    ------------------------------
                                                 2001
                                    ------------------------------
                                      Average    Interest
                                    Outstanding   Earned/   Yield/
                                      Balance     Paid      Rate
                                    ------------------------------
                                       (Dollars in Thousands)
Interest-Earning Assets:
  Interest-earning bank accounts    $     3,646  $    162     4.44%
  Certificates of deposit
   invested in other institutions           411        26     6.33
  Investments and other securities        2,047       102     4.98
  Loans receivable/(1)/                  89,869     7,842     8.73
  FHLB stock                              1,663        99     5.95
                                    ------------------------------
    Total interest-earning
     assets/(1)/                         97,636     8,231     8.43
                                    =====================
Interest-Bearing Liabilities:
  Savings accounts                        3,420        93     2.72
  Checking accounts                       3,277        40     1.22
  Money market accounts                   4,750       173     3.64
  Certificates of deposit                44,706     2,787     6.23
  FHLB advances                          32,543     1,928     5.92
  Effect of capitalized interest              -       (60)       -
                                    ---------------------   ------
    Total interest-bearing
     liabilities                         88,696     4,961     5.59
                                    ---------------------   ------
Net interest income                              $  3,270
                                                 ========
Net interest rate spread                                      2.84%
                                                            ======
Net earning assets                  $     8,940
                                    ===========
Net yield on average
 interest-earning assets                                      3.35%
                                                            ======
Average interest-earning assets
 to average interest-bearing
 liabilities                                        1.101x
                                                 ========

----------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

        The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease due to changes in average outstanding balances and that due to the volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                           Year Ended June 30,                Year Ended June 30,
                                                  ---------------------------------------------------------------------
                                                             2003 v. 2002                           2002 v. 2001
                                                  ---------------------------------------------------------------------
                                                  Increase (Decrease)                 Increase (Decrease)
                                                          Due to                             Due to
                                                  --------------------                -------------------
                                                                           Total                               Total
                                                                          Increase                            Increase
                                                    Volume      Rate     (Decrease)    Volume       Rate     (Decrease)
                                                  ---------   --------   ----------   --------    -------   -----------
                                                                          (Dollars in Thousands)
          Interest-earning assets:
            Interest-earning bank accounts        $       1   $    (71)  $      (70)  $     29    $  (126)  $       (97)
            Certificates of deposit invested in
             other instituions                          (11)         3           (8)        (8)        (3)          (11)
            Investments and other securities            (24)       (13)         (37)       (15)        11            (4)
            Loans receivable                              8       (528)        (520)      (485)      (420)         (905)
            FHLB stock                                    -         (7)          (7)         6        (45)          (39)
                                                  ---------   --------   ----------   --------    -------   -----------
            Total interest-earning assets         $     (26)  $   (616)  $     (642)  $   (473)   $  (583)  $    (1,056)
                                                  =========   ========   ==========   ========    =======   ===========

          Interest-bearing liabilities:
            Savings accounts                            (11)       (37)         (48)        (1)       (29)          (30)
            Checking accounts                             1        (13)         (12)         -        (19)          (19)
            Money market accounts                       127        (68)          59        115        (50)           65
            Certificates of deposit                      98       (531)        (433)       363       (412)          (49)
            FHLB advances                              (416)        35         (381)      (757)      (194)         (951)
                                                  ---------   --------   ----------   --------    -------   -----------
            Total interest-bearing liabilities    $    (201)  $   (614)  $     (815)  $   (280)   $  (704)  $      (984)
                                                  =========   ========   ==========   ========    =======   ===========

            Net interest income, before effect
             of capitalized interest                                     $      173                         $       (72)
            Effect of capitalized interest                                        -                                 (60)
                                                                         ----------                         -----------
            Net interest income                                          $      173                         $      (132)
                                                                         ==========                         ===========

Interest Rate Spread

        The Company's results of operations are determined primarily by net interest income and, to a lesser extent, fee income, miscellaneous income and operating expenses. Net interest income is determined by the interest rate spread between the yields earned on its interest-earning assets and the rates paid on interest-bearing liabilities and by the relative amounts of interest-earning assets and interest- bearing liabilities.

        The following table sets forth the weighted average effective interest rate earned by the Company on its loan and investment portfolios, the weighted average effective cost of the Company's deposits and borrowings, the interest rate spread of the Company and the net yield on weighted average interest-earning assets at year end.

                                                                               At June 30,
                                                                          --------------------
                                                                          2003    2002    2001
                                                                          --------------------
     Weighted average yield on:
       Loans receivable ................................................  7.01%   7.65%   8.47%
       Interest-earning bank accounts ..................................  0.78    1.29    3.57
       Certificates of deposit invested in other insitutions ...........  6.75    6.75    6.87
       Investments and other securities ................................  4.50    2.63    5.07
       FHLB stock ......................................................  3.00    3.00    4.56
         Combined weighted average yield on interest-earning assets ....  6.64    7.27    7.99
     Weighted average rate paid:
       Savings accounts ................................................  0.32    1.21    2.83
       Checking accounts ...............................................  0.24    0.27    1.44
       Money market accounts ...........................................  1.80    2.47    3.29
       Certificates of deposit .........................................  4.02    4.74    6.12
       FHLB advances ...................................................  5.17    5.51    5.21
         Combines weighted average rate paid on interest-bearing
          liabilities ..................................................  3.42    4.16    5.41
     Spread ............................................................  3.22    3.11    2.58

Liquidity and Capital Resources

        The OTS requires the Bank to maintain a safe and sound level of liquid assets. Such assets may include United States Treasury, federal agency, and other investments having maturities of five years or less and are intended to provide a source of relatively liquid funds upon which the Bank may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank's regulatory liquidity at June 30, 2003 was 6.92%.

        The Company's primary sources of funds consist of deposits, FHLB advances, repayments of loans and interest earned on certificates of deposits in other institutions. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

        The primary financing activity of the Company during the fiscal year ended June 30, 2003 has been the increasing deposit base. The net increase in deposit accounts was $6.1 million during fiscal year 2003.

        Liquidity management is both a daily and long-term responsibility of management. The Company adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-bearing overnight deposits and other short-term government and agency obligations. If the Company requires additional funds beyond its internal ability to generate, it has additional borrowing capacity with the FHLB of Des Moines.

        The Company anticipates that it will have sufficient funds available to meet current loan commitments. At June 30, 2003, the Company had outstanding commitments to extend credit which amounted to approximately $3.5 million. The Company is not aware of any trends, events or uncertainties which will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or operations.

        Certificates of deposit scheduled to mature in one year or less at June 30, 2003, totaled approximately $21.7 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank. There can be no assurance, however, that the Bank can retain all such deposits. At June 30, 2003, the Bank had $9.0 million in advances from the FHLB of Des Moines outstanding.

        As a savings and loan holding company of a federal stock savings and loan association, the Company's capital currently consists of stockholders' equity including retained earnings. At June 30, 2003, the Company's stockholders' equity totaled $13.9 million, or 14.37% of assets.

        At June 30, 2003, the Bank had tangible and core capital of $7.2 million, or 7.87% of adjusted total assets, respectively, which was approximately $5.8 million and $3.5 million above the minimum requirements of 1.5% and 4.0% respectively, of the adjusted total assets in effect on that date. On June 30, 2003, the Bank had risk-based capital of $7.8 million (including $7.2 million in core capital), or 13.34% of risk-weighted assets of $58.8 million. This amount was $3.1 million above the 8% requirement in effect on that date. The Bank is considered "well-capitalized."

Impact of Inflation and Changing Prices

        The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, virtually all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Impact of New Accounting Standards

Accounting Standards Statement of Financial Accounting Standards.

        The Financial Accounting Standards Board (FASB) has issued Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123." This Statement amends Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation are effective for transitions after July 1, 2003. The Company will not make a voluntary change to the fair value based method of accounting for stock-based employee compensation. The amended disclosure requirements are currently effective and have been adopted in the consolidated financial statements for the year ended June 30, 2003.

        The FASB has issued Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instrument embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Implementation of the Statement is not expected to have a material impact on the consolidated financial statements.

        The FASB has issued Statement 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. For the Company, the Statement is effective July 1, 2003 and the Company is not expected to have a material impact on the consolidated financial statements.

Item 7. Financial Statements

                          INDEPENDENT AUDITOR'S REPORT

To The Board of Directors
StateFed Financial Corporation
Clive, Iowa

We have audited the accompanying consolidated balance sheet of StateFed Financial Corporation and subsidiary as of June 30, 2003, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of StateFed Financial Corporation and its subsidiary as of June 30, 2003 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

McGladrey & Pullen, LLP


Des Moines, Iowa
August 14, 2003

                         StateFed Financial Corporation
                           Consolidated Balance Sheets

                                                                             June 30,
                                                                 ----------------------------
                                                                    2003             2002
                                                                 ------------    ------------
ASSETS
  Cash and cash equivalents
    Non-interest bearing                                         $    598,966    $    268,524
    Interest bearing                                                3,808,372       2,846,158
                                                                 ------------    ------------
                                                                    4,407,338       3,114,682
  Investments in certificates of deposit                               99,000          99,000
  Investment securities available-for-sale                          1,264,495       1,323,918
  Loans held for sale                                               1,870,683               -
  Loans receivable, net                                            82,193,569      84,771,507
  Real estate held for sale, net                                      540,500         540,500
  Property acquired in settlement of loans                             87,546         364,622
  Office property and equipment, net                                3,323,484       3,405,720
  Federal Home Loan Bank stock, at cost                             1,762,200       1,762,200
  Accrued interest receivable                                         470,357         572,414
  Income tax refund receivable                                         90,707               -
  Deferred income taxes                                               314,926         142,046
  Other assets                                                        328,610         308,632
                                                                 ------------    ------------

      Total Assets                                               $ 96,753,415    $ 96,405,241
                                                                 ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Deposits                                                       $ 72,973,470    $ 66,901,147
  Advances from the Federal Home Loan Bank                          9,000,000      14,000,000
  Advances from borrowers for taxes and insurance                     380,606         351,422
  Accrued interest payable                                              1,702         174,921
  Income taxes payable                                                      -         305,231
  Accounts payable and other liabilities                              361,694         349,063
  Dividends payable                                                   129,161         127,887
                                                                 ------------    ------------
      Total Liabilities                                            82,846,633      82,209,671

   Commitments and Contingencies
  Stockholders' equity
   Preferred stock, $.01 par value, 500,000 shares authorized,
    none issued                                                             -               -
   Common stock, $.01 par value, 2,000,000 shares authorized
    1,780,972 shares issued with 1,291,614 (2003) and 1,278,870
    (2002) shares outstanding                                          17,810          17,810
   Additional paid-in capital                                       8,566,238       8,527,873
   Retained earnings - substantially restricted                    10,327,496      10,880,409
   Less treasury stock (489,358 and 502,102 shares, at cost)       (5,041,185)     (5,172,468)
   Less unearned employee stock ownership plan shares                 (30,875)        (85,575)
   Accumulated other comprehensive income --
    net unrealized gains on available-for-sale
    securities, net of related tax effect                              67,298          27,521
                                                                 ------------    ------------
      Total Stockholders' Equity                                   13,906,782      14,195,570
                                                                 ------------    ------------
      Total Liabilities and Stockholders' Equity                 $ 96,753,415    $ 96,405,241
                                                                 ============    ============

                         StateFed Financial Corporation
                        Consolidated Statements of Income

                                                      Year ended June 30,
                                                2003           2002          2001
                                            -----------    -----------   -----------
INTEREST INCOME
   Loans receivable                         $ 6,416,719    $ 6,937,015   $ 7,842,292
   Investment securities and other              116,112        238,175       388,767
                                            -----------    -----------   -----------
                                              6,532,831      7,175,190     8,231,059
INTEREST EXPENSE
   Deposits                                   2,626,349      3,059,883     3,055,787
   Advances from the Federal Home Loan
    Bank                                        595,514        976,759     1,905,468
                                            -----------    -----------   -----------
                                              3,221,863      4,036,642     4,961,255
                                            -----------    -----------   -----------

      NET INTEREST INCOME                     3,310,968      3,138,548     3,269,804

PROVISION FOR LOAN LOSSES                       762,847        565,656       151,000
                                            -----------    -----------   -----------

      NET INTEREST INCOME AFTER
       PROVISION FOR LOAN LOSSES              2,548,121      2,572,892     3,118,804

NON-INTEREST INCOME
   Investment real estate operations             48,932        247,003       518,719
   Gain on sales of loans held for sale         176,732              -             -
   Gain (loss) on sale of
    available-for-sale investments               (7,087)       112,886       (95,880)
   Gain on sale of real estate, net              14,398        634,026        18,873
   Other                                        285,309        196,975       121,151
                                            -----------    -----------   -----------
                                                518,284      1,190,890       562,863
NON-INTEREST EXPENSE
   Salaries and employee benefits             1,648,057      1,369,299     1,287,057
   Investment real estate operations                  -        183,736       321,672
   Occupancy expenses                           551,825        429,379       245,830
   Federal deposit insurance premiums            44,147         44,385        38,563
   Data processing services                     173,460        144,747       128,429
   Advertising                                  155,078        119,897        62,644
   Legal fees                                   110,163         91,525       156,477
   Provision for decline in value of real
    estate held for sale                              -        157,890             -
   Other                                        763,398        502,802       421,213
                                            -----------    -----------   -----------
                                              3,446,128      3,043,660     2,661,885
                                            -----------    -----------   -----------
      INCOME (LOSS) BEFORE PROVISION
       FOR INCOME TAXES                        (379,723)       720,122     1,019,782

PROVISION FOR INCOME TAXES                     (340,906)       189,307       356,460
                                            -----------    -----------   -----------

      NET INCOME (LOSS)                     $   (38,817)   $   530,815   $   663,322
                                            ===========    ===========   ===========

Basic earnings (loss) per share             $     (0.03)   $      0.42   $      0.45
                                            ===========    ===========   ===========
Diluted earnings (loss) per share           $     (0.03)   $      0.41   $      0.44
                                            ===========    ===========   ===========

Dividends declared per common share         $      0.40    $      0.40   $      0.40

                         StateFed Financial Corporation
                 Consolidated Statements of Comprehensive Income

                                                         Year ended June 30,
                                            ----------------------------------------
                                               2003           2002          2001
                                            -----------    -----------   -----------
Net income (loss)                           $   (38,817)   $   530,815   $   663,322

Other comprehensive income, net of tax
 effects:

   Unrealized holding gains (losses) on
    securities arising during the year           34,958         78,934        90,003

   Reclassification adjustment - realized
    (gains) losses on securities during
    the year                                      4,819        (76,762)       59,925
                                            -----------    -----------   -----------

      Net change in accumulated other
       comprehensive income                      39,777          2,172       149,928
                                            -----------    -----------   -----------

Comprehensive income                        $       960    $   532,987   $   813,250
                                            ===========    ===========   ===========

                         StateFed Financial Corporation
            Consolidated Statement of Changes in Stockholders' Equity

                                                             Years ended June 30, 2003, 2002 and 2001
                                                   -----------------------------------------------------------
                                                                   Additional
                                                      Common         Paid-in        Retained        Treasury
                                                      Stock          Capital        Earnings          Stock
                                                   -----------------------------------------------------------
Balance at June 30, 2000                           $     17,810   $  8,546,501    $ 10,778,818    $ (2,362,921)

   Net income for the year                                    -              -         663,322               -
   Dividends declared                                         -              -        (580,287)              -
   ESOP common stock released for allocation                  -         62,575               -               -
   Treasury stock acquired - 256,474 shares                   -              -               -      (3,035,632)
   Treasury stock reissued to fund stock options
    exercised - 23,200 shares                                 -        (86,720)              -         202,719
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -              -               -               -
                                                   -----------------------------------------------------------
Balance at June 30, 2001                                 17,810      8,522,356      10,861,853      (5,195,834)

   Net income for the year                                    -              -         530,815               -
   Dividends declared                                         -              -        (512,259)              -
   ESOP common stock released for allocation                  -         61,363               -               -
   Treasury stock acquired - 8,000 shares                     -              -               -         (85,200)
   Treasury stock reissued to fund stock options
    exercised - 10,544 shares                                 -        (55,846)              -         108,566
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -              -               -               -
                                                   -----------------------------------------------------------
Balance at June 30, 2002                                 17,810      8,527,873      10,880,409      (5,172,468)

   Net income (loss) for the year                             -              -         (38,817)              -
   Dividends declared                                         -              -        (514,096)              -
   ESOP common stock released for allocation                  -         68,429               -               -
   Treasury stock reissued to fund stock options
    exercised - 12,744 shares                                 -        (30,064)              -         131,283
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -              -               -               -
                                                   -----------------------------------------------------------
Balance at June 30, 2003                           $     17,810   $  8,566,238    $ 10,327,496    $ (5,041,185)
                                                   ===========================================================

                                                         Years ended June 30, 2003, 2002 and 2001
                                                   ---------------------------------------------------
                                                      Common
                                                       Stock       Accumulated Other        Total
                                                     Acquired        Comprehensive      Stockholders'
                                                      By ESOP        Income (Loss)          Equity
                                                   ---------------------------------------------------
Balance at June 30, 2000                           $   (205,761)   $        (124,579)   $   16,649,868

   Net income for the year                                    -                    -           663,322
   Dividends declared                                         -                    -          (580,287)
   ESOP common stock released for allocation             61,895                    -           124,470
   Treasury stock acquired - 256,474 shares                   -                    -        (3,035,632)
   Treasury stock reissued to fund stock options
    exercised - 23,200 shares                                 -                    -           115,999
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -              149,928           149,928
                                                   ---------------------------------------------------
Balance at June 30, 2001                               (143,866)              25,349        14,087,668

   Net income for the year                                    -                    -           530,815
   Dividends declared                                         -                    -          (512,259)
   ESOP common stock released for allocation             58,291                    -           119,654
   Treasury stock acquired - 8,000 shares                     -                    -           (85,200)
   Treasury stock reissued to fund stock options
    exercised - 10,544 shares                                 -                    -            52,720
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -                2,172             2,172
                                                   ---------------------------------------------------
Balance at June 30, 2002                                (85,575)              27,521        14,195,570

   Net income (loss) for the year                             -                    -           (38,817)
   Dividends declared                                         -                    -          (514,096)
   ESOP common stock released for allocation             54,700                    -           123,129
   Treasury stock reissued to fund stock options
    exercised - 12,744 shares                                 -                    -           101,219
   Change in unrealized gains (losses)
    on available-for-sale securities, net of
    related tax effects                                       -               39,777            39,777
                                                   ---------------------------------------------------
Balance at June 30, 2003                           $    (30,875)   $          67,298    $   13,906,782
                                                   ===================================================

                         StateFed Financial Corporation
                      Consolidated Statement of Cash Flows

                                                                                      Year ended June 30,
                                                                         --------------------------------------------
                                                                             2003            2002            2001
                                                                         ------------    ------------    ------------
Cash flows from operating activities
   Net income (loss)                                                     $    (38,817)   $    530,815    $    663,322
   Adjustments to reconcile net income (loss) to net cash provided
    (used) by operating activities:
      Depreciation                                                            248,653         220,277         223,048
      Gain on sales of real estate, net                                       (14,398)       (634,026)        (18,873)
      Amortization of ESOP contributions                                      123,129         119,654         124,470
      Realized (gains) losses on sale of available-for-sale securities          7,087        (112,886)         95,880
      Deferred loan fees                                                      (16,573)        (35,522)         17,530
      (Gain) on sale of loans held for sale                                  (176,732)              -               -
      Loans originated for sale                                           (12,679,980)              -               -
      Loans sold                                                           10,986,029               -               -
      Provision for losses on loans                                           762,847         565,656         151,000
      Provision for decrease in value of real estate held for sale                  -         157,890               -
      Deferred income taxes                                                  (176,812)       (317,846)        (43,962)
      Change in:
         Accrued interest receivable                                          102,057          57,752         (63,573)
         Other assets                                                         (19,978)         31,206          14,326
         Accrued interest payable                                            (173,219)          4,057          30,621
         Current income tax                                                  (395,938)        246,687        (139,448)
         Accounts payable and other liabilities                                12,631         (42,990)        193,364
                                                                         ------------    ------------    ------------
         Net cash provided (used) by operating activities                  (1,450,014)        790,724       1,247,705

Cash flows from investing activities
   Maturity of investments in certificates of deposit                               -         198,272         198,420
   Proceeds from sale or maturity of available-for-sale investment
    securities                                                                298,685       1,122,108         450,426
   Purchase of available-for-sale investment securities                      (202,640)       (375,310)              -
   Purchase of FHLB stock                                                           -               -        (297,600)
   Net (increase) decrease in loans outstanding                             1,568,178       3,617,240      (1,482,619)
   Investment in real estate held for investment                                    -               -          (1,922)
   Investment in real estate held for development                                   -          43,174             (12)
   Proceeds from sales of real estate                                         554,960       2,658,077          24,000
   Purchases of equipment and construction of office property                (166,417)       (358,561)     (1,133,744)
                                                                         ------------    ------------    ------------
         Net cash flows provided (used) by investing activities             2,052,766       6,905,000      (2,243,051)

Cash flows from financing activities
   Net increase (decrease) in deposits                                      6,072,323       3,913,651       9,339,378
   Advances from Federal Home Loan Bank                                             -               -       6,000,000
   Repayment of Federal Home Loan Bank advances                            (5,000,000)    (15,185,149)     (6,098,757)
   Net increase (decrease) in advances from borrowers                          29,184         (43,610)         41,289
   Proceeds from stock options exercised                                      101,219          52,720         116,000
   Dividends paid                                                            (512,822)       (512,005)       (565,875)
   Treasury stock purchased                                                         -         (85,200)     (3,035,632)
                                                                         ------------    ------------    ------------
         Net cash flows provided (used) by financing activities               689,904     (11,859,593)      5,796,403
                                                                         ------------    ------------    ------------
CHANGE IN CASH AND CASH EQUIVALENTS                                         1,292,656      (4,163,869)      4,801,057

CASH AND CASH EQUIVALENTS, beginning of year                                3,114,682       7,278,551       2,477,494
                                                                         ------------    ------------    ------------

   CASH AND CASH EQUIVALENTS, end of year                                $  4,407,338    $  3,114,682    $  7,278,551
                                                                         ============    ============    ============

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BUSINESS - StateFed Financial Corporation (the Company), organized under the laws of the State of Delaware, is a thrift holding company. The Company owns 100% of the outstanding capital stock of State Federal Savings and Loan Association (the Bank). Its primary business activity is the operation of the Bank.

        The Bank provides a full range of banking services to individual and corporate customers from its three offices located in Des Moines and Clive, Iowa. The Bank's wholly-owned subsidiary, State Service Corporation, sells uninsured investment products and services.

        PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of StateFed Financial Corporation, State Federal Savings and Loan Association and its wholly-owned subsidiary, State Service Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

        USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of assets acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of assets acquired by foreclosure, management obtains independent appraisals for significant properties.

        CASH, CASH EQUIVALENTS AND CASH FLOWS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand and demand deposits at other financial institutions, including cash items in process of clearing. Cash flows from loans and deposits are reported net.

        INVESTMENT AND OTHER SECURITIES - Debt securities to be held for indefinite periods of time, including debt securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as available-for-sale and recorded at fair value. Equity securities are also carried at fair value. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a separate component of other comprehensive income. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income.

        The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of Des Moines (FHLB). No ready market exists for the FHLB stock, and it has no quoted market value. The stock is recorded at cost, which represents anticipated redemption value.

        Gains and losses on the sale of investment securities, determined using the specific identification method, are included in earnings on the trade date.

        LOANS HELD FOR SALE - Loans held for sale are those loans the Company has the intent to sell in the foreseeable future. They are carried at the lower of aggregate cost or market value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between the sales proceeds and the carrying value of the loans.

        LOANS RECEIVABLE - Loans receivable are stated at unpaid principal balances, less an allowance for loan losses, deferred loan origination fees, and discounts. The Company has both the intent and the ability to hold loans receivable to maturity.

        The allowance for loan losses is increased by provisions charged to income and by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are no significant changes in economic conditions.

        Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

        The Company accounts for impaired loans by measuring impaired loans based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

        A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        The Company defers loan fees (net of direct loan origination costs) received in the origination process, and recognizes those fees over the contractual life of the related loan as a yield adjustment.

        REAL ESTATE HELD FOR SALE - Real estate held for sale is comprised of commercial property previously occupied and operated as a branch. It is stated at the lower of net carrying value or fair value, less estimated costs to sell.

        PROPERTY ACQUIRED IN SETTLEMENT OF LOANS - Property acquired in the settlement of loans is initially recorded at the lower of fair value (less estimated costs to sell the real estate) at the date of foreclosure, or the loan balance. Any write-down to fair value at the time of transfer is charged to the allowance for loan losses. Costs relating to improvement of the property are capitalized, whereas costs relating to the holding of the property are expensed. Valuation allowances are established by management if the carrying value of the property exceeds its fair value, less estimated costs to sell the property.

        OFFICE PROPERTY AND EQUIPMENT - Property and equipment acquired by the Company is recorded at cost less accumulated depreciation. Depreciation is provided using straight-line or accelerated methods over the estimated useful lives of the related assets, ranging from 3 to 39 years.

        FINANCIAL INSTRUMENTS - The Company does not participate in interest-rate exchange agreements, hedging or other similar financial instruments.

        ADVERTISING COSTS - Advertising costs are expensed as incurred.

        INCOME TAXES - Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their income tax bases. Income taxes are allocated to the Company and its subsidiaries based on each entity's income tax liability as if it filed a separate return.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of the deferred tax assets, will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

        COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as realized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Gains and losses on available-for-sale securities are reclassified to net income as the gains or losses are realized upon sale of the securities. Other-than-temporary impairment charges are reclassified to net income at the time of the charge.

        OPERATING SEGMENTS - The Company uses the "management approach" for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment.

        EARNINGS PER SHARE - Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company's stock option plan. In accordance with Statement of Position 93-6, shares owned by the ESOP that have not been committed to be released are not considered to be outstanding for the purpose of computing earnings per share. The computation of earnings per share are as follows:

                                                   Year Ended June 30,
                                            ---------------------------------
                                               2003        2002        2001
                                            ---------------------------------
            Weighted-average common
             shares outstanding (basic)     1,271,165   1,258,083   1,468,121

            Dilutive effect of assumed
             exercise of stock options              -      27,426      29,491
                                            ---------------------------------
            Weighted-average common
             shares outstanding (diluted)   1,271,165   1,285,509   1,497,612
                                            =================================

        As allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock options and similar equity instruments under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that elect to continue to account for stock options using APB Opinion No. 25 continue to measure compensation using the intrinsic value based method. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Entities are also required to make pro-forma disclosure of net earnings and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. Had the Company determined compensation cost based on the fair value at the grant date for stock options under SFAS 123, the Company's net income and net income per share would have been as indicated below:

                                                                               Year Ended June 30,
                                                                      -------------------------------------
                                                                          2003         2002         2001
                                                                      -------------------------------------
              Net income (loss) - as reported                         $   (38,817)  $  530,815   $  663,322
              Deduct: Total stock based employee compensation
               expense determined under fair value based
               method for all awards, net of related tax effects
                 Net income (loss) - pro forma                             (8,260)      (2,002)      (7,135)
                                                                      -------------------------------------
                                                                      $   (47,077)  $  528,813   $  656,187
                                                                      =====================================

              Basic earnings (loss) per share - as reported           $     (0.03)  $     0.42   $     0.45
              Basic earnings (loss) per share - pro forma             $     (0.04)  $     0.42   $     0.45
              Diluted earnings (loss) per share - as reported         $     (0.03)  $     0.41   $     0.44
              Diluted earnings (loss) per share - pro forma           $     (0.04)  $     0.41   $     0.44

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumption used for grants during fiscal 2001: risk-free interest rate of 6.50%, dividend yield of 4.00%, expected volatility of 34.53%, and expected lives of 5 years. The weighted average fair value of the options granted in fiscal 2001 was $0.86 per share. The effects of applying SFAS 123 may not be representative of the effects on reported net earnings for future years. No options were granted by the Company during the fiscal years ended June 30, 2003 and 2002.

NOTE B - STATEMENT OF CASH FLOWS

                Supplemental Disclosures of Cash Flow Information

                                                Year Ended June 30,
                                      ---------------------------------------
                                          2003          2002          2001
                                      ---------------------------------------
          Income taxes paid           $   231,845   $   236,400   $   539,869
                                      =======================================
          Interest paid on deposits
           and FHLB advances          $ 3,395,082   $ 4,032,585   $ 4,990,324
                                      =======================================

        Noncash Investing and Financing Activities
        Property acquired through foreclosure totaled $617,746, $605,516 and $197,343 during fiscal years 2003, 2002 and 2001, respectively. The Company also financed $354,260, $1,625,461 and $209,400 of loans for borrowers to purchase real estate owned by the Company during fiscal years 2003, 2002 and 2001, respectively.

NOTE C - INVESTMENTS IN CERTIFICATES OF DEPOSIT

        The Company invests in certificates of deposit issued by other financial institutions, up to a maximum of $100,000 per institution. At June 30, 2003, the Company had $99,000 invested in a 6.75% certificate of deposit that matures during fiscal 2004.

NOTE D - INVESTMENT SECURITIES

        Following is a summary of investment securities available for sale:

                                                         Gross          Gross
                                         Amortized    Unrealized     Unrealized        Fair
                                            Cost         Gains         Losses          Value
                                        -------------------------------------------------------
        June 30, 2003:
           U.S. government and agency
            debt securities             $   135,945   $     4,971    $      (217)   $   140,699
           Equity securities              1,032,410       111,406        (20,020)     1,123,796
                                        -------------------------------------------------------
                                        $ 1,168,355   $   116,377    $   (20,237)   $ 1,264,495
                                        =======================================================
        June 30, 2002:
           U.S. government and agency
            debt securities             $   140,585   $       992    $         -    $   141,577
           Municipal bonds                  101,170             -           (408)       100,762
           Equity securities              1,029,732        51,847              -      1,081,579
                                        -------------------------------------------------------
                                        $ 1,271,487   $    52,839    $      (408)   $ 1,323,918
                                        =======================================================

        The contractual maturities of debt securities at June 30, 2003, are shown below. Actual maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Weighted
                                                 Average   Amortized      Fair
                                                  Yield       Cost       Value
                                                 -------------------------------
        Due in one year or less                      3.58% $   55,464  $  55,425
        Due after one year through five years           -%          -          -
        Due after five years through ten years       7.25%      3,704      3,721
        Due after ten years                          6.46%     76,777     81,553
                                                           ---------------------
                                                           $  135,945  $ 140,699
                                                           =====================

        The Company had realized gains (losses) on the sale of investment securities totaling ($7,087), $112,886, and ($95,880) during fiscal years 2003, 2002 and 2001, respectively. Proceeds from the sale of available-for-sale securities totaled $145,493 for 2003, $900,871 for 2002, and $99,790 for 2001.

        Included in the interest income on investment securities and other was dividend income of $52,273, $81,252, and $76,817 for the years ended June 30, 2003, 2002 and 2001, respectively.

NOTE E - LOANS RECEIVABLE, NET

        Following is a summary of loans receivable:

                                                           June 30,
                                                 ----------------------------
                                                     2003            2002
                                                 ----------------------------
Real estate mortgage loans:
   Secured by one-to-four family residences $ 55,885,939 $ 55,481,964 Secured by commercial and multi-family real
    estate                                         22,235,356      25,846,350
   Construction loans                               3,019,017       4,331,204
                                                 ----------------------------
      Total real estate mortgage loans             81,140,312      85,659,518

Consumer and other loans                            3,835,034       2,068,374
                                                 ----------------------------
                                                   84,975,346      87,727,892
Less:
   Allowance for loan losses                       (1,318,868)       (927,311)
   Undisbursed portion of mortgage loans           (1,176,069)     (1,725,745)
   Unamortized balance on purchased loan
    premiums                                                -              83
   Deferred loan fees, net                           (286,840)       (303,412)
                                                 ----------------------------

      Loans receivable, net                      $ 82,193,569    $ 84,771,507
                                                 ============================

        A significant portion of loans receivable consist of first mortgage loans issued to finance purchases of real estate, principally one-to-four family residences. The real estate is located primarily in the greater Des Moines area. There is no significant concentration of credit risk to specific industries. The economic condition of the Company's market area can affect its borrowers' ability to repay their loans.

        Commercial and multi-family real estate loans include participating interests in loans purchased by the Company. Participation loans purchased totaled approximately $6,374,000 and $7,670,000 at June 30, 2003 and 2002, respectively. A significant portion of these participation loans are secured by real estate located outside of Iowa.

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements.

        The Company's exposure to credit loss in the event of non-performance by the other party to the financial instrument for loan commitments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

        At June 30, 2003, the Company had outstanding commitments to fund loans of approximately $3,500,000. The commitments were primarily for fixed interest rate commercial and residential real estate loans on real estate located across the Midwest. The Company also had outstanding commitments on unused portions of available lines of credit totaling $1.7 million at June 30, 2003.

        Loan commitments are agreements to lend to customers as long as there are no violations of any conditions established in the contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held is primarily residential and commercial real estate, but may include autos, consumer goods and other assets.

        In the normal course of business, the Company has made loans to their directors, officers and their related business interests. Regulations allow executive officers and directors to receive the same loan terms that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. The table below details the activity for loans outstanding to directors, officers and their related business interests:

                                            2003         2002
                                         -----------------------
            Balance, beginning of year   $  948,019   $  949,151
            Loans disbursed                 175,836      140,524
            Principal repayments           (185,294)    (141,656)
                                         -----------------------
            Balance, end of year         $  938,561   $  948,019
                                         =======================

        The Company began originating and selling on a servicing released basis, single family fixed rate loans in the secondary market during the year ended June 30, 2003. During the year ended June 30, 2002, the Company did not sell any portion of its loan portfolio, or loans originated.

        Activity in the allowance for loan losses is summarized as follows:

                                                          Year Ended June 30,
                                               -----------------------------------------
                                                   2003           2002           2001
                                               -----------------------------------------
          Balance at beginning of year         $   927,311    $   382,325    $   258,801
             Provision for losses on loans         762,847        565,656        151,000
             Charge-offs on loans                 (427,948)       (76,751)       (27,476)
             Recoveries on charged-off loans        56,658         56,081              -
                                               -----------------------------------------
          Balance at end of year               $ 1,318,868    $   927,311    $   382,325
                                               =========================================

        Following is a summary of impaired loans:

                                                     2003           2002
                                                  -------------------------
          Impaired loans without a valuation
           allowance                              $         -   $   534,404
          Impaired loans with a valuation
           allowance                                4,132,522     1,890,915
                                                  -------------------------
             Total investment in impaired loans   $ 4,132,522   $ 2,425,319
                                                  =========================

          Valuation allowance allocated to
           impaired loans                         $   808,857   $   426,889

        As of June 30, 2003, the Company had a net investment of $82,193,569 in loans receivable. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, savings accounts, etc. It is generally Company policy to file liens on titled property taken as collateral on loans, such as real estate and autos. In the event of default, the Company's policy is to foreclose or repossess collateral on which it has filed liens.

        In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, the Company would incur a loss equal to the loan balance.

NOTE F - REAL ESTATE HELD FOR SALE

        During fiscal 2002, the Company relocated its downtown branch and listed the office building it had previously occupied for sale or lease. The carrying value of the land and building was written-down to its estimated fair value, less estimated selling costs. A loss of $157,890 was recognized as a result of this valuation adjustment during fiscal 2002. There were no additional valuation adjustments made during fiscal 2003. The Company has accepted an offer to sell the real estate held for sale. The transaction is expected to close during the second quarter of fiscal 2004. No material loss is expected.

NOTE G - OFFICE PROPERTY AND EQUIPMENT

        Following is a summary of office property and equipment:

                                                           June 30,
                                                 ---------------------------
                                                     2003            2002
                                                 ---------------------------
            Land                                 $    305,000    $   305,000
            Office building                         3,019,852      2,941,316
            Furniture, fixtures and equipment         978,160        900,032
            Leasehold improvements                     52,425         52,425
                                                 ---------------------------
                                                    4,355,437      4,198,773
            Less accumulated depreciation          (1,031,953)      (793,053)
                                                 ---------------------------
            Office property and equipment, net   $  3,323,484    $ 3,405,720
                                                 ===========================

NOTE H - ACCRUED INTEREST RECEIVABLE

        Following is a summary of accrued interest receivable:

                                                           June 30,
                                                 ---------------------------
                                                     2003            2002
                                                 ---------------------------
            Investments in certificates of
             deposit                             $        220    $       220
            Investment securities                       1,775          2,334
            Loans receivable                          468,362        569,860
                                                 ---------------------------
                                                 $    470,357    $   572,414
                                                 ===========================

NOTE I - DEPOSITS

        Deposit customers are primarily greater Des Moines area individuals and businesses. Deposits with balances in excess of $100,000 totaled $14,247,763 and $9,519,988 at June 30, 2003 and 2002, respectively.
        Non-interest bearing deposit accounts totaled approximately $2,169,000 and $1,920,000 at June 30, 2003 and 2002, respectively.

        Deposit accounts held by members of the board of directors and executive officers totaled $355,000 and $534,000 at June 30, 2003 and 2002, respectively.

        Following is a summary of savings deposits as of June 30, 2003 and 2002 and interest expense relating to those deposits for the years then ended:

                                                             2003                            2002
                                                 -----------------------------------------------------------
                                                 Outstanding       Interest      Outstanding      Interest
                                                    Balance         Expense        Balance        Expense
                                                 -----------------------------------------------------------
          Demand deposits                        $  3,574,219    $      9,393    $  3,606,185   $     21,039
          Savings and money market deposits        19,008,269         312,326      16,115,810        301,320
          Certificates of deposits                 50,390,982       2,311,858      47,179,152      2,743,029
                                                 -----------------------------------------------------------
                                                 $ 72,973,470       2,633,577    $ 66,901,147      3,065,388
                                                 ============                    ============
          Less penalties for early withdrawals                         (7,228)                        (5,505)
                                                                 ------------                   ------------
                                                                 $  2,626,349                   $  3,059,883
                                                                 ============                   ============

        The scheduled maturities of certificates of deposit as of June 30, 2003 are as follows:

            Fiscal-year ending June 30:
               2004                       $ 21,679,930
               2005                          8,025,360
               2006                          8,713,443
               2007                          6,053,155
               2008                          5,919,094
                                          ------------
                                          $ 50,390,982
                                          ============

NOTE J - ADVANCES FROM FEDERAL HOME LOAN BANK

        Advances from the Federal Home Loan Bank of Des Moines, which are secured by a blanket pledge agreement, including all stock in the FHLB and qualifying first mortgage loans, consisted of the following fixed rate advances, which are subject to prepayment penalties, at June 30, 2003:

                  Maturity Date        Interest Rate       Amount
            -------------------------------------------------------
            June 30, 2008 /(1)/                 5.52%   $ 3,000,000
            September 11, 2008 /(1)/            4.99%     6,000,000
                                                        -----------
                                                        $ 9,000,000
                                                        ===========
            (1) Callable in fiscal year 2004

        The weighted average interest rate for all advances was 5.17% and 5.51% at June 30, 2003 and 2002, respectively.

NOTE K - INCOME TAXES

        Prior to the year ended June 30, 1997, the savings and loan subsidiary was allowed a special bad debt deduction based on a percentage of taxable income (8%), or on specified experience formulas, subject to certain limitations based on aggregate loan balances at the end of the year. The special bad debt deduction has been repealed for thrift institutions. Legislation also requires thrifts to recapture, over a six-year period, bad debt reserves added since January 1, 1988 (approximately $61,000 remains to be recaptured). Recapture of pre-1988 reserves (approximately $1,278,000) is required only under limited circumstances, such as if a thrift pays dividends in excess of its earnings and profits or liquidates. The recapture is not expected to have a material effect on results of operations as the Company has provided a deferred tax liability for special bad debt deductions since January 1, 1988. The Company, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $477,000 relating to pre-1988 bad debt reserves.

        Taxes on income consist of:

                                                               Year Ended June 30,
                  -------------------------------------------------------------------------------------------------------------
                                  2003                                  2002                                 2001
                  -------------------------------------------------------------------------------------------------------------
                    Federal       State        Total       Federal      State        Total      Federal      State       Total
                  -------------------------------------------------------------------------------------------------------------
        Current   $ (169,644)  $    5,550   $ (164,094)  $  409,828   $  75,175   $  485,003   $ 338,357   $ 62,065   $ 400,422
        Deferred    (161,067)     (15,745)    (176,812)    (249,813)    (45,883)    (295,696)    (37,148)    (6,814)    (43,962)
                  -------------------------------------------------------------------------------------------------------------
        Total     $ (330,711)  $  (10,195)  $ (340,906)  $  160,015   $  29,292   $  189,307   $ 301,209   $ 55,251   $ 356,460
                  =============================================================================================================

        Taxes on income differ from the "expected" amounts computed by applying the federal income tax rate of 34% to income before taxes for the following reasons:

                                                        Year Ended June 30,
                                                 ----------------------------------
                                                    2003        2002        2001
                                                 ----------------------------------
            Computed "expected" taxes on income  $ (129,000) $  245,000  $  348,000
            State taxes, net of federal benefit       4,000      34,000      37,500
            Settlement of tax contingencies        (157,000)          -           -
            Low income housing tax credits          (59,000)    (59,000)    (59,000)
            Other adjustments                            94     (30,693)     29,960
                                                 ----------------------------------
               Provision for income taxes        $ (340,906) $  189,307  $  356,460
                                                 ==================================

        Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax (asset) liability at June 30, 2003 and 2002 were as follows:

                                                                        June 30,
                                                                -----------------------
                                                                   2003         2002
                                                                -----------------------
          Federal Home Loan Bank stock (income tax payable
           when shares received as stock dividends are sold)    $   64,000   $   64,000
          Real estate and equipment (depreciation method
           carrying value differences)                              63,000       62,000
          Loan fees deferred for financial reporting purposes       (9,000)     (18,000)
          Allowance for loan losses                               (469,000)    (302,000)
          Deferred intallment sale gains                            26,000       32,000
          Unrealized gains on investment securities                 29,000       22,000
          Other                                                    (18,926)      (2,046)
                                                                -----------------------
             Net deferred income tax (asset) liability          $ (314,926)  $ (142,046)
                                                                =======================

        No valuation allowance was recorded against deferred tax assets at June 30, 2003 or 2002.

NOTE L - EMPLOYEE BENEFITS

        EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) - The Company has established an ESOP for eligible employees. Employees with at least 1,000 hours of annual service with the Company and who have attained an age of 21 are eligible to participate. The ESOP borrowed $687,700 from the Company to purchase up to 8% of the common stock or 137,540 shares. Collateral for the loan is the common stock purchased by the ESOP. The loan is repaid principally from the Bank's discretionary contributions to the ESOP over a period of ten years (through December 31, 2003). The interest rate for the loan is 7%. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Expense of $123,129, $119,654, and $124,470 was recorded relative to the ESOP for the years ended June 30, 2003, 2002, and 2001, respectively.

        Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after five years of credited service. Credit for vesting purposes is given for years of service prior to the effective date of the ESOP (July 1, 1993). Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, normal retirement, or disability will not receive any benefit under the ESOP. Forfeitures are reallocated among remaining participating employees, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment. If the Company's stock is not traded on an established market at the time of an ESOP participant's termination, the terminated ESOP participant has the right to require the Bank to purchase the stock at its current fair market value. Bank management believes there is an established market for the Company's stock and therefore the Bank believes there is no potential repurchase obligation at June 30, 2003 and 2002.

        As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP shares were as follows:

                                                            June 30,
                                                     ----------------------
                                                        2003         2002
                                                     ----------------------
            Allocated shares, beginning of year        112,082      100,468
            Distribution of shares                     (25,049)           -
            Shares released for allocation              10,898       11,614
                                                     ----------------------
               Total allocated shares, end of year      97,931      112,082
            Unreleased shares                            5,181       16,079
                                                     ----------------------
               Total ESOP shares                       103,112      128,161
                                                     ======================

            Fair value of unreleased shares          $  59,581    $ 160,790
                                                     ======================

        STOCK OPTION PLAN - The Company authorized options for 171,924 shares of common stock under the 1993 Stock Option and Incentive Plan (the "Plan"). Officers, directors and employees of the Company and its subsidiaries are eligible to participate in the Plan. The option exercise price must be at least 100% of the market value (as defined in the Plan) of the common stock on the date of the grant, and the option term cannot exceed 10 years. Stock options vest at a rate of 20% per year. There are unexercised outstanding stock options for 36,306 shares at June 30, 2003, which have exercise prices between $5.00 and $10.00. At June 30, 2003, the weighted average remaining contractual life is 4.0 years and the weighted average option price is $7.44 for the outstanding unexercised options.

        A summary of the status of the Company's stock option plan as of June 30, 2003, 2002 and 2001, and the changes during the years ended on those dates is presented below:

                                                                 Weighted -
                                                                  Average
                                                   Number of   Exercise Price
                                                     shares      Per Share
                                                   --------------------------
            Outstanding, June 30, 2000                61,306   $         5.00
               Granted                                21,488             9.75
               Exercised                             (23,200)            5.00
                                                   --------------------------
            Outstanding, June 30, 2001                59,594             6.71
               Granted                                     -                -
               Exercised                             (10,544)            5.00
                                                   --------------------------
            Outstanding, June 30, 2002                49,050             7.08
               Granted                                     -                -
               Exercised                             (12,744)            6.06
                                                   --------------------------
            Outstanding, June 30, 2003                36,306             7.44
                                                   ==========================

            Options exercisable                       23,414   $         6.17
                                                   ==========================

            Remaining shares available for grant      12,902
                                                   =========

        401(k) Plan - The Company implemented a 401(k) plan that covers substantially all employees meeting age and length of service requirements during fiscal 2003. Employees participating in this plan are eligible to contribute up to 15% of their annual compensation. The plan provides for discretionary contributions by the employer, which are allocated to the participants' accounts in proportion to employee contributions. No Company discretionary contributions were made to the plan during fiscal year 2003.

        EMPLOYMENT AGREEMENTS - The Company has entered into certain employment agreements with key officers. Under the terms of the agreements, the employees are entitled to additional compensation in the event of a change in control of the Company and the employees are involuntarily terminated within twelve months of the change in control. A change in control is generally triggered by the acquisition or control of 10% or more of the Company's common stock.

NOTE M - REGULATORY AND CAPITAL MATTERS

        The Bank is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible equity requirement, the core capital requirement and the risk-based capital requirement. The tangible equity requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets.

        The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4.0% of adjusted total assets. The risk-based capital requirement provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

        As of June 30, 2003 and 2002, management believes that the Bank met all capital adequacy requirements to which they are subject.

        The Bank's management believes that, under current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Bank's market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

Following is a summary of the Bank's regulatory capital as of June 30, 2003 and 2002:

                                                                                        To be "well-capitalized"
                                                                   For capital           Under prompt corrective
                                                                adequacy purposes           action provisions
                                                            -----------------------------------------------------
                                             Actual         Greater than or equal to:   Greater than or equal to:
                                      ---------------------------------------------------------------------------
                                        Capital     Ratio      Capital          Ratio      Capital          Ratio
                                      ---------------------------------------------------------------------------
        June 30, 2003:
        Tangible capital /(1)/        $ 7,199,000    7.87%  $   1,372,000        1.50%            N/A         N/A
        Core capital /(1)/            $ 7,199,000    7.87%  $   3,658,000        4.00%  $   4,573,000        5.00%
        Tier 1 (Core) Capital /(2)/   $ 7,199,000   12.24%  $   2,354,000        4.00%  $   3,530,000        6.00%
        Risk-based capital /(2)/      $ 7,849,000   13.34%  $   4,707,000        8.00%  $   5,884,000       10.00%

        June 30, 2002:
        Tangible capital /(1)/        $ 7,163,000    7.89%  $   1,362,000        1.50%            N/A         N/A
        Core capital /(1)/            $ 7,163,000    7.89%  $   3,632,000        4.00%  $   4,540,000        5.00%
        Tier 1 (Core) Capital /(2)/   $ 7,163,000   11.85%  $   2,417,000        4.00%  $   3,626,000        6.00%
        Risk-based capital /(2)/      $ 7,894,000   13.06%  $   4,835,000        8.00%  $   6,043,000       10.00%

        (1) - To adjusted total assets
        (2) - To risk-weighted assets

        The Bank established a liquidation account when it converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The liquidation account was equal to the Bank's net worth as of the date of the consolidated financial statements contained in the final prospectus used to sell the common stock at June 30, 1993. The liquidation account is maintained for the benefit of depositors with deposits as of the March 31, 1993 eligibility record date, who continue to maintain their deposits in the Bank after conversion. In the event of a complete liquidation (and only in such an event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the stockholders. Except for the repurchase of stock and payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of retained earnings.

        The Company's management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as increased interest rates or a downturn in the economy in the Banks' market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

        The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable to the Company. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year, plus the two preceding years, less capital distributions paid over the same time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of the limitation.

NOTE N - LEASES

        The Company leases office space for a branch location. The lease term expires May 31, 2007. Future minimum lease payments under the lease terms are as follows:

                              2004   $ 41,540
                              2005   $ 41,540
                              2006   $ 41,540
                              2007   $ 38,078

        The Company subleases a portion of this leased space. The sublease began on April 29, 2002 and expires in May 2007. The annual sublease rent is approximately $5,000.

NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

        The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in exchange for certain financial instruments. FASB Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments at June 30, 2003 and 2002:

        Cash and Amounts Due From Depository Institutions - The carrying amounts of cash and amounts due from depository institutions approximate their fair value.

        Investments in Certificates of Deposits - The fair values disclosed for investments in certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently available on certificates to a schedule of aggregated remaining maturities of the certificates.

        Investment Securities - Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities (Federal Home Loan Bank stock) approximate fair values.

        Loans Held for Sale - Fair values are based on quoted market prices of similar loans sold on the secondary market.

        Loans Receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

        Deposit Liabilities - The fair values disclosed for checking, money market and savings accounts equal their carrying amounts. Fair values for certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of the certificates.

        Advances from the Federal Home Loan Bank - The fair value of the Company's debt is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

        Accrued Interest - The carrying amounts of accrued interest approximates their fair value.

        Commitments to extend credit - The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and credit worthiness of the counterparties. At June 30, 2003 and 2002, the carrying amount and fair value of the commitments were not significant.

NOTE O - FAIR VALUES OF FINANCIAL INSTRUMENTS - continued

        The estimated fair values of the Company's financial instruments are as follows:

                                                           June 30, 2003                 June 30, 2002
                                                    ---------------------------------------------------------
                                                      Carrying         Fair         Carrying        Fair
                                                       Amount          Value         Amount         Value
                                                    ---------------------------------------------------------
      Financial assets
         Cash and cash equivalents                  $  4,407,338   $  4,407,338   $  3,114,682   $  3,114,682
         Investments in certificates of deposit           99,000         99,000         99,000        107,000
         Investment securities available-for-sale      1,264,495      1,264,495      1,323,918      1,323,918
         Loans held for sale                           1,870,683      1,870,683              -              -
         Loans receivable                             82,193,569     85,682,000     84,771,507     85,808,000
         Federal Home Loan Bank stock                  1,762,200      1,762,200      1,762,200      1,762,200
         Accrued interest receivable                     470,357        470,357        572,414        572,414

      Financial liabilities
         Deposits                                     72,973,470     74,728,000     66,901,147     68,316,000
         Advances from Federal Home Loan Bank          9,000,000      9,481,000     14,000,000     14,086,000
         Accrued interest payable                          1,702          1,702        174,921        174,921


NOTE P - RECENT ACCOUNTING DEVELOPMENTS

        The Financial Accounting Standards Board (FASB) has issued Statement 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123." This Statement amends Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation are effective for transitions after July 1, 2003. The Company will not make a voluntary change to the fair value based method of accounting for stock-based employee compensation. The amended disclosure requirements are currently effective and have been adopted in the consolidated financial statements for the year ended June 30, 2003.

        The FASB has issued Statement 149, "Amendment of Statement 133 on Derivative Instruments and Hedging". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Implementation of the Statement is not expected to have a material impact on the consolidated financial statements.

        The FASB has issued Statement 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. For the Company, the Statement is effective July 1, 2003 and the Company is not expected to have a material impact on the consolidated financial statements.

NOTE Q - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

        Following are condensed financial statements of the parent company, StateFed Financial Corporation:

                             Condensed Balance Sheet

                                                                 June 30,
                                                       ----------------------------
                                                           2003            2002
                                                       ------------    ------------
        Assets
        Cash and cash equivalents                      $  1,499,160    $  1,753,813
        Investment in subsidiary                          7,769,628       7,725,032
        Investment securities                               465,235         444,515
        Loans receivable                                  3,797,435       4,110,075
        ESOP note receivable - subsidiary                    34,385         103,155
        Deferred income taxes                                24,436               -
        Other assets                                        476,021         317,570
                                                       ------------    ------------
                                                       $ 14,066,300    $ 14,454,160
                                                       ============    ============
        Liabilities
        Dividends payable                              $    129,161    $    127,887
        Deferred income taxes                                     -          20,000
        Other liabilities                                    30,357         110,703
                                                       ------------    ------------
                                                            159,518         258,590
        Stockholders' equity
        Common stock                                         17,810          17,810
        Additional paid-in capital                        8,566,238       8,527,873
        Retained earnings                                10,327,496      10,880,409
        Treasury stock                                   (5,041,185)     (5,172,468)
        Less common stock acquired by employee stock
         ownership plan                                     (30,875)        (85,575)
        Accumulated other comprehensive income               67,298          27,521
                                                       ------------    ------------
                                                         13,906,782      14,195,570
                                                       ------------    ------------
                                                       $ 14,066,300    $ 14,454,160
                                                       ============    ============

                          Condensed Statement of Income

                                                               Year ended June 30,
                                                       ----------------------------------
                                                          2003         2002        2001
                                                       ----------   ---------   ---------
        Operating income - interest and dividend
         income                                        $  335,956   $ 583,151   $ 464,855
        Less:
           Loss on sale of real estate                          -     171,887           -
           Operating expenses                             397,451     301,180     536,268
                                                       ----------   ---------   ---------
        Income (loss) before undistributed income
         of subsidiary                                    (61,495)    110,084     (71,413)

        Equity in undistributed income of subsidiary      (87,828)    387,034     688,428
                                                       ----------   ---------   ---------
        Income (loss) before income tax                  (149,323)    497,118     617,015

        Provision (credit) for income tax                (110,506)    (33,697)    (46,307)
                                                       ----------   ---------   ---------
           Net income (loss)                           $  (38,817)  $ 530,815   $ 663,322
                                                       ==========   =========   =========

                        Condensed Statement of Cash Flows

                                                                             Year ended June 30,
                                                                 -------------------------------------------
                                                                     2003           2002            2001
                                                                 -----------    ------------    ------------
        Cash flows from operating activities:
           Net income                                            $   (38,817)   $    530,815    $    663,322
           Cash dividends received from subsidiary                         -               -       3,000,000
           Deferred income taxes                                     (36,635)         27,412           9,001
           Adjustments to reconcile net income to net cash
            from operating activities:
              Depreciation and amortization                                -           9,689          38,756
              Provision for loan losses                               82,700               -               -
              Loss (gain) on sale of investments                       7,087        (106,740)         95,880
              Loss on sale of real estate held for investment              -         171,811               -
              Equity in undistributed income of subsidiary            87,828        (387,034)       (688,428)
              Change in other assets                                (158,451)          6,039         (15,685)
              Change in other liabilities                            (80,346)        (12,038)         48,835
                                                                 -----------    ------------    ------------
                                                                    (136,634)        239,954       3,151,681

        Cash flows from investing activities:
           Purchase of investment securities                        (202,640)       (375,310)              -
           Proceeds from sale or maturity of investment
            securities                                               197,514         416,962          99,789
           Proceeds from sales of real estate                              -       1,042,563               -
           Changes in investment in and advances to subsidiary             -         952,371        (374,340)
           Decrease (increase) in loans receivable                   229,940         120,986          44,965
           Payment received on ESOP debt                              68,770          68,770          68,770
                                                                 -----------    ------------    ------------
                                                                     293,584       2,226,342        (160,816)

        Cash flows from financing activities:
           Treasury stock purchased                                        -         (85,200)     (3,035,632)
           Proceeds from options exercised                           101,219          52,720         116,000
           Proceeds from note payable                                      -      (1,200,000)      1,200,000
           Dividends paid                                           (512,822)       (512,005)       (565,875)
                                                                 -----------    ------------    ------------
                                                                    (411,603)     (1,744,485)     (2,285,507)
                                                                 -----------    ------------    ------------

        Net increase (decrease) in cash and cash equivalents        (254,653)        721,811         705,358

        Cash and cash equivalents, beginning of year               1,753,813       1,032,002         326,644
                                                                 -----------    ------------    ------------

           Cash and cash equivalents, end of year                $ 1,499,160    $  1,753,813    $  1,032,002
                                                                 ===========    ============    ============

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There has been no Current Report on Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting disagreements on any matter of accounting principle or financial statement disclosure.

        On August 28, 2002, September 3, 2002 and September 12, 2002, the Company disclosed on Forms 8-K a change of independent accounts to McGladrey & Pullen, LLP for the fiscal year 2003.

                                    PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Directors

        The table below sets forth certain information, as of June 30, 2003 regarding the composition of the Company's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting "FOR" the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                                 Shares of Common         Percent
                                     Position(s) Held       Director   Term to  Stock Beneficially           of
        Name          Age/(1)/        in the Company       Since/(2)/   Expire      Owned/(3)/           Class/(4)/
NOMINEES

Eugene M. McCormick         76  Director                      1979       2006               40,266/(5)/         3.1%

Sidney M. Ramey             63  Director                      1987       2006               13,044/(6)/         1.0

Andra K. Black              56  Executive Vice President      1995       2006               34,855/(7)/         2.7
                                 and Director

DIRECTORS CONTINUING
 IN OFFICE

Harry A. Winegar            75  Director                      1977       2004               28,266/(8)/         2.2

William T. Nassif           53  Director                      2000       2004               10,477/(9)/            *

Randall C. Bray             59  Chairman of the Board and     2001       2005                7,707/(10)/           *
                                 President

Kevin J. Kruse              43  Director                      1993       2005               15,504/(11)/        1.2

*       less than 1%

1.      At June 30, 2003.

2.      Includes service as a director of the Bank.

3. Amounts include shares held directly, as well as shares which are held in retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include 15,474, 2,344, 3,447 and 4,297 shares subject to options granted to Directors Black, Winegar, Nassif and Bray under the Stock Option Plan which options are exercisable within 60 days of June 30, 2003.

4. Percentage is calculated based on 1,293,958 shares of Common Stock outstanding as of September 25, 2003.

5. Includes 39,266 shares held directly and 1,000 shares held by Mr. McCormick's spouse.

6. Includes 9,004 shares held directly, 1,260 shares held by Mr. Ramey's spouse, and 2,780 shares held jointly with his spouse

7. Includes 4,292 shares held directly, 15,089 shares allocated to Ms. Black's account pursuant to the ESOP and 15,474 shares subject to options granted to Ms. Black under the Stock Option Plan.

8. Includes 25,922 shares held directly and 2,344 shares subject to options granted to Mr. Winegar under the Stock Option Plan.

9. Includes 7,000 shares held directly and 3,447 shares subject to options granted to Mr. Nassif under the Stock Option Plan.

10. Includes 2,500 shares held directly, 910 shares allocated to Mr. Bray's account pursuant to the ESOP, and 4,297 shares subject to option granted to Mr. Bray under the Stock Option Plan.

11. Includes 13,816 shares held jointly with his spouse, 1,688 shares held by Mr. Kruse's spouse.

        Set forth below is the principal occupation of each director of StateFed Financial Corporation and of each of the nominees for director. All directors and nominees have held their present positions for at least five years unless otherwise indicated.

        Eugene M. McCormick. Mr. McCormick has served on the Board since 1980. Mr. McCormick is currently retired. Until 1993, he practiced dentistry in Des Moines, Iowa.

        Sidney M. Ramey. Mr. Ramey has served on the Board since 1987. Since 1982, Mr. Ramey has been the Manager of Peoples Abstract Company, LLC, a title search company located in Des Moines, Iowa.

        Andra K. Black. In January 2002, Ms. Black resumed her duties as Executive Vice President of the Company. Prior to this appointment, Ms. Black served as Co-President from July, 2000 and prior to that as Executive Vice President. In addition to her duties as Executive Vice President, Ms. Black is responsible for the operations and savings departments, which include compliance with savings regulations and disclosures, general office administration and reporting to the Office of Thrift Supervision ("OTS") and the Internal Revenue Service ("IRS"). Ms. Black also oversees the maintenance of the general ledger and monthly reporting.

        Harry A. Winegar. Mr. Winegar has served on the Board since 1977. Mr. Winegar is currently retired. Until his retirement in 1992, Mr. Winegar was a consultant and appraiser for Carlson, McClure & McWilliams, Inc. a real estate appraisal firm located in Des Moines, Iowa.

        William T. Nassif. On July 1, 2000, Mr. William T. Nassif was appointed to the board of directors. Mr. Nassif is the staff attorney for Legal Services Corporation of Iowa. Legal Services Corporation provides legal services for elderly Iowans.

        Randall C. Bray. Mr. Bray was elected Chairman of the Board in April, 2001 and became President of the Company in January 2002. Mr. Bray is also President of Greyhawk Partners and has been involved in the financial services business for more than 30 years. He has been President and CEO of Midland Savings Bank in Des Moines and was also Chairman and Founder of The Evergreen Group, a distributor of insurance products to the banking industry.

        Kevin J. Kruse. Mr. Kruse has served on the Board since 1993. Mr. Kruse is the Senior Vice President and Corporate Counsel for Diversified Management Services, Inc. a trade association headquartered in Des Moines.

Section 16(a) Beneficial Ownership Reporting Compliance.

        Section 16(a) of the Securities Exchange Act of 1934 requires StateFed's directors and executive officers, and persons who own more than 10% of the Company's common stock to report their initial ownership of the Company's common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

                  The Company believes, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended June 30, 2003, of Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

Item 10. Executive Compensation

        The following table sets forth information regarding compensation paid by the Company and the Bank to their President and executive officers who made in excess of $100,000 for services rendered during the fiscal year ended June 30, 2003.

                           SUMMARY COMPENSATION TABLE

                                                                Long Term
                                    Annual Compensation        Compensation
                             --------------------------------  ------------
                                                                Securities
                                                                Underlying     All Other
                             Fiscal    Salary          Bonus   Options/SARs  Compensation
Name and Principal Position   Year      ($)             ($)         ($)           ($)
---------------------------  ------  ---------       --------  ------------  ------------
Randall C. Bray, President    2003   $  64,184       $    100            --  $      9,198/(1)/

                              2002      62,400            500            --         7,800

                              2001      25,200/(2)/        --        10,744         1,800

Steven J. Blazek,             2003     107,826            100            --         2,273/(1)/
Sr. Vice President
                              2002      55,385         10,000            --            --

                              2001          --             --            --            --

John Kallemyn,                2003     100,902             40            --         2,143/(1)/
Sr. Vice President
                              2002       2,308             --            --            --

                              2001          --             --            --            --

1. Includes director fees of $9,100 for Mr. Bray and company matched 401(k) contributions of $98, $2,273 and $2,143 for Messrs. Bray, Blazek and Kallemyn, respectively.
2. Includes consulting fees of $15,600 received in the fiscal year 2001 prior to executive's appointment as President.

        The following table sets forth information regarding the number and value of stock options at June 30, 2003 held by the Company's President and executive officers who made in excess of $100,000 during the fiscal year ended June 30, 2003.

                AGGREGATED OPTION/SAR GRANTS IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

                                                        Number of Unexercised            In-the Money
                                                           Options/SARs at             Options/SARs at
                                                      Fiscal Year End (#)/(1)/     Fiscal Year End (#)(2)
                      Shares Acquired      Value     --------------------------  --------------------------
        Name          on Exercise (#)  Realized ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------  ---------------  ------------  -----------  -------------  -----------  -------------
Randall C. Bray               0             0%             4,297          6,447  $     7,520  $      11,282
President

Steven J. Blazek              0             0%                 0              0            0              0
Sr. Vice President

John Kallemyn                 0             0%                 0              0            0              0
Sr. Vice President

----------
1. Represents an option to purchase Common Stock awarded to the Company's Chief Executive Officers pursuant to the terms of the incentive stock option award.
2. Represents the aggregate market value (market price of the common stock less the exercise price) of the option granted based upon the average of the bid and asked price of $11.75 per share of the common stock as reported on the NASDAQ Bulletin Board on June 30, 2003.

Employment Agreements and Salary Continuation Plan

        Employment Agreements. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. In April 2001, the Bank entered into an employment agreement with President Bray. The employment agreement provides for an initial annual base salary of $62,400, subject to annual review and adjustment by the Company's Board of Directors, and an initial term of three years. The agreement provides for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreement provides for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreement is also terminable by the employee upon 60-days' notice to the Bank.

        The employment agreement provides for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within 12 months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five-year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreement, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Sections 574.3 or 4. Such events are generally triggered prior to the acquisition or control of 10% of the Common Stock. The agreement guarantees participation in an equitable manner in employee benefits applicable to executive personnel.

        Based on current salaries, if Mr. Bray's employment had been terminated as of June 30, 2003, under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $154,448.

Director Compensation

        The Company's directors do not receive a fee for serving on the Company's Board of Directors. No fee is paid for membership on the Board's committees. All Bank directors receive a fee of $700 per board meeting. A fee of $200 is paid to non-employee directors of the Bank for committee membership. $200 was paid to certain directors for four audit committee meetings, four compensation committee meetings and one extra meeting.

Executive Compensation

        The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to such persons until it becomes actively involved in the operation or acquisition of business other than the Bank.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan as of June 30, 2003.

                                              Number of securities       Weighted-average      Number of Securities
                                           to be issued upon exercise    exercise price of   remaining available for
                                             of outstanding options    outstanding options    future issuance under
Plan Category                                 warrants and rights      warrants and rights  equity compensation plans
---------------------------------------------------------------------------------------------------------------------
Equity compensation plans approved  by
 security holders                                              36,306           $     7.44                     19,950(1)
Equity compensation plans not approved by
 security holders                                                  --                   --                         --

-----------
1. Includes 12,902 shares available for future grants under the Company's stock option plans and 7,048 shares available for future grants under the Company's recognition and retention plan.

Stock Ownership of Significant Stockholders, Directors and Executive Officers

        Stockholders of record as of the close of business on September 25, 2003, will be entitled to one vote for each share then held. As of September 25, 2003, the Company had 1,293,958 shares of Common Stock issued and outstanding. The following table sets forth as of June 30, 2003 information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Company's Common Stock, (ii) the Company's Chief Executive Officer, and (iii) all directors and executive officers as a group.

                                                                      Shares       Percent
                                                                   Beneficially      of
                             Beneficial Owner                         Owned         Class
Krause Gentle Corporation/(1)/                                          149,000        11.5%
c/o James B. Langeness
Duncan, Green, Brown, Langeness & Eckley
380 Capital Square, 400 Locust Street
Des Moines, Iowa 50309

StateFed Financial Corporation Employee Stock Ownership Plan/(2)/       103,112         8.0
13523 University Avenue
Clive, Iowa 50325

Douglas M. Kratz/(3)/                                                   126,600         9.8
Middle Road, Suite 101
Bettendorf, Iowa 52722

Randall C. Bray/(4)/                                                      7,707            *
StateFed Financial Corporation
13523 University Avenue
Clive, Iowa 50325

Directors and executive officers of the Company and the Bank
 as a group (7 persons)/(5)/                                            150,089        11.4

*       less than 1%.

1. The above information is as reported by Krause Gentle Corporation in an amended statement dated October 5, 2000 on Schedule 13-D/A filed pursuant to the Securities Exchange Act of 1934.
2. The amount reported represents shares held by the Employee Stock Ownership Plan ("ESOP"), of which 97,931 shares of Common Stock were allocated to accounts of participants. First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own all the shares held by the ESOP. Pursuant to the terms of the ESOP, participants in the ESOP have the right to direct the voting of shares allocated to participant accounts. Unallocated shares held by the ESOP are voted by the plan trustee in the manner that the plan trustee is directed to vote by the majority of the plan participants who directed the plan trustee as to the manner of voting the shares allocated to their plan accounts. If an ESOP participant fails to give timely voting instructions to the plan trustee with respect to the voting of the shares allocated to the participant's account, the plan trustee is entitled to vote such shares in its discretion.
3. The above information is as reported by Douglas M. Kratz in a statement dated November 19, 2002 on Schedule 13-D filed pursuant to the Securities Exchange Act of 1934.
4. Includes 2,500 shares held directly, 910 shares allocated pursuant to the Company's ESOP, and 4,297 shares subject to options granted to Mr. Bray under the Stock Option Plan.
5. Includes shares held directly, as well as jointly with family members, and shares held in retirement accounts in a fiduciary capacity or by certain family members, with respect to which shares the listed individuals or group members may be deemed to have sole voting and investment power. This table also includes 15,089 and 910 shares allocated to the accounts of Ms. Black and Mr. Bray, respectively pursuant to the Company's ESOP and 25,562 shares subject to options granted to directors and the executive officers under the Company's Stock Option Plan.

Item 12. Certain Relationships and Related Transactions

        The Bank has followed a policy of granting consumer loans and loans secured by the borrower's personal residence to officers, directors and employees. The loans to employees, executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers and directors must be approved by a majority of the disinterested directors and loans to other officers and employees must be approved by the Bank's Loan Committee.

        All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Loans to all directors, executive officers, employees and their associates totaled $1.9 million at June 30, 2003, which was 13.8% of the Company's stockholders' equity at that date. All of such loans were made on the same terms, including interest rates, as those of comparable transactions prevailing at the time.

                                     PART IV

Item 13. Exhibits and Reports on Form 8-K

        (a)     Exhibits and Exhibit Index

                                                                               Reference to
                                                                              Prior Filing or
                                                                              Exhibit Number
Exhibit Number   Document                                                     Attached Hereto
--------------   ----------------------------------------------------------   ---------------
     3(i)        Articles of Incorporation, including amendments thereto            *

     3(ii)       By-Laws                                                            **

     4           Instruments defining the rights of security holders,
                  including indentures                                              *

     9           Voting Trust Agreement                                            None

     10          Executive Compensation Plans and Arrangements
                 (a)         Employment contract between:
                       (i)   Andra K. Black and the Bank                            *
                       (ii)  Randall C. Bray and the Bank                           10
                 (b)         1993 Stock Option and Incentive Plan                   *
                 (c)         1993 Management Recognition and Retention Plan         *

     11          Statement Regarding Computation of Per Share Earnings             None

     13          Annual Report to Security Holders                            Not Applicable

     16          Letter Regarding Change in Certifying Accountant                  None

     18          Letter Regarding Change in Accounting Principles                  None

     21          Subsidiaries of Registrant                                         21

     22          Published Report Regarding Matters Submitted to Vote of
                  Security Holders                                                 None

     23          Consents of Experts and Counsel                                    23

     24          Power of Attorney                                             Not Required

     31          Rule 13a-14(a)/15d-14(a) Certifications                            31

     32          Section 1350 Certifications                                        32

----------
* Filed as exhibits to the Company's Form S-1 registration statement filed on September 23, 1993 (File No. 33-69314) pursuant to Section 5 of the Securities Act of 1933. All of such previously filed documents are hereby incorporated herein by reference in accordance with Item 601 of Regulation S-K.

** Filed as exhibits to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999.

        (b)     Reports on Form 8-K

        The following Reports on Form 8-K were filed with the Securities and Exchange Commission during the quarter ending June 30, 2003:

                             Regarding Event
                Date Filed    Occurring on:    Nature of Event
                ----------   ---------------   ---------------------------------

                04/30/2003        04/28/2003   Announcement of Registrant's
                                               Third Quarter Earnings

                06/09/2003        06/06/2003   Registrant Declares Cash Dividend

Item 14. Principal Accountant Fees and Services

        McGladrey & Pullen LLP, Certified Public Accountants, provided accounting services to the Company during the year ended June 30, 2003 in conjunction with the audit of the Company's annual financial statements for 2003, and fees billed for other services rendered by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc. during 2003. Financial statements for the fiscal year ended June 30, 2002 had been audited by the Company's former accounting firm, McGowen, Hurst, Clark & Smith, P.C.

Audit Fees. The aggregate fees billed to StateFed Financial Corporation by McGladrey & Pullen, LLP for the professional services rendered for the audit of StateFed's consolidated financial statements for fiscal 2003 and the reviews of the consolidated financial statements included in StateFed's Forms 10-QSB for that year were $43,400. StateFed's consolidated financial statements for fiscal 2002 and the reviews of the consolidated financial statements included in StateFed's Forms 10-QSB, billed to StateFed by McGowen, Hurst, Clark & Smith, P.C. for that year were $32,000.

Financial Information Systems Design and Implementation Fees. There were no fees for financial information systems design and implementation billed to StateFed by McGladrey & Pullen, LLP or McGowen, Hurst, Clark & Smith P.C. for fiscal years 2003 and 2002, respectively.

All Other Fees. Other than audit fees, the aggregate fees billed to StateFed by McGladrey & Pullen, LLP for fiscal 2003 were $17,100. The aggregate fees billed for fiscal 2002 to StateFed by McGowen, Hurst, Clark & Smith, P.C. were $25,105.

The Audit Committee has considered whether the services provided by McGladrey & Pullen, LLP and its associated entity RSM McGladrey, Inc., apart from the audit services described under the heading "Audit Fees" above, are compatible with maintaining the independence of McGladrey & Pullen, LLP.

Item 15. Controls and Procedures

(a) Evaluation of Disclosure Controls and Procedures

An evaluation of the StateFed's disclosure controls and procedures (as defined in Rule13a-15(e) under the Securities Exchange Act of 1934 (the "Exchange Act") as of June 30, 2003, was carried out under the supervision and with the participation of StateFed's Chief Executive Officer, Chief Financial Officer and several other members of StateFed's senior management. StateFed's Chief Executive Officer and Chief Financial Officer concluded that StateFed's disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by StateFed in the reports it files or submits under the Exchange Act is (i) accumulated and communicated to StateFed's management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. There have been no changes in our internal controls over financial reporting (as defined in Rule 13a-15(f) under the Act) that occurred during the year ended June 30, 2003, that has materially effected, or is reasonably likely to materially affect, StateFed's internal control over financial reporting.

StateFed intends to continually review and evaluate the design and effectiveness of its disclosure controls and procedures and to improve its controls and procedures over time and to correct any deficiencies that it may discover in the future. The goal is to ensure that senior management has timely access to all material financial and non-financial information concerning StateFed's business. While StateFed believes the present design of its disclosure controls and procedures is effective to achieve its goal, future events affecting its business may cause StateFed to modify its disclosure controls and procedures.

                                   SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               STATEFED FINANCIAL CORPORATION


Date: September 29, 2003                        By: /s/   Randall C. Bray
                                                    ----------------------------
                                                Randall C. Bray, President
                                                (Duly Authorized Representative)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


  /s/ Randall C. Bray                            /s/ Harry A. Winegar
----------------------------------------       ---------------------------------
RANDALL C. BRAY                                HARRY A. WINEGAR
Chairman of the Board                          Director
Officer

Date:  September 29, 2002                      Date:  September 29, 2003


  /s/ Eugene M. McCormick                        /s/ Sidney M. Ramey
----------------------------------------       ---------------------------------
EUGENE M. MCCORMICK                            SIDNEY M. RAMEY
Director                                       Director

Date:  September 29, 2003                      Date:  September 29, 2003


  /s/ Kevin J. Kruse                             /s/ William T. Nassif
----------------------------------------       ---------------------------------
KEVIN J. KRUSE                                 WILLIAM T. NASSIF
Director                                       Director

Date:  September 29, 2003                      Date:  September 29, 2003


  /s/ Andra K. Black
----------------------------------------
ANDRA K. BLACK
Director, Executive Vice President, Secretary
and Chief Financial and Accounting Officer

Date:  September 29, 2003

                                                                      Appendix E

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

--------------------------------------------------------------------------------

                                   FORM 10-QSB

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended September 30, 2003

                         Commission File Number 0-22790

                         STATEFED FINANCIAL CORPORATION
--------------------------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

              Delaware                                     42-1410788
  ---------------------------------              -------------------------------
    (State of other jurisdiction                 (I.R.S. Employer Identification
  of incorporation or organization)                         or Number)

                   13523 University Avenue, Clive, Iowa 50325
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                                 (515) 223-8484
--------------------------------------------------------------------------------
                           (Issuer's telephone number)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

         Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 126-2 of the Exchange Act) Yes [ ] No [X]

         State the number of Shares outstanding of each of the issuer's classes of common equity, as the latest date:

         As of November 3, 2003, there were 1,293,958 shares of the Registrant's common stock issued and outstanding.

                 Transitional Small Business Disclosure Format:
                                 Yes [ ] No [X]

                         STATEFED FINANCIAL CORPORATION
                                   Form 10-QSB
                                      Index

                                                                          Page
PART I. - CONSOLIDATED FINANCIAL INFORMATION                              Number

  Item 1.     Financial Statements (Unaudited)                               3
  Item 2.     Management's Discussion and Analysis of Financial
              Condition and Results of Operations                            9
  Item 3.     Controls and Procedures                                       12

PART II. - OTHER INFORMATION

 Item 1.      Legal Proceedings                                             13
 Item 2.      Changes in Securities                                         13
 Item 3.      Defaults upon Senior Securities                               13
 Item 4.      Submission of Matters to Vote of Security Holders             13
 Item 5.      Other Information                                             13
 Item 6.      Exhibits and Reports on Form 8-K                              13

SIGNATURES                                                                  14

 Exhibit 31.1                                                               15
 Exhibit 31.2                                                               16
 Exhibit 32                                                                 17

PART I. - CONSOLIDATED FINANCIAL INFORMATION

Item 1.  Financial Statements

                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      September 30, 2003 and June 30, 2003
                                   (Unaudited)

                      ASSETS
                                                                      September 30, 2003       June 30, 2003
                                                                      ------------------    ------------------
Cash and amounts due from depository institutions                     $        7,346,164    $        4,407,338
Investments in certificates of deposit                                            99,000                99,000
Investment securities available for sale                                       1,189,338             1,264,495
Loans held for sale                                                            1,437,158             1,870,683
Loans receivable, net                                                         78,916,815            82,193,569
Real estate held for sale, net                                                   540,500               540,500
Property acquired in settlement of loans                                              --                87,546
Office property and equipment, net                                             3,265,158             3,323,484
Federal Home Loan Bank stock, at cost                                            762,200             1,762,200
Accrued interest receivable                                                      424,212               470,357
Income tax refund receivable                                                      72,529                90,707
Deferred income taxes                                                            314,183               314,926
Other assets                                                                     324,911               328,610
                                                                      ------------------    ------------------
        TOTAL ASSETS                                                  $       94,692,168    $       96,753,415
                                                                      ==================    ==================


       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                                              $       71,408,843    $       72,973,470
Advances from Federal Home Loan Bank                                           9,000,000             9,000,000
Advances from borrowers for taxes and insurance                                    2,476               380,606
Accrued interest payable                                                           2,371                 1,702
Dividends payable                                                                129,396               129,161
Other liabilities                                                                300,352               361,694
                                                                      ------------------    ------------------

        TOTAL LIABILITIES                                                     80,843,438            82,846,633
                                                                      ------------------    ------------------

Stockholders' equity:
Common stock                                                                      17,810                17,810
Additional paid-in capital                                                     8,571,768             8,566,238
Unearned compensation - Employee Stock Ownership Plan                            (17,760)              (30,875)
Accumulated other comprehensive income - unrealized gains (losses)
 on investment securities available for sale, net of deferred taxes               40,901                67,298
Treasury stock                                                                (5,017,038)           (5,041,185)
Retained earnings - substantially restricted                                  10,253,049            10,327,496
                                                                      ------------------    ------------------

   TOTAL STOCKHOLDERS' EQUITY                                                 13,848,730            13,906,782
                                                                      ------------------    ------------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       94,692,168    $       96,753,415
                                                                      ==================    ==================

                         STATEFED FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATION
   For the Three Month Periods Ended September 30, 2003 and September 30, 2002
                                   (Unaudited)

                                                   -----------      -----------
                                                       2003             2002
                                                   -----------      -----------
Interest Income:
Loans                                              $ 1,445,811      $ 1,648,471
Investments & other                                     17,959           35,150
                                                   -----------      -----------
    Total interest income                            1,463,770        1,683,621

Interest Expense:
Deposits                                               558,724          675,369
Borrowings                                             118,833          197,289
                                                   -----------      -----------
    Total interest expense                             677,557          872,658

Net interest income                                    786,213          810,963
Provision for loan losses                              110,000          103,076
                                                   -----------      -----------

Net interest income after
  provision for loan losses                            676,213          707,887

Non-interest Income:
Real estate operations                                  12,898           12,755
Gains on loans held for sale                            47,244               --
Commission income                                       35,286            9,849
Other                                                   71,646           48,225
                                                   -----------      -----------
    Total non-interest income                          167,074           70,829

Non-interest Expense:
Salaries and benefits                                  375,329          373,922
Occupancy and equipment                                131,031          169,966
FDIC premiums and OTS assessments                       11,240           10,930
Data processing                                         38,091           42,630
Other                                                  212,047          200,963
                                                   -----------      -----------
    Total non-interest expense                         767,738          798,411
                                                   -----------      -----------

Income (loss) before income taxes                       75,549          (19,695)

Income tax expense (benefit)                            20,600          (23,760)
                                                   -----------      -----------
Net income                                         $    54,949      $     4,065
                                                   ===========      ===========

Basic earnings per share                           $      0.04      $        --
Diluted earnings per share                                0.04               --

Dividends declared per common share                $      0.10      $      0.10

Comprehensive income (loss)                        $    28,533      $   (25,483)
                                                   ===========      ===========

                         STATEFED FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
  For the Three Month Periods Ended September 30, 2003 and September 30, 2002
                                   (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES                                         September 30,    September 30,
                                                                                 2003             2002
                                                                             -------------    -------------
Net income                                                                    $      54,949    $       4,065

Adjustments to reconcile net income to net cash provided (used) by operating activities:

Depreciation                                                                        62,887           53,776
Amortization of ESOP                                                                31,072           26,808
Deferred loan fees                                                                   6,776            6,487
(Gain) on sales of loans                                                           (47,244)              --
Loans originated for sale                                                       (3,762,072)              --
Loans sold                                                                       4,242,860               --
Provision for losses on loans                                                      110,000          103,076
Change in:
     Accrued interest receivable                                                    46,145            8,911
     Other assets                                                                    3,699          (16,097)
     Accrued interest payable                                                          669         (173,197)
     Current and deferred income tax liability                                      30,234         (237,124)
     Other liabilities                                                             (61,342)        (132,337)
                                                                             -------------    -------------
     NET CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES                        718,633         (355,632)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale or maturity of available-for-sale investment securities         100,071               --
Purchase of available-for-sale investment securities                               (62,624)              --
Redemption of FHLB stock                                                         1,000,000               --
Net (increase) decrease in loans outstanding                                     3,159,959       (1,296,766)
Investment in real estate acquired in settlement of loans                           87,546         (207,960)
Purchase of office property and equipment                                           (4,561)         (96,878)
                                                                             -------------    -------------
     NET CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES                      4,280,391       (1,601,604)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                                             (1,564,627)       6,610,168
Net decrease in advances from borrowers for taxes and insurance                   (378,130)        (351,422)
Proceeds from stock options exercised                                               11,720               --
Dividends paid                                                                    (129,161)        (127,887)
                                                                             -------------    -------------
     NET CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES                     (2,060,198)       6,130,859
                                                                             -------------    -------------

CHANGE IN CASH AND CASH EQUIVALENTS                                              2,938,826        4,173,623

CASH AND CASH EQUIVALENTS, beginning of period                                   4,407,338        3,114,682
                                                                             -------------    -------------

CASH AND CASH EQUIVALENTS, end of period                                     $   7,346,164    $   7,288,305
                                                                             =============    =============

Supplemental Schedule of Cash Flow Information:
     Cash payments for:
          Interest                                                           $     676,888    $   1,045,855
          Income taxes                                                             (50,834)         213,364

                         STATEFED FINANCIAL CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
   For the Three Month Period Ended September 30, 2003 and September 30, 2002


1.       BASIS OF PRESENTATIONS

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, instructions for Form 10-QSB and Regulation SB and, therefore, do not include all disclosures necessary for a complete presentation of the statements of financial condition, statements of income and statements of cash flows in accordance with generally accepted accounting principles. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included. Results for any interim period are not necessarily indicative of results expected for the year. The interim consolidated financial statements include the accounts of StateFed Financial Corporation (the "Company"), its subsidiary, State Federal Savings and Loan Association (the "Bank" or "State Federal") and the Bank's subsidiary, State Service Corporation.

         These statements should be read in conjunction with the consolidated financial statements and related notes, which are incorporated by reference in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

2.       EARNINGS PER SHARE OF COMMON STOCK

         Basic earnings per share is computed based upon the weighted-average shares outstanding during the period, less shares in the ESOP that are unallocated and not committed to be released. For the three month period, weighted-average common shares outstanding totaled 1,289,027 at September 30, 2003 and 1,264,333 at September 30, 2002.

         Diluted earnings per share is computed by considering common shares outstanding and dilutive potential common shares to be issued under the Company's stock option plan. Weighted-average common shares deemed outstanding for the purpose of computing diluted earnings per share, for the three month periods ending September 30, 2003 and September 30, 2002, totaled 1,302,039 and 1,277,057, respectively.

         At September 30, 2003 there were unexercised options for 33,962 shares of common stock under the terms of the Company's 1993 Stock Option Plan. There were 15,474, 7,744 and 10,744 options with exercise prices of $5.00, $9.50 and $10.00 per share, respectively. There were 2,344 shares exercised during the three months ended September 30, 2003. Had the Company accounted for the 1993 Stock Option Plan in accordance with SFAS No. 123, the effect on net income and net income per share would not be material.

3.       REGULATORY CAPITAL REQUIREMENTS

         Pursuant to Federal law, the Bank must meet three separate minimum capital requirements. The Bank's capital ratios and balances at September 30, 2003 were as follows:

                                      Amount        %
                                     --------   --------
                                    (Dollars in thousands)

               Tangible Capital:
                  Bank's             $  7,279       8.11%
                  Requirement           1,347       1.50
                                     --------   --------
                  Excess             $  5,932       6.61%

               Core Capital:
                  Bank's             $  7,279       8.11%
                  Requirement           3,591       4.00
                                     --------   --------
                  Excess             $  3,688       4.11%

               Risk-Based Capital:
                  Bank's             $  7,929      13.85%
                  Requirement           4,579       8.00
                                     --------   --------
                  Excess             $  3,350       5.85%


The Bank is considered "well-capitalized" under federal regulations.

4.       SUBSEQUENT EVENTS

         The Company sold its former downtown Des Moines branch office on October 31, 2003. Net proceeds from the sale were $574,585, resulting in a gain of $69,461.

5.       NEW ACCOUNTING STANDARDS

         SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging". This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. Implementation of the Statement did not have a material impact on the consolidated financial statements.

         SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain freestanding financial instruments be reported as liabilities in the balance sheet. For the Company, the Statement was effective July 1, 2003 and did not have a material impact on the consolidated financial statements.

         FIN No. 46 "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51." FIN 46 establishes accounting guidance for consolidation of variable interest rate entities (VIE) that function to support the activities of the primary beneficiary. The primary beneficiary of a VIE entity is the entity that absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE. Prior to the implementation of FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003. If a VIE existed prior to February 1, 2003, FIN 46 was effective at the beginning of the first interim period beginning after June 15, 2003. However, on October 8, 2003, the Financial Accounting Standards Board (FASB) deferred the implementation date of FIN 46 until the first period ending after December 15, 2003. Implementation of this interpretation is not expected to have a material impact on the consolidated financial statements.

PART I. - ITEM 2

                         STATEFED FINANCIAL CORPORATION
           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

General

The accompanying Consolidated Financial Statements include StateFed Financial Corporation (the "Company") and its wholly owned subsidiary, State Federal Savings and Loan Association (the "Bank"). All significant inter-company transactions and balances are eliminated in consolidation. The Company's results of operations are primarily dependent on the Bank's net interest margin, which is the difference between interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities. The Bank's net income is also affected by the level of non-interest income, gains or losses on the sale of investments, gains or losses from the sale of real estate, provision for loan loss expense, and by its non-interest expenses, such as employee compensation and benefits, occupancy expenses, and other expenses.

Forward-Looking Statements

          When used in this Form 10-QSB and in future filings with the SEC, in the Company's press releases or other public or shareholder communications, as well as in oral statements made by the executive officers of the Company or its primary subsidiary, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause its actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

          The Company does not undertake--and specifically declines any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Condition

         The Company's total assets decreased $2.1 million from $96.8 million at June 30, 2003 to $94.7 million at September 30, 2003. Cash and amounts due from depository institutions increased by $2.9 million. This increase was offset by decreases in net loans receivable of $3.3 million, Federal Home Loan Bank stock of $1.0 million and loans held for sale of $433,500.

         Loans held for sale were $1.4 million for the period ended September 30, 2003, a decrease of $433,500 from $1.9 million for the period ended June 30, 2003.

         Net loans receivable decreased $3.3 million, from $82.2 million at June 30, 2003 to $78.9 million at September 30, 2003. Loan originations totaled $10.2 million for the three-month period, including $4.2 million in originations subsequently sold on the secondary market. Due to continued high refinancing activity, repayment of principal on loans totaled $9.3 million for the same period.

         Total deposits decreased by $1.6 million from $73.0 million at June 30, 2003 to $71.4 million at September 30, 2003. The decreases in certificates of deposit and savings deposits were $2.9 million and $930,000, respectively, as a result of the Company's new pricing strategy. These decreases were offset in part by increases in money market and demand deposits of $1.6 million and $593,000, respectively.

         Total stockholders' equity decreased $58,000 from $13.9 million at June 30, 2003 to $13.8 million at September 30, 2003. The decrease was primarily the result of net earnings of $55,000 and accounting for employee stock ownership plan awards and options of $42,800, which was offset by dividends declared of $129,400 and unrealized loss on investment securities of $26,400.

Comparison of Operating Results for the Three Month Periods Ended September 30, 2003 and September 30, 2002

         General. Net income increased $50,900 from $4,100 for the three months ended September 30, 2002, to $55,000 for the three months ended September 30, 2003. The increase in net income primarily resulted from an increase in non-interest income of $96,200 and a decrease in non-interest expense of $30,700. Net interest income decreased $24,800, and the provision for loan losses increased $6,900. Income tax expense was $20,600 compared to an income tax benefit of $23,800 for the prior comparable period.

         Net Interest Income. Net interest income decreased $24,800, from $811,000 for the three months ended September 30, 2002 to $786,200 for the three months ended September 30, 2003. This decrease was the result of a decrease of $219,900 in interest income, partially offset by a decrease of $195,100 in interest expense.

         Interest Income. Interest income decreased $219,900 from $1.7 million for the three months ended September 30, 2002 to $1.5 million for the three months ended September 30, 2003. This decrease was primarily the result of decreases in interest earned on the loan portfolio of $202,700 and investments and other of $17,200.

         The decrease in interest earned on loans receivable resulted from decreases in both the average rate and the average loans receivable balance. Investment and other interest income decreased primarily from decreases in the average rate paid on such balances.

         Interest Expense. Interest expense decreased $195,100 from $872,700 for the three months ended September 30, 2002 to $677,600 for the three months ended September 30, 2003. This decrease resulted primarily from decreases in interest expense on deposits of $116,600, and decreases of interest paid on borrowings of $78,500. The decrease in interest expense resulted primarily from reductions in the average rate paid and the average outstanding balance of deposit accounts, and the repayment of $5 million of Federal Home Loan Bank advances from the period ended September 30, 2002.

         Provision for Loan Losses. The provision for loan losses increased $6,900 from $103,100 for the three months ended September 30, 2002 to $110,000 for the three months ended September 30, 2003. The provision during the three months ended September 30, 2003 was based on management's analysis of the allowance for loan losses. The Company will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses based on the condition of the loan portfolio, analysis of specific loans, regulatory comments, and if economic conditions dictate. Although the Company maintains its allowance for loan losses at a level, which it considers to be adequate to provide for probable losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required for future periods.

         Non-interest Income. Non-interest income increased $96,200 from $70,800 in the three months ended September 30, 2002 to $167,000 in the three months ended September 30, 2003. The increase was due to gains on loans held for sale of $47,200, as the Company began originating and selling loans in the secondary market during the quarter ended December 31, 2002. There was an increase in commission income from the sale of non-insured deposit products of $25,400, due to increased marketing and the current low interest rate environment. Other non-interest income increased $23,400, which mainly consists of fee income.

         Non-interest Expense. Non-interest expense decreased from $798,400 in the three months ended September 30, 2002 to $767,800 in the three months ended September 30, 2003. This decrease of $30,700 was primarily the result of decreases in occupancy and equipment expense of $38,900 and data processing expense of $4,500. The decrease was partially offset by increases in other non-interest expense of $11,100 and salaries and benefits expense of $1,400. The decrease in occupancy and equipment expense was mainly due to a one-time property tax accrual adjustment that occurred during the September 2002 quarter. Data processing expense decreased due to one-time charges that occurred during the quarter ended September 30, 2002, as new products and services were added. Other non-interest expense increases were primarily related to increases in loan origination systems expense and employee education. Salaries and benefits expense increased due to the increased costs of providing employee benefits.

         Income Tax Expense. Income tax expense was $20,600 for the three months ended September 30, 2003, compared to an income tax (benefit) of ($23,800) that had resulted from the reduction in taxable income and the application of tax credits for the three months ended September 30, 2002.

         Liquidity and Capital Resources. The Office of Thrift Supervision regulations require the Bank to maintain a safe and sound level of liquid assets. Such assets may include United States Treasury, federal agency, and other investments having maturities of five years or less and are intended to provide a source of relatively liquid funds upon which the Bank may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank's regulatory liquidity at September 30, 2003 was 6.1%. The Company's primary sources of funds consist of deposits, FHLB advances, repayments of loans, interest earned on investments and funds provided by operations. Management believes that loan repayments and other sources of funds will be adequate to meet the Company's foreseeable liquidity needs.

         The Company uses its capital resources principally to meet its ongoing commitments, to fund maturing certificates of deposits and loan commitments, maintain its liquidity, and meet its foreseeable short and long term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

         Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of September 30, 2003, the Bank exceeded regulatory capital requirements.

         At September 30, 2003, the Bank's tangible equity capital was $7.3 million, or 8.11%, of tangible assets, which exceeded the 1.5% requirement by $5.9 million. In addition, at September 30, 2003, the Bank had core capital of $7.3 million, or 8.11%, of adjusted total assets, which exceeded the 4% requirement by $3.7 million. The Bank had total risk-based capital of $7.9 million at September 30, 2003, or 13.85%, of risk-weighted assets which exceeded the 8.0% risk-based capital requirements by $3.4 million. The Bank is considered "well-capitalized" under federal regulations.

PART I. - ITEM 3

CONTROLS AND PROCEDURES

(a)  Evaluation of Disclosure Controls and Procedures:

     With the participation and under the supervision of the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, and within 90 days of the filing date of this quarterly report, the Company's Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(c) and 15(d)-14(c)) and, based on their evaluation, have concluded that the disclosure controls and procedures are effective.

(b)  Changes in Internal Controls:

     There were no significant changes in the Company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective action with regard to significant deficiencies and material weaknesses.

                         STATEFED FINANCIAL CORPORATION
                           Part II - Other Information
                           ---------------------------


Item 1 - Legal Proceedings
         Not applicable.

Item 2 - Changes in Securities
         Not applicable.

Item 3 - Defaults upon Senior Securities
         Not applicable.

Item 4 - Submission of Matters to Vote of Security Holders
         Not applicable.

Item 5 - Other Information
         None

Item 6 - Exhibits and Reports on Form 8-K
         (a) Exhibits
                31.1 - ss. 13a-14(a) Certifications
                31.2 - ss. 13a-14(a) Certifications
                32 - Certification pursuant to 18 U.S.C. Section 1350, as adapted to Section 906 of the Sarbanes-Oxley Act of 2002 from the Company's Chief Executive Officer and Chief Financial Officer (attached as an exhibit and incorporated herein by reference).

         (b) The following is a description of the Form 8-K's filed during the three months ended September 30, 2003:

                1. September 9, 2003, a current report on Form 8-K was filed announcing a dividend declaration.
                2. October 3, 2003, a current report on Form 8-K was filed reflecting quarterly and annual financial information.

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          STATEFED FINANCIAL CORPORATION
                                          Registrant


Date:  November 14, 2003                  /s/ RANDALL C. BRAY
     ------------------------             --------------------------------------
                                          Randall C. Bray
                                          Chairman and President



Date:  November 14, 2003                  /s/ ANDRA K. BLACK
     ------------------------             --------------------------------------
                                          Andra K. Black
                                          Executive Vice President and CFO

                                                                 REVOCABLE PROXY

                                 REVOCABLE PROXY

                         STATEFED FINANCIAL CORPORATION

                         SPECIAL MEETING OF STOCKHOLDERS
                                  [DATE], 2004


       The undersigned hereby appoints the Board of Directors of StateFed Financial Corporation (the "Company "), with full powers of substitution, to act as proxy for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders (the "Meeting") to be held at the Company's main offices located at West Des Moines Marriott, 1250 74th Street, West Des Moines, Iowa on [Date], 2004, at __:__ _.m., local time, and at any and all adjournments and postponements thereof, as follows:

              1. Approval of the Agreement and Plan of Merger, dated November 18, 2003, by and between the Company and Liberty Bank, F.S.B., and the transactions contemplated by that agreement.

----
      FOR
----
----
      AGAINST
----
----
      ABSTAIN
----

              In its discretion, the Board of Directors, as proxy for the undersigned, is authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

       THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL LISTED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  (Continued and to be SIGNED on Reverse Side)

       This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of the Board of Directors to act as proxy for the undersigned shall be deemed terminated and of no further force and effect.

       The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting and the proxy statement for the Meeting.

                                    Dated:                                , 2004


                                    --------------------------------------------
                                    Signature of Stockholder

                                    --------------------------------------------
                                    Please sign exactly as your name(s)
                                    appear(s) to the left. When signing as
                                    attorney, executor, administrator, trustee or guardian, please give your full title.
                                    If shares are held jointly, each holder
                                    should sign.


                 PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                 PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE